     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1999.


                                                      REGISTRATION NO. 333-62231
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                NETSILICON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         MASSACHUSETTS                          3674                           04-2826579
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NO.)            IDENTIFICATION NO.)


                            411 WAVERLEY OAKS ROAD,
                                   SUITE 227
                               WALTHAM, MA 02454
                                 (781) 647-1234
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            CORNELIUS PETERSON VIII
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                NETSILICON, INC.
                       411 WAVERLEY OAKS ROAD, SUITE 227
                               WALTHAM, MA 02454
                                 (781) 647-1234
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

              W. RAYMOND FELTON, ESQ.                          N. JEFFREY KLAUDER, ESQ.
 GREENBAUM, ROWE, SMITH, RAVIN, DAVIS & HIMMEL LLP            MORGAN, LEWIS & BOCKIUS LLP
                   P.O. BOX 5600                                  1701 MARKET STREET
           WOODBRIDGE, NEW JERSEY 07095                  PHILADELPHIA, PENNSYLVANIA 19103-6993
                  (732) 549-5600                                    (215) 963-5694

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED MAXIMUM
                                              ADDITIONAL     PROPOSED MAXIMUM     AGGREGATE        AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE   OFFERING PRICE       OFFERING         REGISTRATION
              TO BE REGISTERED                REGISTERED(1)  PER SHARE(2)         PRICE(2)            FEE
Common Stock, par value $0.01 per share.....   2,300,000          $10.00          $23,000,000       $6,394.00



(1) Includes 300,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                                5,000,000 SHARES


                                    [LOGO]


                                  COMMON STOCK
                             $           PER SHARE


--------------------------------------------------------------------------------


This is an initial public offering of voting common stock of NETsilicon, Inc. We are offering 3,000,000 shares and Osicom Technologies, Inc., the sole stockholder of NETsilicon, is selling 2,000,000 shares. We will not receive any proceeds from the sale of shares by Osicom. Following the completion of this offering, Osicom will own 8,000,000 shares of non-voting common stock or 61.5% (7,500,000 shares of non-voting common stock or 56.6% if the underwriters' over-allotment option is exercised in full) of the outstanding common stock of NETsilicon.



We expect that the price to the public in the offering will be between $8.00 and $10.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.



We have applied to include the common stock on the Nasdaq National Market under the symbol 'NSIL.'


INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 7.

                                                   PER SHARE         TOTAL
                                                  -----------   ----------------
Price to Public.................................  $             $
Underwriting Discount...........................
Proceeds to NETsilicon..........................
Proceeds to Osicom..............................


NETsilicon and Osicom have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 750,000 additional shares (250,000 from NETsilicon and 500,000 from Osicom) within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



CIBC WORLD MARKETS                                    U.S. BANCORP PIPER JAFFRAY

               The date of this prospectus is             , 1999.


                   SUBJECT TO COMPLETION, DATED JULY 2, 1999

                                   [GRAPHIC]

     Graphic titled NET+Works Technology Architecture setting forth both the hardware and software components of the NET+ solution. The upper half of the graphic shows a building block starting at the base with RTOS (pSOS+ or VxWorks) and NET+ Drivers. Building upward NET+ Protocols are added first, then NET+ Services, followed by NET+ Industry Applications. The final addition at the top of the block is Customer Developed Applications Programs. The lower half of the graphic shows the hardware connections of Ethernet LAN, PHY-Physical Interface to the NET+ARM chip and the connection of the NET+ARM chip to PCI, RAM, ROM and Custom Hardware. NETsilicon, Inc.'s logo is located in the lower right hand corner of the graphic.

                                   [GRAPHIC]

     Graphic titled Bringing Internet Connectivity to a New World of Products. The graphic depicts devices, processes or activities for which embedded networking has an application. The text at the center of the graphic is as follows:

         "NET+Works'TM' Solutions. NETsilicon's NET+Works family of embedded networking solutions, when coupled with the physical interface and memory components, contains all the hardware and networking software necessary to add Ethernet or Internet connectivity to virtually any electronic product design.

          The NET+Works solution is designed to enable manufacturers to reduce the cost and improve the time to market of their end products that incorporate embedded networking capability."

     Above the text are two rows of white boxes with the following markets in which the Company has achieved a NET+Design Win: From the left, first row:
Imaging; Industrial Automation and Process Control; Internet Communications Devices; Building Controls and Security. From the left, second row: SOHO; Utility Monitoring; Test and Laboratory; Telephony. Each box details various possible applications in each of these markets. Below the text is a row of four gray boxes. The gray boxes indicate future target markets. In the center of the row, and larger than the gray boxes, is a depiction of the NETsilicon chip. The two boxes to the left of the chip are, from the left: Distribution and Inventory; Medical. The two boxes to the right of the chip are, from the left: Travel and Transportation; Retail/POS/Data Collection. These gray boxes detail possible applications in each of these areas.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Risk Factors................................................     7
The Company.................................................    21
Forward-Looking Statements..................................    21
Use of Proceeds.............................................    22
Dividend Policy.............................................    22
Capitalization..............................................    23
Dilution....................................................    24
Selected Financial Data.....................................    25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    26
Business....................................................    36
Management..................................................    49
Principal and Selling Stockholders..........................    57
Certain Relationships and Related Party Transactions........    58
Description of Capital Stock................................    59
Shares Eligible for Future Sale.............................    61
Underwriting................................................    63
Legal Matters...............................................    65
Experts.....................................................    65
Where You Can Find More Information.........................    65
Index to Financial Statements...............................   F-1


                      ------------------------------------


NETsilicon's executive office is located at 411 Waverley Oaks Road, Suite 227, Waltham, Massachusetts 02454 and its telephone number is (781) 647-1234.


Information contained on NETsilicon's website, www.netsilicon.com, does not constitute a part of this Prospectus.


Unless otherwise indicated, the information in this prospectus (i) assumes no exercise of the underwriters' over-allotment option, (ii) assumes an initial offering price of $9.00 per share, and (iii) assumes a 100,000-for-one stock split of the Company's Common Stock which occurred on June 30, 1999. Unless the context otherwise requires, NETsilicon, Inc. is referred to herein as 'NETsilicon' or the 'Company.' All references in this prospectus to common stock refer to both voting and non-voting common stock.



'NET+ARM' is a trademark of ARM Limited and is exclusively licensed to the Company. All other product names referred to herein are the property of their respective owners.



The underwriters are offering the shares subject to various conditions and may reject all or part of any order.

                               PROSPECTUS SUMMARY



This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.


                                  THE COMPANY


NETsilicon, Inc. develops and markets semiconductor devices and software solutions designed to meet the networking requirements of embedded systems. The Company's products are incorporated into the design of embedded systems to provide them with the ability to communicate over standards-based local area networks, wide-area networks and the Internet, enabling the development of new embedded systems applications. The Company believes that it offers the first comprehensive solution that, in conjunction with the physical interface and memory, encompasses all of the hardware and software necessary to network enable embedded systems. The Company's technology is designed to have broad applicability and therefore may add network functionality to many embedded systems.



The Company's products are currently contained in a broad array of imaging products, including printers, scanners, fax machines, copiers and multi-function peripherals manufactured by 22 OEMs, or original equipment manufacturers, such as Minolta Corporation, NEC Corporation, Ricoh Company, Ltd., Sharp Corporation and Xerox Corporation. The Company's products are also in various stages of being incorporated into the design of products in additional markets, such as industrial automation equipment, communication devices, data acquisition and test equipment, Internet devices and utility monitoring equipment.



An embedded system is a computer that is incorporated into a larger electronic system and responds to external events by performing specific tasks quickly, predictably, and reliably. Over the past decade, manufacturers have increasingly incorporated embedded systems into a wide variety of products to provide enhanced features and functionality. Some examples of embedded computers are office products such as fax machines, laser printers, and photocopiers; industrial automation equipment such as robots and process control equipment; building control equipment such as elevator and environmental control systems; consumer products such as camcorders and video games; medical instrumentation and imaging systems; vending machines and automated teller machines; and vehicle anti-lock brakes and navigation systems.



While increasingly powerful, these embedded systems have traditionally been unable to communicate with other devices. Manufacturers are now seeking ways to enable the networking and communication of embedded systems to further enhance their products, extend their capabilities and develop innovative applications. The Company believes that the embedded systems industry is similar to the personal computer industry, in which the initial major technological advances increased the power of individual systems, but the subsequent networking of these systems provided tremendous benefits and enabled entirely new applications, such as workgroup collaboration.



The Company's solution is designed to enable manufacturers of embedded systems to reduce the cost and improve the time to market for their products incorporating networking capability. The Company provides manufacturers of embedded systems with its NET+Works solution for networking embedded systems. The NET+Works solution incorporates semiconductor devices and a suite of software. The Company also provides software development licenses and application engineering services to OEMs to enable them to design products incorporating NET+Works technology. The Company believes its solution is comprehensive, standards-based, scalable and extensible, and provides compelling value to OEMs relative to alternative solutions or the cost and effort of developing in-house networking expertise.

Key elements of the Company's strategy include:


    expanding its existing OEM customer relationships in the imaging industry;



    identifying and penetrating additional embedded systems markets;



    developing market-specific versions of its products to reinforce its position in additional embedded systems markets it enters; and



    influencing industry standards for network connectivity in additional embedded systems markets.



From its inception in 1984, the Company has developed and marketed products enabling the connection of electronic devices to networks. The Company began development activities related to its NET+Works technology in 1996 and introduced its initial NET+Works product, the NET+ARM semiconductor device, in January 1998.



The Company was incorporated in Massachusetts in 1984.


                                  THE OFFERING


Common stock offered by the Company..........  3,000,000 shares
Common stock offered by Osicom...............  2,000,000 shares
Common stock to be outstanding after the
  offering...................................  13,000,000 shares
Use of proceeds..............................  To repay indebtedness due to Osicom, to repay a portion of its outstanding indebtedness to Coast
                                               Business Credit, to fund product development and
                                               marketing, capital expenditures and working capital,
                                               and for general corporate purposes.
Proposed Nasdaq National Market symbol.......  NSIL

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)


                                                                                                          THREE MONTHS
                                                                FISCAL YEAR ENDED JANUARY 31,            ENDED APRIL 30,
                                                             -----------------------------------       -------------------
                                                              1997          1998          1999          1998         1999
                                                             -------       -------       -------       ------       ------
                                                                                                           (Unaudited)
STATEMENT OF OPERATIONS DATA:
  Net sales...........................................       $ 7,445       $ 7,920       $13,373       $2,185       $5,814
  Operating income (loss) from continuing
    operations........................................          (942)       (1,228)       (1,581)        (280)         253
  Income (loss) from continuing operations before
    income tax benefit................................        (1,078)       (1,346)       (2,132)        (340)          15
  Income (loss) from continuing operations............          (109)         (853)       (2,132)        (340)          15
  Income (loss) from continuing operations per
    share(1):
    Basic.............................................       $ (0.02)      $ (0.09)      $ (0.21)      $(0.03)      $ 0.00
  Weighted average number of shares outstanding(1):
    Basic.............................................         7,158        10,000        10,000       10,000       10,000



                                                                             THREE MONTHS ENDED
                                            -------------------------------------------------------------------------------------
                                            JULY 31,   OCT. 31,   JAN. 31,   APR. 30,   JULY 31,   OCT. 31,   JAN. 31,   APR. 30,
                                              1997       1997       1998       1998       1998       1998       1999       1999
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                                 (Unaudited)
STATEMENT OF OPERATIONS DATA:
  Net sales...............................   $2,703     $ 890      $1,856     $2,185     $3,199    $ 3,030     $4,959     $5,814
  Operating income (loss) from continuing
    operations............................       (7)     (818)       (231)      (280)       168     (1,520)        52        253
  Income (loss) from continuing operations
    before income taxes...................      (41)     (864)       (249)      (340)        91     (1,718)      (165)        15
  Income (loss) from continuing
    operations............................       68      (833)         (8)      (340)        91     (1,718)      (165)        15



                                                                    APRIL 30, 1999
                                                              ---------------------------
                                                                                  AS
                                                                 ACTUAL      ADJUSTED(2)
                                                              ------------   ------------
                                                                      (Unaudited)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $    30        $18,950
  Working capital (deficit).................................     (3,782)        20,728
  Total assets..............................................     13,726         29,893
  Due to Osicom(3)..........................................      5,889             --
  Short-term debt...........................................      3,455          1,000
  Stockholders' equity (deficit)............................     (1,821)        22,689


---------------------------


(1) See Notes to the Company's Financial Statements for the years ended January 31, 1997, 1998 and 1999 and the three months ended April 30, 1998 and 1999 regarding computations of net income (loss) per share.





(2)The 'As Adjusted' balances reflect the sale by the Company of 3,000,000 shares of Common Stock and the receipt of approximately $24.5 million in estimated net proceeds from this offering and the application thereof as set forth in Use of Proceeds. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



(3)Reflects advances from Osicom to the Company as of April 30, 1999. The Company anticipates repayment of all outstanding amounts due to Osicom, offset by a $2.8 million receivable due from Osicom, from the Company's proceeds of the offering. See Note F to the
    Notes to the Financial Statements.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares.

HISTORY OF LOSSES AND ACCUMULATED DEFICIT


The Company has incurred net losses from continuing operations for the fiscal years ended January 31, 1997, 1998 and 1999. At April 30, 1999, the Company had an accumulated deficit of $4.4 million. There can be no assurance that the Company will achieve profitability on a quarterly or annual basis in the future. In addition, revenue growth is not necessarily indicative of future operating results and there can be no assurance that the Company will be able to sustain revenue growth. The Company continues to invest significant financial resources in product development, marketing and sales, and a failure of such expenditures to result in significant increases in revenue could have a material adverse effect on the Company's business, results of operations and financial condition. Due to the limited history and undetermined market acceptance of the Company's new products, the rapidly evolving nature of the Company's business and markets, potential changes in product standards that significantly influence many of the markets for the Company's products, the high level of competition in the industries in which the Company operates and the other factors described elsewhere in 'Risk Factors,' there can be no assurance that the Company's investment in these areas will result in increases in revenue or that any revenue growth that is achieved can be sustained. The Company's history of losses, coupled with the factors described under ' -- Potential Fluctuations in Operating Results,' make future operating results difficult to predict. The Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies. As a result, there can be no assurance that the Company will be profitable in any future period. See the Company's Financial Statements and the Notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


POTENTIAL FLUCTUATIONS IN OPERATING RESULTS


The Company's net sales and operating results have in the past and may in the future fluctuate substantially from quarter to quarter and from year to year. This may result from any one or a combination of factors, many of which are beyond the Company's control. These factors include, among others: the growth rate of markets into which the Company sells its products; market acceptance of and demand for the products of the Company and those of the Company's customers; unanticipated delays or problems in the introduction of the Company's products; the Company's ability to introduce new products in accordance with OEM design requirements and design cycles; new product announcements or product introductions by the Company and the Company's competitors; availability and cost of manufacturing sources for the Company's products; changes in the mix of sales to OEMs and sales representatives; incorrect forecasting of future revenues; the volume of orders that are received and can be filled in a quarter; the rescheduling or cancellation of orders by customers; costs associated with protecting the Company's intellectual property; changes in product mix; changes in product costs and pricing by the Company or its competitors; and changes in currency exchange rates. Any one or more of these factors could result in fluctuations in future operating results.



Because a significant portion of the Company's business has been and is expected to continue to be derived from large orders placed by a limited number of large customers, variations in the timing of such orders can cause significant fluctuations in the Company's operating results. Anticipated orders from customers may fail to materialize and delivery schedules may be deferred or canceled for a number of reasons, including changes in specific customer requirements. The Company's expenditures for research and development, sales and marketing and general and administrative functions are based in part on future revenue projections. The Company may be unable to adjust spending in a timely manner in response to any unanticipated declines in revenues, which may have a material adverse effect on the Company's business, results of operations and financial condition. The Company may be required to reduce prices in response to competitive pressure or other factors or increase spending to pursue new market opportunities. Any decline in average selling prices of a particular product which is not offset by a reduction in product costs or by sales of other products with higher gross margins would decrease the Company's overall gross profit and adversely affect the Company's business, results of operations and financial condition.



The Company's backlog at the beginning of each quarter typically is not sufficient to achieve expected sales for the quarter. To achieve its sales objectives, the Company is dependent upon obtaining orders during each quarter for shipment that quarter. Furthermore, the Company's agreements with its customers typically provide that they may change delivery schedules and non-imaging customers can cancel orders, within specified time frames, typically 30 days or more prior to the scheduled shipment date pursuant to the Company's policies, without significant penalty. The Company's customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major products or for other reasons. Decisions by such customers to reduce their inventory levels have led and could lead to reductions in purchases from the Company. These reductions, in turn, have caused and could cause fluctuations in the Company's operating results, which could have a material adverse effect on the Company's business, results of operations and financial condition in periods in which the inventory is reduced. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Backlog.'



Delays or lost sales have been and could be caused by other factors beyond the Company's control, including late deliveries by vendors of components, changes in implementation priorities or slower than anticipated growth in the market for networking solutions for embedded systems. In the three months ended
October 31, 1998, the Company experienced delays in the delivery of its product from Atmel Corporation. Such delays affected the Company's ability to fill its orders to customers, negatively impacting the Company's third quarter financial results. Operating results in the past have also been adversely affected by delays in receipt of significant purchase orders from customers. In addition, the Company has in the past experienced delays as a result of the need to modify its products to comply with unique customer specifications. In general, the timing and magnitude of the Company's revenues are highly dependent upon its achievement of design wins, the timing and success of its OEMs' development cycles, and its OEMs' product sales. Any of these factors could have a material adverse effect on the Company's business, results of operations and financial condition.



As a result of the factors listed above and other factors, investors in the Company should not rely solely upon period-to-period comparisons of its operating results as an indication of future performance. It is likely that in some future period the Company's operating results or business outlook will be below the expectations of securities analysts or investors, which would likely result in a significant reduction in the market price of the shares of common stock. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


DEPENDENCE ON OEM CUSTOMERS


The Company's financial performance and future growth is dependent upon its ability to sell its products to OEMs in various markets. Sales of its products will depend upon the purchasing decisions of OEMs, which may be based upon numerous factors, many of which are beyond the Company's control, including OEMs' decisions to increase inventory supply at the commencement of their product sales cycles and deplete such inventories prior to additional purchases, and cancellation or rescheduling delivery of the Company's products in accordance with the Company's policies for such actions. Furthermore, the Company's revenues are dependent upon the ultimate success of the end-user products of the Company's OEM customers. There can be no assurance that the Company will successfully market its products to OEMs. Even if the Company is successful in its efforts to market its products to OEMs and achieves a design win from an OEM, there can be no assurance that the Company will ever achieve revenue from the sale of products as a result of such design win. Furthermore, even if the Company does achieve revenues from such sales there can be no assurance that such revenues will be sustainable. Any decline in the financial condition of the Company's OEM customers or any failure by the Company's OEM customers to successfully sell their products to end users may have a material adverse effect on the Company's business, results of operations and financial condition. 'Business -- Products and Services' and 'Business -- OEM Product Cycle.'




DEPENDENCE ON IMAGING MARKET


The imaging market has historically accounted for substantially all of the Company's revenues. In the fiscal years ended January 31, 1997, 1998 and 1999, 100%, 100% and 95%, respectively, of the Company's revenues were generated from customers in the imaging market. In the three months ended April 30, 1999, 97% of the Company's revenues were generated from customers in the imaging market. The Company's success has been and continues to be dependent on the continued growth and success of the imaging market. Many of the Company's OEM customers face competition from larger, more established companies which may exert competitive or other pressures on the OEMs. Any decline in sales to the imaging market would have a material adverse effect on the Company's business, results of operations and financial condition.



The imaging market is characterized by declining prices of existing products. Therefore, continual improvements in manufacturing efficiencies and the introduction of new products and enhancements to existing products are required for the Company to maintain its gross margins. In response to customer demands or competitive pressures, or to pursue new product or market opportunities, the Company may take certain pricing or marketing actions, such as price reductions or volume discounts. These actions could have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Manufacturing.'



Substantially all of the Company's OEM customers in the imaging market are headquartered in Japan. The current economic conditions existing in many Asian countries, including Japan, are uncertain and may have a significant effect on the business operations of such OEM customers. Consequently, the Company's dependence on its OEM customers in the imaging market in Japan and the uncertain factors affecting Japan's economic condition could have a material adverse effect on the Company's business, operating results, cash flows and financial condition. See ' -- Risks Associated with International Operations.'





CUSTOMER CONCENTRATION



The Company's products have historically been sold into the imaging markets for products such as printers, scanners, fax machines, copiers and multi-function peripherals. This market is highly concentrated. Accordingly, the Company's sales are derived from a limited number of customers, with the top five OEM customers accounting for 73% and 52% of total revenues for the three months ended April 30, 1999, and the fiscal year ended 1999, respectively. In particular, sales to Ricoh Electronics and Dimatech Corporation each accounted for 27% and 18% of total revenues, respectively, for the three months ended April 30, 1999. Sales to Minolta Corporation and Kyocera Communication Co., Ltd. accounted for 12% and 12% of total revenues, respectively, for the fiscal year ended 1999. The Company expects that a small number of customers will continue to account for a substantial portion of its total revenues for the foreseeable future. All of the Company's sales are made on the basis of purchase orders rather than pursuant to long-term agreements, and therefore, any customer could cease purchasing the Company's products at any time without penalty. The decision of any key customer to cease using the Company's products or a material decline in the number of units purchased by a significant customer would have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Imaging Customers.'


LENGTHY SALES CYCLE


The sale of the Company's products typically involves a significant technical evaluation and commitment of capital and other resources by potential customers, as well as delays frequently associated with customers' internal procedures to deploy new technologies within their products and to test and accept new technologies. For these and other reasons, the sales cycle associated with the Company's products is typically lengthy, lasting nine months or longer, and is subject to a number of significant risks, including customers' internal acceptance reviews, that are beyond the Company's control. Because of the lengthy sales cycle and the large size of customers' orders, if orders forecasted for a specific customer for a particular quarter are not realized in that quarter, the Company's operating results for that quarter could be materially adversely affected. See 'Business -- Sales and Marketing.'



DEPENDENCE ON NEW PRODUCT DEVELOPMENT; RAPID TECHNOLOGICAL CHANGE



The semiconductor and networking industries are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions, short product life cycles and rapidly changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend on its ability to enhance its existing products, to introduce new products to meet changing customer requirements and emerging technologies, and to demonstrate the performance advantages and cost-effectiveness of its products over competing products. Any failure by the Company to modify its products to support new local area network ('LAN'), wide area network ('WAN') and Internet technologies, or alternative technologies, or any failure to achieve widespread customer acceptance of such modified products could have a material adverse effect on the Company's business, results of operations and financial condition. The Company has in the past and may in the future experience delays in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant or sustainable degree of market acceptance in existing or additional markets. Failure by the Company, for technological or other reasons, to develop and introduce new products and product enhancements in a timely and cost-effective manner would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the future introductions or announcements of products by the Company or one of its competitors embodying new technologies or changes in industry standards or customer requirements could render the Company's then-existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by the Company or one or more of its competitors will not cause customers to defer the purchase of existing Company products. Such deferment of purchases could have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Industry Background.'





RISKS RELATED TO PRODUCT TRANSITIONS



From time to time, the Company or its competitors may announce new products, capabilities or technologies that may replace or shorten the life cycles of the Company's existing products. Announcements of currently planned or other new products may cause customers to defer or stop purchasing the Company's products until the Company's or its competitors' new products become available. Furthermore, the introduction of new or enhanced products requires the Company to manage the transition from older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. The Company's failure to effectively manage transitions from older products could have a material adverse effect on the Company's business, results of operations and financial condition. See ' -- Inventory Risk.'



RISKS ASSOCIATED WITH ENTERING ADDITIONAL EMBEDDED SYSTEMS MARKETS



A substantial portion of the Company's recent development efforts have been directed toward the development of new products for use in markets in which networking solutions for embedded systems have not historically been sold, such as the industrial automation equipment, data acquisition and test equipment, internet devices and security equipment markets. The market for networking solutions for embedded systems in these targeted markets is new and rapidly evolving. Each product to be used in these industries must be designed to industry-specific requirements. The Company has limited experience designing its products to meet the requirements of OEMs in these industries. Moreover, the Company's products and services have, to date, achieved limited acceptance in these industries. The Company's future success will depend, to a significant degree, upon broad acceptance of the Company's products and services within the targeted industries. Furthermore, the Company's success will also depend on the ability of its OEM customers in these industries to successfully develop and market networked embedded system capabilities to end users. There can be no assurance that (i) the additional embedded systems markets targeted by the Company for its products and services will develop; (ii) OEMs within each market targeted by the Company will choose the Company's products and services to meet their needs; (iii) the Company will successfully develop products to meet the industry-specific requirements of OEMs in its targeted markets; or (iv) OEMs in its targeted markets will gain market acceptance for their devices which incorporate the Company's products. The failure of any of these events to occur would have a material adverse effect on the Company's business, results of operations and financial condition.


COMPETITION


The markets in which the Company operates are intensely competitive and characterized by rapidly changing technology, evolving industry standards, declining average selling prices and frequent new product introductions. A number of companies offer products that compete with one or more elements of the Company's solution. The Company believes that the competitive factors affecting the market for the Company's products include product performance, price and quality; product functionality and features; the availability of products for existing and future platforms; the ease of integration with other hardware and software components of the customer's products; and the quality of support services, product documentation and training. The relative importance of each of these factors depends upon the specific customer involved. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive factors faced by the Company will not have a material adverse effect on the Company's business, results of operations and financial condition.



The Company primarily competes with the internal development departments of large OEM companies that have developed their own networking solutions as well as established developers of embedded systems software and chips such as Axis Communications, Inc., Milan Technology, a division of Digi International Inc., Echelon Corporation, Emulex Corporation, H. Bollmann Manufacturers Limited
(HBM), Hitachi, Ltd., Integrated Systems, Inc., Intel Corporation, Motorola, Inc., Samsung Electronics Co., Ltd. and Wind River Systems, Inc. In addition, the Company is aware of certain companies which have recently introduced products that address the markets targeted by the Company. The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of which have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer bases than the Company. In particular, established companies in the networking or semiconductor industries may seek to expand their product offerings by designing and selling products using competitive technology that could render the Company's products obsolete or have a material adverse effect on the Company's sales. The markets in which the Company competes currently are subject to intense competition and the Company expects additional price and product competition as other established and emerging companies enter these markets and new products and technologies are introduced. Increased competition may result in further price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Competition.'

DEPENDENCE ON THIRD PARTY, SOFTWARE MANUFACTURING, ASSEMBLING AND PRODUCT TESTING RELATIONSHIPS; LIMITED SOURCE SUPPLIERS



The Company relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. The Company's material software license agreements are with Integrated Systems, Inc., which terminates only if the Company defaults under the agreement; with Novell, Inc., which is renewable annually at the option of both parties; and with Peerless Systems Corporation, which expires in 2004 subject to year-to-year renewals thereafter at the option of both parties. These third-party software licenses may not continue to be available to the Company on commercially reasonable terms, and the related software may not continue to be appropriately supported, maintained or enhanced by the licensors. The loss of licenses to use, or the inability of licensors to support, maintain, and enhance any of such software could result in increased costs, delays or reductions in product shipments until equivalent software is developed or licensed, if at all, and integrated.



The Company does not have its own semiconductor fabrication assembly or testing operations or contract manufacturing capabilities. Instead, the Company relies upon independent contractors to manufacture its components, subassemblies, systems and products. Currently, all of the Company's semiconductor devices are being manufactured, assembled and tested by Atmel Corporation in the United States and the Company expects that it will continue to rely upon Atmel to manufacture, assemble and test a significant portion of its semiconductor devices in the future. The Company experienced delays in the receipt of product from Atmel which adversely affected the Company's operating results in the three months ended October 31, 1998. In addition, the Company recently experienced a delay in the introduction of one of its products due to a problem with Atmel's design tools. While the Company is in the process of qualifying other suppliers, any qualification and pre-production periods could be lengthy and may cause delays in providing products to customers in the event that the sole source supplier of the semiconductor devices fails to meet the Company's requirements. For example, Atmel uses its manufacturing facilities for its own products as well as those it manufactures on a contract basis. There is no assurance that Atmel will have adequate capacity to meet the needs of its contract manufacturing customers. In addition, semiconductor manufacturers generally experience periodic constraints on their manufacturing capacity. The Company also relies upon limited-source suppliers for a number of other components used in the Company's products. There can be no assurance that these independent contractors and suppliers will be able to meet the Company's future requirements for manufactured products, components and subassemblies in a timely fashion. The Company generally purchases limited-source components pursuant to purchase orders and has no guaranteed supply arrangements with these suppliers. In addition, the availability of many of these components to the Company is dependent in part on the Company's ability to provide its suppliers with accurate forecasts of its future requirements. Any extended interruption in the supply of any of the key components currently obtained from limited sources would disrupt the Company's operations and have a material adverse effect on its business, results of operations and financial condition. See
'Business -- Manufacturing.'


CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY


The Company's semiconductor devices provide networking capabilities for embedded systems. The semiconductor industry is highly cylical and subject to rapid technological change and has been subject to significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production overcapacity. The semiconductor industry also periodically experiences increased demand and production capacity constraints. As a result, the Company may experience substantial period-to-period fluctuations in future operating results due to general semiconductor industry conditions, overall economic conditions or other factors. See 'Management's Discussion of Financial Condition and Results of Operations.'

BENEFITS OF OFFERING TO OSICOM


The offering will provide significant benefits to Osicom, which is currently the sole stockholder of the Company, including (i) receipt of approximately $16.3 million from the sale of its shares in the offering; (ii) the creation of a public market for the Company's Common Stock; and (iii) the repayment of the Company's indebtedness to Osicom of approximately $3.1 million representing the outstanding balance as of April 30, 1999 of $5.9 million offset by a $2.8 million receivable due from Osicom to the Company. In September 1996, Osicom acquired the Company by purchasing all of the Common Stock for $5.0 million. As a result of this offering, Osicom will generally have greater liquidity with respect to its investment in the Company's common stock. In addition, upon consummation of the offering, Osicom may be relieved of its obligation as guarantor of the Company's line of credit. Osicom will own 8,000,000 shares of the Company's non-voting common stock after the completion of this offering. The non-voting common stock converts to voting common stock upon sale to non-affiliates of Osicom. Based upon the initial public offering price of $9.00 per share, such shares owned by Osicom will have an aggregate market value of approximately $72 million. See 'Use of Proceeds,' 'Principal and Selling Stockholders' and 'Certain Relationships and Related Party Transactions.'


CONTRACTUAL RELATIONSHIPS WITH OSICOM


The Company is a party to agreements with Osicom, including (i) a five year supply agreement pursuant to which Osicom purchases the NET+ARM semiconductor device, at variable prices, structured to maintain a fixed gross margin and Osicom through its subsidiary, Uni-Precision Industrial, Ltd., provides manufacturing services to the Company at the request of the Company; (ii) a sublease pursuant to which Osicom subleases office space at the Company's facility in Waltham, Massachusetts through August 1999; and (iii) an intercompany agreement between the Company and Osicom dated May 1, 1998, as amended (the 'Intercompany Agreement') pursuant to which the Company transferred its stand-alone print server product business and associated assets (the 'Stand-Alone Print Server Line') to Osicom, and Osicom has the right to manufacture and sell stand-alone products and services to distributors. The Intercompany Agreement also states that the Company will provide certain manufacturing and engineering services to Osicom in connection with such business. In accordance with the Intercompany Agreement, on May 1, 1999, Osicom assumed responsibility for all such manufacturing. Additionally, the Intercompany Agreement provides that the Company will share certain intellectual property rights with Osicom. Osicom's rights in such intellectual property are limited to use in certain products manufactured by Osicom related to the Stand-Alone Print Server Line and cannot be transferred, resold, licensed or assigned by Osicom. After the completion of this offering, Osicom will own 61.5% of the Company's outstanding Common Stock in the form of non-voting common stock, assuming no exercise of the over-allotment option. The non-voting common stock converts into voting common stock upon sale to non-affiliates of Osicom. See 'Certain Relationships and Related Party Transactions.'


DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY


The Company's ability to compete is dependent in part on its proprietary rights and technology. The Company has no patents and relies primarily on a combination of copyright, trademark laws, trade secrets, confidentiality procedures and contract provisions to protect its proprietary rights. The Company generally enters into confidentiality agreements with its employees, and sometimes with its customers and potential customers and limits access to the distribution of its software, hardware designs, documentation and other proprietary information. In addition, pursuant to the Intercompany Agreement with Osicom, the Company granted Osicom co-ownership rights to certain of its existing intellectual property in connection with the Company's transfer of its Stand-Alone Print Server Line to Osicom. Osicom's rights to such intellectual property are limited to use in products manufactured by Osicom related to the Stand-Alone Print Server Line. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent the misappropriation of its technology. While the Company has filed one patent application and plans to file various additional applications, such applications may be denied. Any patents, once issued, may be circumvented by competitors of the Company. Furthermore, there can be no assurance that others will not develop technologies that are superior to the Company's. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology. Failure of the Company to adequately protect its proprietary rights could have a material adverse effect on the Company's business, results of operations and financial condition.



The Company exclusively licenses the right to use the NET+ARM trademark from ARM Limited pursuant to a royalty-free agreement expiring in 2008. The Company depends on ARM to enforce its rights to the trademark against third party infringement. There can be no assurance that ARM will promptly and adequately enforce these rights which could have a material adverse effect on the Company's business, results of operations and financial condition.



The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. Although the Company has not been notified that its products infringe any third-party intellectual property rights, there can be no assurance that the Company will not receive such notification in the future. Any litigation to determine the validity of third-party infringement claims, whether or not determined in the Company's favor or settled by the Company, would at a minimum be costly and divert the efforts and attention of the Company's management and technical personnel from productive tasks, which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that any infringement claims by third parties or any claims for indemnification by customers or end users of the Company's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, results of operations or financial condition. In the event of an adverse ruling in any such matter, the Company would be required to pay substantial damages, cease the manufacture, use and sale of infringing products, discontinue the use of certain processes or be required to obtain a license under the intellectual property rights of the third party claiming infringement. There can be no assurance that a license would be available on reasonable terms or at all. Any limitations on the Company's ability to market its products, or delays and costs associated with redesigning its products or payments of license fees to third parties, or any failure by the Company to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Intellectual Property Trademarks and Proprietary Rights.'




RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS


In the fiscal year ended January 31, 1997, 1998 and 1999 international sales constituted approximately 7%, 30% and 50% of the Company's net sales, respectively, and approximately 9%, 35% and 19% of its domestic sales were to customers headquartered in Asia. For the three months ended April 30, 1999, international sales constituted approximately 40% of the Company's net sales and approximately 72% of its domestic sales were to customers headquartered in Asia. The Company believes that its future growth is dependent in part upon its ability to increase sales in international markets particularly to OEMs located in Japan, which sell its products worldwide. These sales are subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in regulatory requirements, longer accounts receivable payment cycles and potentially adverse tax consequences and export license requirements. In addition, the Company is subject to the risks inherent in conducting business internationally, including political and economic instability and unexpected changes in diplomatic and trade relationships. In particular, the economies of certain countries in the Asia-Pacific region are experiencing considerable economic instability and downturns. Because the Company's sales to date have been denominated in United States dollars, increases in the value of the United States dollar could increase the price in local currencies of the Company's products in non-US markets and make the Company's products more expensive than competitors' products denominated in local currencies. In addition, an integral part of the Company's business strategy is to form strategic alliances for the manufacture and distribution of its products with third parties, including foreign corporations. There can be no assurance that one or more of the factors described above will not have a material adverse effect on the Company's business, results of operations and financial condition.


The Company intends to expand its presence in Europe to address new markets. New issues are arising in Europe resulting from the formation of a European Economic and Monetary Union ('EMU'). One change resulting from this union requires EMU member states to irrevocably fix their respective currencies to a new currency, the euro, as of January 1, 1999, at which date the euro became a functional legal currency of these countries. During the next three years, business in the EMU member states will be conducted in both the existing national currency such as the French franc or the Deutsche mark, and the euro. As a result, companies operating or conducting business in EMU member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the euro. The Company is assessing the impact that the conversion to the euro will have on its internal systems, the sale of its products, and the European and global economies. There can be no assurance that the conversion to the euro will not have a material adverse effort on the Company's business, results of operations and financial condition. See 'Management's Discussion and Analysis of Financial Conditions and Results of Operations.'

DEPENDENCE ON KEY PERSONNEL


The Company's business and prospects depend to a significant degree upon the continuing contributions of its executive officers and its key technical personnel. The Company does not have employment contracts with any of its key personnel, with the exception of its Vice President, Industrial Automation, Embedded Markets Europe and does not maintain any key man life insurance policies. The loss of key management or technical personnel could have a material adverse effect on the Company's business, results of operations and financial condition. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining qualified personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Employees' and 'Management.'


REGULATORY COMPLIANCE AND EVOLVING INDUSTRY STANDARDS


The market for the Company's products is subject to a significant number of communications regulations and industry standards, some of which are evolving as new technologies are deployed. In the United States, the Company's products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters' Laboratories. Some of the Company's products may not comply with current industry standards, and this noncompliance must be addressed in the design of those products. Standards for networking are still evolving. As the standards evolve, the Company may be required to modify its products or develop and support new versions of its products. The failure of the Company's products to comply or delays in compliance, with the various existing and evolving industry standards could delay introduction of the Company's products, which could have a material adverse effect on the Company's business, results of operations and financial condition.


RISKS OF PRODUCT DEFECTS; PRODUCT LIABILITY


Complex products such as those offered by the Company may contain undetected or unresolved defects when first introduced or as new versions are released. The occurrence of material errors in the future could, and the inability to correct such errors would, result in the loss of market share, the delay or loss of market acceptance of the Company's products, material warranty expense, diversion of engineering and other resources from the Company's product development efforts, the loss of credibility with the Company's customers or product recall. The use of the Company's products for applications in devices that interact directly with the general public, where the failure of the embedded system could cause property damage or personal injury, could expose the Company to significant product liability claims. Although the Company has not experienced any product liability or economic loss claims to date, the sale and support of the Company's products may entail the risk of such claims. Any of such occurrences could have a material adverse effect upon the Company's business, results of operations and financial condition. See 'Business -- Products and Services.'


MANAGEMENT OF GROWTH


The Company has limited internal infrastructure and any significant growth would place a substantial strain on the Company's financial and management personnel and information systems and controls. Such growth would require the Company to implement new and enhance existing financial and management information systems and controls and add and train personnel to operate such systems effectively. The Company's intention to continue to pursue its growth strategy through efforts to increase sales of existing products and new products can be expected to place even greater pressure on the Company's existing personnel and compound the need for increased personnel, expanded information systems, and additional financial and administrative control procedures. There can be no assurance that the Company will be able to successfully manage expanding operations. The Company's inability to manage its expanded operations effectively could have a material adverse effect on the Company's business, results of operations and financial condition.


YEAR 2000 COMPLIANCE


Many currently installed computer systems, software products and other control devices are coded to accept only two digit entries in the date code fields, and will need to accept four digit entries to distinguish dates after December 31, 1999 from prior dates. As a result, many companies' computer systems, software products and control devices may need to be upgraded or replaced in order to comply with such 'Year 2000' requirements. The Company relies on its systems, applications and control devices in operating and monitoring all major aspects of its business. The Company believes its products are Year 2000 compliant. With respect to its own systems, the Company relies on the representations of its primary software vendors that their products are Year 2000 compliant. Based in part on these representations, the Company believes its other systems, software and devices are also Year 2000 compliant. Any noncompliance of the Company's systems, software and devices could severely disrupt the Company's operations and have a material adverse affect on its business, results of operations and financial condition.



The Company also relies, directly and indirectly, on external systems of its customers, suppliers, creditors, financial organizations, utilities providers and governmental entities, both domestic and international. None of these systems are under the control of the Company. Consequently, the Company could be affected through disruptions in the operations of the enterprises with which the Company interacts. Furthermore, the purchasing frequency and volume of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to make their current systems Year 2000 compliant. Certain of the Company's customers have requested information from the Company concerning its exposure to Year 2000 problems, the steps it has taken to resolve any Year 2000 problems and what level of management attention is being focused on the issue. Similarly, the Company intends to send inquiries to certain of its suppliers requesting substantially the same information from them. The Company has received representations from certain of its suppliers, including some of its sole source suppliers, as to the Year 2000 compliance of their systems and products. The Company has not assessed the Year 2000 compliance of its customers. If the Company's customers encounter Year 2000 problems that prevent their products from functioning properly, these customers may be forced to devote significant resources to fixing these problems and may reduce or suspend the manufacture of new products to be networked during such time. As a result, the Company's sales of its products to these customers could be materially and adversely affected. In addition, if the Company's suppliers, particularly its sole-source suppliers, are unable to manufacture or deliver supplies to the Company as a result of Year 2000 problems, the Company's ability to manufacture and sell its products would be materially and adversely affected. The Company does not currently have in place any contingency plans for its operations if Year 2000 issues are not resolved in time or go undetected. The incomplete or untimely resolution of any of these issues could have a material adverse effect on the Company's business, results of operations and financial condition.


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING


The Company anticipates that its available cash resources following the offering will be sufficient to meet its presently anticipated capital requirements through the next 12 months. Nonetheless, the Company may elect to sell additional equity securities, subject to the provisions of the Underwriting Agreement, or to obtain additional credit. The Company's future capital requirements may vary materially from those now planned and will depend on many factors, including, but not limited to, the levels at which the Company maintains inventory and accounts receivable; the market acceptance of the Company's products; the levels of promotion and advertising required to launch products or enter markets and attain a competitive position in the marketplace; volume pricing concessions; the Company's business, product, capital expenditure and research and development plans and technology roadmap; capital improvements to new and existing facilities; technological advances; the response of competitors to the Company's products; and the Company's relationships with suppliers and customers. In addition, the Company may require an increase in the level of working capital to accommodate planned growth, hiring and infrastructure needs. Additional capital may be required for consummation of any acquisitions of businesses, products or technologies. To the extent that the funds generated from this offering, together with existing resources and cash generated from operations, are insufficient to fund the Company's future activities, the Company may need to raise additional funds through public or private financings or borrowings. No assurance can be given that additional financing will be available or that, if available, such financing can be obtained on terms favorable to the Company and its shareholders. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of the Company will be reduced and such equity securities may have rights, preferences or privileges senior to those holders of the Company's common stock. If adequate funds are not available to satisfy short- or long-term capital requirements, the Company may be required to limit its operations significantly. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


SHARES ELIGIBLE FOR FUTURE SALE


No prediction can be made as to the effect, if any, that future sales of common stock by the Company, or the availability of common stock for future sales, will have on the market price of common stock prevailing from time to time. Sales of a substantial number of shares of common stock in the public market could adversely affect the market price for the Company's common stock and reported earnings per share and could make it more difficult for the Company to raise funds through equity offerings in the future.



Subject to applicable federal and securities laws and the restrictions set forth below, after completion of the offering, Osicom may sell any and all of the shares of common stock beneficially owned by it or distribute any or all such shares of common stock to its stockholders. Sales or distribution by Osicom of substantial amounts of common stock in the public market or to its stockholders, or the perception that such sales or distribution could occur, could adversely affect the prevailing market prices for the common stock. Osicom has advised the Company that its current intent is to continue to hold all of the common stock beneficially owned by it following the offering. However, Osicom is not subject to any obligation to retain its interest in the Company, except that Osicom has agreed not to sell or otherwise dispose of any shares of common stock for a period of 365 days after the date of this prospectus without the prior written consent of CIBC World Markets Corp. See 'Underwriting.' As a result, there can be no assurance concerning the period of time during which Osicom will maintain its beneficial ownership of common stock owned by it following the offering. Moreover, there can be no assurance that, in any transfer by Osicom of a controlling interest in the Company, any holders of common stock will be able to participate in such transaction or will realize any premium with respect to their shares of common stock.



Certain restrictions on shares of common stock are applicable to (i) any shares of common stock purchased in this offering by affiliates of the Company, which may generally only be sold in compliance with the limitations of Rule 144 under the Act, except for the holding period requirements thereunder, (ii) 431,250 shares of common stock subject to options, which will be subject to lock-up agreements prohibiting the sale or other disposition of such shares until 180 days after the date of this prospectus without the prior written consent of CIBC World Markets Corp. and (iii) 8,000,000 shares of common stock beneficially owned by Osicom which will be subject to lock-up agreements prohibiting the sale or other disposition of such shares until 365 days after the date of this prospectus without the prior written consent of CIBC World Markets Corp. As a result, no shares other than those offered by this prospectus are available for immediate sale on the date of this prospectus, 431,250 shares of common stock subject to options and 8,000,000 shares of common stock beneficially owned by Osicom will become eligible for sale 180 days and 365 days after the date of this prospectus, respectively. See 'Shares Eligible For Future Sale.'



A total of 6,000,000 shares of Common Stock is reserved for issuance under the Stock Option Plan (as defined in 'Management -- Stock Option Plan'). It is anticipated that the Company will grant options to purchase approximately 2,950,000 shares under the Stock Option Plan after the consummation of this offering. After the completion of this offering, but not prior to 180 days after the completion of this offering, the Company intends to file a Form S-8 registration statement covering the common stock that may be issued pursuant to the exercise of options granted by the Company. As a result, shares of common stock that are so acquired or offered thereafter pursuant to the Form S-8 registration statement generally may be resold in the public market without restriction or limitation. See 'Management -- Stock Option Plan' and 'Management -- Director Stock Option Plan,' 'Shares Eligible For Future Sale' and 'Underwriting.'


BROAD DISCRETION IN APPLICATION OF PROCEEDS


The Company intends to use the net proceeds from this offering to reduce the outstanding principal balance under its line of credit and certain other indebtedness, including approximately $3.1 million of indebtedness to Osicom which is $5.9 million offset by a $2.8 million receivable due from Osicom to the Company, and approximately $2.4 million of the approximately $3.4 million outstanding balance under the Company's line of credit and for product development and marketing, capital expenditures, working capital and general corporate purposes. In addition, a portion of the net proceeds may be used to make acquisitions. The Company has not specifically allocated approximately $18.9 million of the net proceeds for any particular uses. Accordingly, the specific uses for a substantial portion of the net proceeds will be at the complete discretion of the Board of Directors of the Company and may be allocated from time to time based upon a variety of circumstances. There can be no assurance that the Company will deploy such funds in a manner that will enhance the financial condition of the Company.


ACQUISITION RISKS


In the future, the Company may pursue acquisitions of product lines, technologies or businesses. Future acquisitions by the Company may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets, each of which could materially adversely affect the Company's business, results of operations and financial condition. In addition, acquisitions present numerous risks, including inaccurate assessment of the benefits to be provided by an acquired business, the assumption of unexpected liabilities, significant transaction costs and expenses, costs and expenses involved in the integration of the operations technology and products and services of an acquired business, diversion of management's attention from other business concerns, the risks of entering markets in which the Company has limited or no prior experience and the potential loss of key employees of the acquired business. There are currently no negotiations, commitments or agreements with respect to any acquisition. In the event that an acquisition does occur, such acquisition may have a material adverse effect on the Company's business, results of operations and financial condition. See 'Use of Proceeds.'


NO PRIOR TRADING MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE


Prior to this offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined by negotiations among the Company, Osicom and the Underwriters and may not be indicative of the price that will prevail on the open market. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active public market will develop or be sustained after this offering or that the market price of the common stock will not decline below the initial public offering price. Future announcements concerning the Company or its competitors, quarterly or annual variations in operating results, announcement of technological innovations, the introduction of new products or changes in product pricing policies by the Company or its competitors, proprietary rights or product liability litigation, changes in earnings estimates by analysts, or general market conditions in the industries served by the Company's products could cause the market price of the common stock to experience significant price and volume fluctuations that have particularly affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, results of operations and financial condition.


ANTI-TAKEOVER PROVISIONS


The Company's Articles of Incorporation and By-Laws include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that shareholders might consider in their best interests. These provisions include a classified Board of Directors and the ability to issue shares of preferred stock in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company and potentially prevent the payment of a premium to stockholders in an acquisition transaction. There are no shares of preferred stock outstanding and the Company has no present plans to issue any shares of preferred stock. See 'Description of Capital Stock.'


IMMEDIATE AND SUBSTANTIAL DILUTION


The initial public offering price will be substantially higher than the book value per share of the currently outstanding common stock. Purchasers of the common stock offered hereby will suffer immediate and substantial dilution of $7.31 per share in the net tangible book value of the common stock from the initial public offering price (at an assumed initial public offering price of $9.00 per share). Moreover, the Company may at any time in the future sell additional securities or rights to purchase such securities, grant additional warrants, stock options or other forms of equity-based incentive compensation to the Company's management or employees to attract and retain such personnel or in connection with the obtaining of financing, such as debt or leasing arrangements accompanied by warrants to purchase equity securities of the Company. Any of these actions, including the exercise of stock options currently outstanding by officers, directors and employees of the Company, would have a dilutive effect upon the holders of the common stock. See 'Dilution' and 'Management -- Executive Compensation.'


NO DIVIDENDS

To date, the Company has not paid any cash dividends on its Common Stock, and does not expect to declare or pay any cash or other dividends in the foreseeable future. In addition, the Company's credit agreement contains a financial covenant that prohibits the payment of cash dividends. See 'Dividend Policy.'

                                  THE COMPANY


The Company commenced its operations in 1984 as Digital Products, Inc. and has been operated by its current management throughout its history. From its inception, the Company has developed and marketed networking solutions for embedded systems that enable the connection of electronic devices to networks. In 1994, the Company introduced the Digital Products Option ('DPO') Interface Specification and its network interface card ('NIC'), two network connectivity products used by printer controller designers and OEMs of imaging devices. DPO was designed using the same networking technology found in the Company's previous products.



In 1996, the Company began developing its NET+Works family of networking products designed to network-enable a broad array of embedded systems in a variety of markets. In September 1996, the Company was acquired by Osicom, a designer and manufacturer of carrier, enterprise and customer premise networking equipment. The Company has been a wholly-owned subsidiary of Osicom since the acquisition. Supported by Osicom's funding of working capital, the Company completed the development of its NET+Works family of products, and began shipping that family of products in March 1998.



Effective as of May 1, 1998, pursuant to the Intercompany Agreement, the Company transferred its Stand-Alone Print Server Line to Osicom. Therefore, with respect to the Company, the Stand-Alone Print Server Line is treated as a discontinued operation. However, the Company continues to provide significant manufacturing and engineering services to Osicom for the Stand-Alone Print Server Line for which Osicom pays the Company on a fixed margin basis. On May 1, 1999, Osicom assumed manufacturing responsibility for the Stand-Alone Print Server Line products which it sells. Osicom assumed responsibility for engineering support of the Stand-Alone Print Server Line on July 1, 1999. As of July 1, 1999, the Company does not provide contracted services to Osicom with respect to the Stand-Alone Print Server Line. See 'Certain Relationships and Related Party Transactions.' All references herein to the 'Company' refer to NETsilicon, Inc. and do not include the business and assets of the Stand-Alone Print Server Line unless the context otherwise requires.



                           FORWARD-LOOKING STATEMENTS



Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following: future product development plans, use of proceeds, projected capital expenditures, liquidity and business strategy. These statements may be found under 'Prospectus Summary,' 'Risk Factors,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Business.' Forward-looking statements typically are identified by use of terms such as 'may,' 'will,' 'expect,' 'anticipate,' 'estimate' and similar words, although some forward-looking statements are expressed differently. You should be aware that the Company's actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including delays in product introductions, interruptions in supply and competitive product introductions. You should also consider carefully the statements under 'Risk Factors' and other sections of this prospectus, which address additional factors that could cause the Company's actual results to differ from those set forth in the forward-looking statements.

                                USE OF PROCEEDS


The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby are estimated to be approximately $24.5 million at an assumed initial offering price of $9.00 per share, after deducting the underwriting discount and estimated offering expenses. See 'Underwriting.' The Company will not receive any of the proceeds from the sale of shares being offered by Osicom.



The Company expects to repay a portion of its indebtedness to Osicom and one of Osicom's subsidiaries in the approximate amount of $5.9 million which will be offset by a $2.8 million receivable due from Osicom. This indebtedness bears interest at the prime rate plus three percent per year (10.8% per year at April 30, 1999) and is payable upon demand by Osicom. The proceeds of the Company's borrowings from Osicom were used primarily for research and development. In addition, the Company intends to use a portion of the net proceeds from this offering to repay approximately $2.4 million of the amounts due to Coast Business Credit under its line of credit. As of April 30, 1999, the Company had $3.4 million outstanding under its line of credit. The $5.0 million line of credit, which was incurred to finance working capital borrowings by the Company, bears interest at the lender's prime rate plus 2.5% per year, not to be less than 8.0% per year (10.3% per year at April 30, 1999). The Company intends to maintain a balance of $1.0 million under its line of credit in order to meet the minimum balance requirements and avoid additional fees under the terms of its agreement with Coast Business Credit. The Company's line of credit expires February 1, 2001. The remainder of the net proceeds will be used for product development and marketing, capital expenditures, working capital, and general corporate purposes. The Company may also use a portion of the net proceeds from this offering to expand its business through acquisitions. The Company may from time to time explore prospective acquisition opportunities; however, the Company does not currently have any acquisition commitments. Other than the repayment of outstanding indebtedness, the Company has not made any determination regarding the amounts or timing of the use of any proceeds from this offering. See 'Risk Factors -- Broad Discretion in Application of Proceeds; Acquisition Risks.' The amounts and the timing of any such use may vary significantly depending upon a number of factors, including the Company's revenue growth, asset growth, cash flows and acquisition activities. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities. The Company currently anticipates that the net proceeds to be received by the Company from this offering, together with amounts available under its existing line of credit, cash generated from operations and existing cash balances will be sufficient to satisfy its operating cash needs for at least 12 months following the consummation of this offering. See 'Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources.'


                                DIVIDEND POLICY

To date, the Company has not paid or declared any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying or declaring any cash or other dividends in the foreseeable future. The payment of future dividends, if any, will depend among other things, on the Company's results of operations, cash flows and financial condition and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant. In addition, the Company's credit agreement with Coast Business Credit contains a financial covenant that prohibits the payment of any dividends without their consent.

                                 CAPITALIZATION


The following table sets forth the capitalization of the Company as of April 30, 1999, (i) on an actual basis, and (ii) as adjusted to reflect the sale of 3,000,000 shares of Common Stock offered by the Company hereby and the application of approximately $24.5 million in estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements of the Company and the Notes thereto and other financial information included elsewhere in this Prospectus.



                                                                   APRIL 30, 1999
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(1)
                                                              -------   --------------
                                                               (Dollars in thousands,
                                                               except per share data)
Short-term debt.............................................  $ 3,455      $ 1,000
                                                              -------      -------
                                                              -------      -------
Due to Osicom(2)............................................  $ 5,889      $    --
Stockholders' equity (deficit):
  Common Stock, par value $0.01 per share; 35,000,000 shares authorized and 10,000,000 shares issued and outstanding
     actual; 13,000,000 issued and outstanding as
     adjusted(3)............................................      100          130
  Preferred Stock, par value $0.01 per share; 5,000,000
     shares authorized and no shares issued actual and as
     adjusted...............................................       --           --
  Additional paid-in capital................................    2,463       26,943
  Accumulated deficit.......................................   (4,384)      (4,384)
                                                              -------      -------
     Total stockholders' equity (deficit)...................   (1,821)      22,689
                                                              -------      -------
          Total capitalization..............................  $ 4,068      $22,689
                                                              -------      -------
                                                              -------      -------


---------------------------


(1) Adjusted to give effect to the sale by the Company of 3,000,000 shares of common stock and the application of approximately $24.5 million in net proceeds from this offering, after deducting the underwriting discount with respect to such shares and estimated offering expenses.



(2) Reflects advances from Osicom to the Company as of April 30, 1999. The Company anticipates repayment of all outstanding amounts due to Osicom from the proceeds of this offering, offset by a $2.8 million receivable due from Osicom. See Note F to the Notes to the Financial Statements.



(3) Of the 13,000,000 issued and outstanding shares of common stock as adjusted, 5,000,000 shares are voting common stock and 8,000,000 shares are non-voting common stock.

                                    DILUTION


The net tangible book value of the Company as of April 30, 1999, was a deficit of $3.1 million, or $0.31 per share of common stock. Net tangible book value per share of Common Stock represents the amount of the Company's tangible assets less its total liabilities, divided by the total number of shares of common stock outstanding. Assuming the sale by the Company of 3,000,000 shares of common stock offered hereby and application of the estimated net proceeds therefrom, the pro forma adjusted net tangible book value of the Company as of April 30, 1999 would have been approximately $22.0 million, or $1.69 per share. This represents an immediate increase in such net tangible book value of $2.00 per share to existing stockholders and an immediate dilution of $7.31 per share to new investors. The following table illustrates this per share dilution in net tangible book value:



Assumed initial public offering price per share....................   $9.00
  Net tangible book value per share as of April 30, 1999....  $(.31)
  Increase per share attributable to new investors(1).......   2.00
                                                              -----
  Pro forma net tangible book value per share as of April 30,
1999...............................................................    1.69
                                                                      -----
Dilution per share to new investors................................   $7.31
                                                                      -----
                                                                      -----


---------------------------


(1) Reflects the sale by the Company of 3,000,000 shares of common stock and the receipt of approximately $24.5 million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses.



                            ------------------------
The following table summarizes, on an adjusted basis as of April 30, 1999, the difference between the total number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors (at an assumed initial public offering price of $9.00 per share and without giving effect to the underwriting discount and estimated offering expenses):



                                           SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                        -----------------------   -------------------------      PRICE
                                          NUMBER     PERCENTAGE     AMOUNT       PERCENTAGE    PER SHARE
                                        ----------   ----------   -----------    ----------    ---------
    Osicom............................  10,000,000(1)    66.7%    $ 5,000,000(2)    10.0%        $0.50
    New investors.....................   5,000,000      33.3       45,000,000       90.0          9.00
                                        ----------     -----      -----------      -----
                                        ----------     -----      -----------      -----
          Total.......................  15,000,000     100.0%     $50,000,000      100.0%
                                        ----------     -----      -----------      -----
                                        ----------     -----      -----------      -----


---------------------------


(1)Sales by Osicom in this offering will reduce the number of shares it holds to 8,000,000 shares or 61.5% (7,500,000 shares or approximately 56.6% if the underwriters' over-allotment option is exercised in full) of the total shares of Common Stock outstanding after this offering and will increase the number of shares held by new investors to 5,000,000 shares or 38.5% (5,750,000 shares or approximately 43.4% if the underwriters' over-allotment option is exercised in full) of the total shares of Common Stock outstanding after this offering. See 'Principal and Selling Stockholders.'


(2) Represents gross consideration paid by Osicom to the former stockholders of the Company in connection with the acquisition of the Company in September 1996.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)


The selected financial data set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. The statement of operations data for the fiscal years ended January 31, 1997, 1998 and 1999 and balance sheet data as of January 31, 1998 and 1999 have been derived from the financial statements of the Company which have been audited by BDO Seidman, LLP, independent accountants. The statement of operations for the fiscal year ended January 31, 1996 and the balance sheet data as of January 31, 1996 and 1997 have been derived from the audited financial statements of the Company not included herein. The statement of operations data for the fiscal year ended January 31, 1995 and the balance sheet data as of January 31, 1995 have been derived from the Company's unaudited financial statements not included herein. The statement of operations data for the three months ended April 30, 1998 and 1999 and the balance sheet data as of April 30, 1999 have been derived from the Company's unaudited financial statements included herein. The Company believes that the unaudited historical financial statements contain all adjustments needed to present fairly the information included. Those statements and the adjustments made include only normal and recurring adjustments.



                                                                                       THREE MONTHS
                                           FISCAL YEAR ENDED JANUARY 31,              ENDED APRIL 30,
                                ---------------------------------------------------   ---------------
                                   1995        1996      1997      1998      1999      1998     1999
                                -----------   -------   -------   -------   -------   ------   ------
                                (Unaudited)                                             (Unaudited)
STATEMENT OF OPERATIONS DATA:
  Net sales...................    $5,363      $ 4,598   $ 7,445   $ 7,920   $13,373   $2,185   $5,814
  Cost of sales...............     3,029        2,662     4,294     4,060     7,271    1,037    3,120
                                  ------      -------   -------   -------   -------   ------   ------
  Gross profit................     2,334        1,936     3,151     3,860     6,102    1,148    2,694
                                  ------      -------   -------   -------   -------   ------   ------
  Operating expenses:
    Selling and marketing.....     1,498          914     1,563     1,810     3,336      628    1,326
    Engineering, research and
development...................       635        1,698     1,028     1,483     2,153      448      502
    General and
administrative................       409        2,294     1,502     1,795     2,194      352      613
                                  ------      -------   -------   -------   -------   ------   ------
  Total operating expenses....     2,542        4,906     4,093     5,088     7,683    1,428    2,441
                                  ------      -------   -------   -------   -------   ------   ------
  Operating income (loss) from
continuing operations.........      (208)      (2,970)     (942)   (1,228)   (1,581)    (280)     253
  Interest expense............       (66)         (99)     (136)     (118)     (551)     (60)    (238)
                                  ------      -------   -------   -------   -------   ------   ------
  Income (loss) from
continuing operations before
income taxes..................      (274)      (3,069)   (1,078)   (1,346)   (2,132)    (340)      15
  Provision for income tax
benefit.......................       446          643       969       493        --       --       --
                                  ------      -------   -------   -------   -------   ------   ------
  Income (loss) from
continuing operations.........    $  172      $(2,426)  $  (109)  $  (853)  $(2,132)  $ (340)  $   15
                                  ------      -------   -------   -------   -------   ------   ------
                                  ------      -------   -------   -------   -------   ------   ------
  Income (loss) from
continuing operations per
share:
    Basic.....................    $ 0.02      $ (0.34)  $ (0.02)  $ (0.09)  $ (0.21)  $(0.04)  $ 0.00
    Diluted...................    $ 0.02      $ (0.34)  $ (0.02)  $ (0.09)  $ (0.21)  $(0.04)  $ 0.00
  Supplemental net income
(loss) per share(1)...........    $ 0.02      $ (0.31)  $ (0.01)  $ (0.08)  $ (0.20)  $(0.03)  $ 0.00
  Weighted average number of
shares outstanding:
    Basic.....................     7,161        7,176     7,158    10,000    10,000   10,000   10,000
    Diluted...................    10,000        7,176     7,158    10,000    10,000   10,000   10,000



                                                    JANUARY 31,
                                ---------------------------------------------------    APRIL 30,
                                   1995        1996      1997      1998      1999         1999
                                -----------   -------   -------   -------   -------    ---------
                                (Unaudited)                                           (Unaudited)
BALANCE SHEET DATA:
  Cash and cash equivalents...    $   --      $    19   $   394   $   185   $   583     $    30
  Working capital (deficit)...      (852)      (1,261)     (241)     (787)   (3,471)     (3,782)
  Total assets................     7,318        7,033     7,615     7,933    11,648      13,726
  Due to Osicom(2)............         0            0       948     1,812     5,885       5,889
  Total debt (including
short-term debt)..............     6,190        2,863     3,338     3,005     3,191       3,455
  Stockholders' equity
(deficit).....................     1,076         (458)      763       586    (1,836)     (1,821)


---------------------------

(1) Supplemental net income (loss) per share is based upon the weighted number of shares of common stock used in the calculation of net income (loss) per share increased by the sale of 668,000 shares, the proceeds of which would be necessary to reduce borrowings by $5.6 million.



(2) Reflects advances from Osicom to the Company as of April 30, 1999. The Company anticipates repayment of all outstanding amounts due to Osicom from the proceeds of the offering, offset by a $2.8 million receivable due from Osicom. See Note F to the Notes to the Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the financial statements and other financial information included in this prospectus.

OVERVIEW


The Company develops and markets semiconductor devices and software solutions designed to meet the networking requirements of embedded systems. The Company's products are incorporated into the design of embedded systems to provide them with the ability to communicate over standards-based LANs and the Internet, enabling the development of new embedded systems applications. The Company believes that it offers the first comprehensive solution that, in conjunction with the physical interface and memory, encompasses all of the required hardware and software necessary to network-enable embedded systems. The Company's technology is designed to have broad applicability and therefore may add network functionality to many embedded systems.



The Company's products are currently contained in a broad array of imaging products, including printers, scanners, fax machines, copiers and multi-function peripherals manufactured by 22 OEMs such as Minolta Corporation, NEC Corporation, Ricoh Company, Ltd., Sharp Corporation and Xerox Corporation. The Company's products are also in various stages of being incorporated into the design of products in additional embedded systems markets, such as industrial automation equipment, communication devices, data acquisition and test equipment, Internet devices and utility monitoring equipment.



From its inception in 1984, the Company has developed and marketed products to enable the connection of electronic devices incorporating embedded systems to networks. In 1994, the Company introduced the DPO Interface Specification and Network Interface Card, two network connectivity products used by printer controller designers and OEMs of imaging devices.



In 1996, the Company began developing its NET+Works family of networking semiconductor devices designed to network-enable a broad array of embedded systems in a variety of markets. In September 1996, Osicom acquired all of the Company's outstanding capital stock from its stockholders for $5.0 million. The Company has been a wholly-owned subsidiary of Osicom since the acquisition. Supported by Osicom's funding of working capital, the Company completed the development of its NET+Works family of products, and began shipping that family of products in March 1998.



Effective as of May 1, 1998, the Company transferred its Stand-Alone Print Server Line to Osicom. Therefore, the Company treats the Stand-Alone Print Server Line as a discontinued operation, and Osicom now manufactures, sells and supports the stand-alone print server and other products. However, the Company continues to provide significant manufacturing and engineering services to Osicom for the Stand-Alone Print Server Line for which Osicom pays the Company on a cost basis. On May 1, 1999, Osicom assumed responsibility for all manufacturing of the Stand-Alone Print Server Line products which it sells. On July 1, 1999 Osicom assumed responsibility for providing engineering support for the Stand-Alone Print Server Line. As of July 1, 1999, the Company does not provide contracted services to Osicom with respect to the Stand-Alone Print Server Line. See 'Certain Relationships and Related Party Transactions.' The financial data discussed below do not include the operations of the Stand-Alone Print Server Line.



The Company generates revenues from the sales of network semiconductor devices, NICs and software solutions, development tools and application engineering services to the OEMs in the embedded system markets. The Company's networking products are sold to OEMs which incorporate them into electronic devices incorporating embedded systems that are sold to end users. The Company generally recognizes product and software license revenue upon shipment to its OEM customers. Revenue recognition is not dependent upon the customers of those OEMs accepting the OEM's products into which the Company's products are incorporated. Revenue from service obligations is deferred and recognized over the lives of the contracts. The Company accrues warranty costs, sales returns, and other allowances at the time of shipment. In general, the timing and magnitude of the Company's revenues are dependent upon its achievement of design wins, the timing and success of its OEMs' development cycles and its OEMs' product sales. In addition to revenues from actual sales of the hardware products, NETsilicon also receives immaterial amounts of revenue that are earned from the sales of support services provided to OEMs during their design stage, and also from post-sale support contracts (generally for the 12 month period following date of actual shipment of product to the OEM). The sale of the Company's products typically involves a significant technical evaluation and commitment of capital and other resources by customers, as well as delays frequently associated with customers' internal procedures to deploy new technologies within their products and to accept and test new technologies. For these and other reasons, the sales cycles associated with the Company's products is typically lengthy, lasting nine months or longer.



In the fiscal years ended January 31, 1997, 1998 and 1999 international sales constituted approximately 7%, 30% and 50% of the Company's net sales, respectively, and approximately 9%, 35% and 19% of its domestic sales were to customers headquartered in Asia during the fiscal years ended January 31, 1997, 1998 and 1999, respectively. Approximately 100%, 100% and 95% of the Company's net sales in the fiscal years ended January 31, 1997, 1998, and 1999, respectively, were made to OEM customers in the imaging market, many of which are headquartered in Japan. For the three months ended April 30, 1999, international sales constituted approximately 40% of the Company's net sales and approximately 72% of its domestic sales were to customers headquartered in Asia. Approximately 97% of the Company's net sales for the three months ended
April 30, 1999, were made to OEM customers in the imaging market.


RESULTS OF OPERATIONS


The following table sets forth, for the fiscal years ended January 31, 1997, 1998 and 1999, and for the three months ended April 30, 1998 and 1999, information derived from the Company's Statement of Operations expressed as a percentage of net sales.



                                                                                          THREE MONTHS
                                                            FISCAL YEAR ENDED                ENDED
                                                               JANUARY 31,                 APRIL 30,
                                                       ---------------------------      ----------------
                                                       1997       1998       1999       1998       1999
                                                       -----      -----      -----      -----      -----
                                                                                          (Unaudited)
   Net sales.........................................  100.0%     100.0%     100.0%     100.0%     100.0%
   Cost of sales.....................................   57.7       51.3       54.4       47.5       53.7
                                                       -----      -----      -----      -----      -----
   Gross profit......................................   42.3       48.7       45.6       52.5       46.3
                                                       -----      -----      -----      -----      -----
   Operating expenses:
     Selling and marketing...........................   21.0       22.9       24.9       28.7       22.8
     Engineering, research and development...........   13.8       18.7       16.1       20.5        8.6
     General and administrative......................   20.2       22.6       16.4       16.1       10.5
                                                       -----      -----      -----      -----      -----
   Total operating expenses..........................   55.0       64.2       57.4       65.3       41.9
                                                       -----      -----      -----      -----      -----
   Operating income (loss) from continuing
     operations......................................  (12.7)     (15.5)     (11.8)     (12.8)       4.4
   Interest expense..................................   (1.8)      (1.5)      (4.1)      (2.8)      (4.1)
                                                       -----      -----      -----      -----      -----
   Income (loss) from continuing operations before
     income taxes....................................  (14.5)     (17.0)     (15.9)     (15.6)       0.3
   Provision for income taxes........................   13.0        6.2         --         --         --
                                                       -----      -----      -----      -----      -----
   Income (loss) from continuing operations..........   (1.5)%    (10.8)%    (15.9)%    (15.6)%      0.3%
                                                       -----      -----      -----      -----      -----
                                                       -----      -----      -----      -----      -----



THREE MONTHS ENDED APRIL 30, 1999 COMPARED TO THREE MONTHS ENDED APRIL 30, 1998



Net sales. Net sales increased to $5.8 million for the three months ended April 30, 1999 from $2.2 million in the three months ended April 30, 1998, representing an increase of 166.1%. The increase in net sales was due primarily to an increase in OEM customers to which the Company shipped product from 11 in the three months ended April 30, 1998 to 26 in the three months ended April 30, 1999. Net sales included maintenance and service revenue of $72,000, or 1.2% of net sales in the three months ended April 30, 1999 compared to $79,000 or 3.6% of net sales in the three months ended April 30, 1998. Backlog for the Company's products and services was approximately $8.4 million and $4.8 million at April 30, 1999 and 1998, respectively, all of which was scheduled to be shipped within 12 months.



Cost of sales; gross profit. Cost of sales consists principally of the cost of raw material components and subcontract labor assembly from outside manufacturers and suppliers. Gross profit increased to $2.7 million, or 46.3% of net sales, for the three months ended April 30, 1999 from $1.1 million, or 52.5% of net sales, in the three months ended April 30, 1998, representing an increase of 134.7%. The gross margin percentage decrease in the three months ended
April 30, 1999 was due primarily to a decline in average sales prices.



Selling and marketing expenses. Selling and marketing expenses consist mainly of employee-related expenses, commissions to sales representatives, trade shows and travel expenses. Selling and marketing expenses increased to $1.3 million, or 22.8% of net sales, for the three months ended April 30, 1999 from $628,000, or 28.7% of net sales, in the three months ended April 30, 1998, representing an increase of 111.1%. This increase was the result of expenses incurred due to increased sales volume such as a $205,000 increase in commissions. The Company also incurred expenses of $106,000 attributable to the opening of a European sales office.



Engineering, research and development expenses. Engineering, research and development expenses consist primarily of salaries and the related costs of employees engaged in research, design and development activities, net of capitalized software costs. Engineering, research and development expenses increased to $502,000, or 8.6% of net sales, for the three months ended
April 30, 1999 from $448,000, or 20.5% of net sales, in the three months ended April 30, 1998, representing an increase of 12.1%. This increase was due to the increased expenditures associated with the development of the Company's NET+Works family of products. Software development costs of $316,000 and $163,000 in the three months ended April 30, 1999 and 1998, respectively, were capitalized and are being amortized over the products' useful lives estimated at three years. Amortization expenses related to capitalized software development costs for the three months ended April 30, 1998 and 1999 were $67,000 and $79,000, respectively.



General and administrative expenses. General and administrative expenses consist mainly of salaries, employee-related expenses, legal expenses, audit fees and reserves for accounts receivable allowances. General and administrative expenses increased to $613,000, or 10.5% of net sales, for the three months ended
April 30, 1999 from $352,000, or 16.1% of net sales, in the three months ended April 30, 1998, representing an increase of 74.1%. The increase in these expenses resulted from $73,000 of expenses attributable to a newly formed MIS group as well as other expenses resulting from increased sales.



Interest expense. Interest expense is the result of the Company's borrowings against its line of credit with its lender, Coast Business Credit and the interest charged by its parent, Osicom, for borrowings made by the Company from Osicom. Interest expense increased to $238,000, or 4.1% of net sales, in the three months ended April 30, 1999, from $60,000, or 2.8% of net sales, in the three months ended April 30, 1998, representing an increase of 296.7%. During the three months ended April 30, 1999, approximately $136,000 was attributable to interest charges on advances to the Company from Osicom, compared to $20,000 in the three months ended April 30, 1998. The interest rate on the Company's debt with Osicom is the prime rate plus three percent per year.



Provision for income taxes. There was no net provision for income taxes for the three months ended April 30, 1998 because the tax benefits attributable to continuing operations were offset by the tax provision attributable to discontinued operations. The 1999 provision was offset by a net operating loss carryforward. At April 30, 1999, the Company had federal net operating losses of approximately $3.8 million, and research and development credits of $210,000 which expire at various dates through 2014 and which may be available to reduce future taxable income. The extent to which net operating loss carryforwards may be utilized in a single taxable year may be reduced in the event there has been any 'ownership change' of a taxpayer. The acquisition of the Company by Osicom in September 1996 resulted in such an ownership change. Further ownership changes in the future may reduce the extent to which any net operating losses and credits may be utilized.


FISCAL YEAR ENDED JANUARY 31, 1999 COMPARED TO FISCAL YEAR ENDED JANUARY 31,
1998


Net sales. Net sales increased to $13.4 million in the fiscal year ended January 31, 1999 from $7.9 million in the fiscal year ended January 31, 1998, representing an increase of 68.9%. The increase in net sales was due primarily to an increase in OEM customers to which the Company shipped product from seven in fiscal year 1998 to 20 in fiscal year 1999. Net sales included maintenance and service revenue of $424,000, or 3.2% of net sales in the fiscal year ended January 31, 1999 compared to $606,000 or 7.7% of net sales in the fiscal year ended January 31, 1998. Backlog for the Company's products and services was approximately $7.8 million and $1.9 million at January 31, 1999 and 1998, respectively, all of which was scheduled to be shipped within 12 months.



Cost of sales; gross profit. Gross profit increased to $6.1 million, or 45.6% of net sales, in the fiscal year ended January 31, 1999 from $3.9 million, or 48.7% of net sales, in the fiscal year ended January 31, 1998, representing an increase of 58.1%. The gross margin percentage decrease in the fiscal year ended January 31, 1999, was due primarily to costs of $224,000 resulting from the late delivery of the NET+ARM chip from Atmel, as well as slower than anticipated general raw material cost reductions of $38,000 due to cash constraints. In addition, the total impact from the decline in average sales prices resulted in a decrease in gross profit of $153,000 for the fiscal year ended January 31, 1999 from the fiscal year ended January 31, 1998.



Selling and marketing expenses. Selling and marketing expenses increased to $3.3 million, or 24.9% of net sales, in the fiscal year ended January 31, 1999 from $1.8 million, or 22.9% of net sales, in the fiscal year ended January 31, 1998, representing an increase of 84.3%. This increase was the result of
(i) additional sales commissions of $681,000 due to the increased net sales volume, (ii) increased marketing costs of $687,000 were primarily associated with the introduction and brand identification efforts related to the NET+Works family of products subsequent to its introduction in January 1998 as well as the addition of two senior marketing employees, and (iii) marketing costs of $88,000 associated with targeting additional OEM's in the imaging market.



Engineering, research and development expenses. Engineering, research and development expenses increased to $2.2 million, or 16.1% of net sales, in the fiscal year ended January 31, 1999 from $1.5 million, or 18.7% of net sales, in the fiscal year ended January 31, 1998, representing an increase of 45.2%. This increase was due primarily to the increased expenditures associated with the development of the Company's NET+Works family of products. Software development costs of $724,000 and $556,000 in the fiscal years ended January 31, 1999 and 1998, respectively, were capitalized and are being amortized over the products' useful lives estimated at three years. Amortization expenses related to capitalized software development costs were $227,300 and $277,300 in the fiscal years ended January 31, 1999 and 1998, respectively.



General and administrative expenses. General and administrative expenses increased to $2.2 million, or 16.4% of net sales, in the fiscal year ended January 31, 1999 from $1.8 million, or 22.6% of net sales, in the fiscal year ended January 31, 1998, representing an increase of 22.2%. The increase in these expenses resulted primarily from an increase of approximately $300,000 in the accounts receivable valuation reserve to reflect the higher level of gross receivables in the fiscal year ended January 31, 1999, as well as from the addition of a chief financial officer at a cost of approximately $100,000.



Interest expense. Interest expense is the result of the Company's borrowings against its line of credit with its lender, Coast Business Credit and the interest charged by its parent, Osicom, for borrowings made by the Company from Osicom. Interest expense increased to $551,000, or 4.1% of net sales, in the fiscal year ended January 31, 1999, from $118,000, or 1.5% of net sales, in the fiscal year ended January 31, 1998, representing an increase of 366.9%. During the fiscal year ended January 31, 1999, approximately $353,000 was attributable to interest charges on advances to the Company from Osicom. During the fiscal year ended January 31, 1998, Osicom did not charge any interest on advances to the Company. The interest rate on the Company's debt with Osicom is the prime rate plus three percent per year.

Provision for income taxes. There was no net provision for income taxes for the fiscal years ended January 31, 1999 and 1998 because the tax benefits attributable to continuing operations were offset by the tax provision attributable to discontinued operations. At January 31, 1999, the Company had federal net operating losses of approximately $3.8 million, and research and development credits of $210,200 which expire at various dates through 2014 and which may be available to reduce future taxable income. The extent to which net operating loss carryforwards may be utilized in a single taxable year may be reduced in the event there has been any 'ownership change' of a taxpayer. The acquisition of the Company by Osicom in September 1996 resulted in such an ownership change. Further ownership changes in the future may reduce the extent to which any net operating losses and credits may be utilized.


FISCAL YEAR ENDED JANUARY 31, 1998 COMPARED TO FISCAL YEAR ENDED JANUARY 31,
1997


Net sales. Net sales increased to $7.9 million in the fiscal year ended
January 31, 1998 from $7.4 million in the fiscal year ended January 31, 1997, representing an increase of 6.4%. An increase in sales resulted from an increase in the number of OEM customers from five to seven and moderately increased volume in units sold, representing $760,000 of sales. These factors were offset in part by declining sales prices. The decline in average sales prices resulted in a decrease in gross profit of $260,000 for the fiscal year ended January 31, 1998 from the fiscal year ended January 31, 1997. Backlog for the Company's products and services was approximately $1.9 million and $1.8 million at the fiscal years ended January 31, 1998 and 1997, respectively, all of which was scheduled to be shipped within 12 months.



Cost of sales; gross profit. Gross profit increased to $3.9 million, or 48.7% of net sales, in the fiscal year ended January 31, 1998, from $3.2 million, or 42.3% of net sales, in the fiscal year ended January 31, 1997, representing an increase of 22.5%. The gross margin increase reflected primarily reductions in the costs of raw materials.



Selling and marketing expenses. Selling and marketing expenses increased to $1.8 million, or 22.9% of net sales, in the fiscal year ended January 31, 1998, from $1.6 million, or 21.0% of net sales, for the fiscal year ended January 31, 1997, representing an increase of 15.8%. This increase resulted from expanded marketing efforts to increase the Company's OEM customer base.



Engineering, research and development expenses. Engineering, research and development expenses increased to $1.5 million, or 18.7% of net sales, in the fiscal year ended January 31, 1998 from $1.0 million, or 13.8% of net sales, for the fiscal year ended January 31, 1997, representing an increase of 44.3%. The increase in these expenses resulted from the increased expenditures associated with the development of the Company's NET+Works family of products in the fiscal year ended January 31, 1998. In the fiscal year ended January 31, 1997 the Company's investment in engineering, research and development were limited due to cash constraints. Software development costs of $556,000 and $369,500 in the fiscal years ended January 31, 1998 and 1997, respectively were capitalized and are being amortized over the products' useful lives. Amortization expenses related to capitalized software development costs for the fiscal years ended January 31, 1998 and 1997 were $277,300 and $321,900, respectively.



General and administrative expenses. General and administrative expenses increased to $1.8 million, or 22.6% of net sales, in the fiscal year ended January 31, 1998 from $1.5 million, or 20.2% of net sales, in the fiscal year ended January 31, 1997, representing an increase of 19.5%. The increase in these expenses resulted primarily from an expansion of the Company's infrastructure to facilitate growth.



Interest expense. Interest expense decreased to $118,000, or 1.5% of net sales, in the fiscal year ended January 31, 1998 from $136,000, or 1.8% of net sales, in the fiscal year ended January 31, 1997, representing a decrease of 13.2%. This decrease was the result of the reduced interest rate on the Company's new line of credit obtained in October 1996 (2.5% over the bank's prime rate as compared with 4% over the prior lender's prime rate) partially offset by increased borrowings.



Provision for income taxes. There was no net provision for income taxes for the fiscal years ended January 31, 1998 and 1997 because the tax benefit attributable to continuing operations was offset by the tax provision attributable to discontinued operations. At January 31, 1998 the Company had federal net operating losses of approximately $1.5 million and research and development credits of approximately $210,000 which expire at various dates through 2013 and which may be available to reduce future taxable income. The extent to which net operating loss carryforwards may be utilized in a single taxable year may be reduced in the event there has been an 'ownership change' of a taxpayer. The acquisition of the Company by Osicom in September 1996 resulted in such an ownership change. Further ownership changes in the future may reduce the extent to which any net operating losses and credits may be utilized.


QUARTERLY RESULTS OF OPERATIONS


The following tables set forth certain unaudited statement of operations data in dollar amounts and as a percentage of net sales for the three month period indicated. This information has been presented on the same basis as the audited Financial Statements appearing elsewhere in this Prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly the unaudited quarterly results. This information should be read in conjunction with the Company's audited Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.



                                                                          THREE MONTHS ENDED
                                         -------------------------------------------------------------------------------------
                                         JULY 31,   OCT. 31,   JAN. 31,   APR. 30,   JULY 31,   OCT. 31,   JAN. 31,   APR. 30,
                                           1997       1997       1998       1998       1998       1998       1999       1999
                                         --------   --------   --------   --------   --------   --------   --------   --------
                                                                       (Unaudited, in thousands)
   Net sales...........................   $2,703     $  890     $1,856     $2,185     $3,199    $ 3,030     $4,959     $5,814
   Cost of sales.......................    1,376        441        875      1,037      1,497      2,117      2,619      3,120
                                          ------     ------     ------     ------     ------    -------     ------     ------
   Gross profit........................    1,327        449        981      1,148      1,702        913      2,340      2,694
                                          ------     ------     ------     ------     ------    -------     ------     ------
   Operating expenses:
     Selling and marketing.............      478        401        505        628        627      1,008      1,074      1,326
     Engineering, research &
       development.....................      402        424        259        448        502        669        533        502
     General and administrative........      454        442        448        352        405        756        681        613
                                          ------     ------     ------     ------     ------    -------     ------     ------
   Total operating expenses............    1,334      1,267      1,212      1,428      1,534      2,433      2,288      2,441
                                          ------     ------     ------     ------     ------    -------     ------     ------
   Operating income (loss) from
     continuing operations.............       (7)      (818)      (231)      (280)       168     (1,520)        52        253
   Interest expense....................      (34)       (46)       (18)       (60)       (77)      (198)      (217)      (238)
                                          ------     ------     ------     ------     ------    -------     ------     ------
   Income (loss) from continuing
     operations before income taxes....      (41)      (864)      (249)      (340)        91     (1,718)      (165)        15
   Provision for income tax benefit....      109         31        241         --         --         --         --         --
                                          ------     ------     ------     ------     ------    -------     ------     ------
   Net income (loss) from continuing
     operations........................   $   68     $ (833)    $   (8)    $ (340)    $   91    $(1,718)    $ (165)    $   15
                                          ------     ------     ------     ------     ------    -------     ------     ------
                                          ------     ------     ------     ------     ------    -------     ------     ------



                                                                          THREE MONTHS ENDED
                                         -------------------------------------------------------------------------------------
                                         JULY 31,   OCT. 31,   JAN. 31,   APR. 30,   JULY 31,   OCT. 31,   JAN. 31,   APR. 30,
                                           1997       1997       1998       1998       1998       1998       1999       1999
                                         --------   --------   --------   --------   --------   --------   --------   --------
   Net sales...........................   100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
   Cost of sales.......................    50.9       49.6       47.1       47.5       46.8       69.9       52.8       53.7
                                          -----      -----      -----      -----      -----      -----      -----      -----
   Gross profit........................    49.1       50.4       52.9       52.5       53.2       30.1       47.2       46.3
                                          -----      -----      -----      -----      -----      -----      -----      -----
   Operating expenses:
     Selling and marketing.............    17.7       45.1       27.2       28.7       19.6       33.3       21.7       22.8
     Engineering, research &
       development.....................    14.9       47.6       14.0       20.5       15.7       22.1       10.7        8.6
     General and administrative........    16.8       49.6       24.1       16.1       12.6       24.9       13.8       10.5
                                          -----      -----      -----      -----      -----      -----      -----      -----
   Total operating expenses............    49.4      142.3       65.3       65.3       47.9       80.3       46.2       41.9
                                          -----      -----      -----      -----      -----      -----      -----      -----
   Operating income (loss) from
     continuing operations.............    (0.3)     (91.9)     (12.4)     (12.8)       5.3      (50.2)       1.0        4.4
   Interest expense....................    (1.2)      (5.2)      (1.0)      (2.8)      (2.5)      (6.5)      (4.3)      (4.1)
                                          -----      -----      -----      -----      -----      -----      -----      -----
   Income (loss) from continuing
     operations before income taxes....    (1.5)     (97.1)     (13.4)     (15.6)       2.8      (56.7)      (3.3)       0.3
   Provision for income tax benefit....     4.0        3.5       13.0         --         --         --         --         --
                                          -----      -----      -----      -----      -----      -----      -----      -----
     Net income (loss) from continuing
       operations......................     2.5%     (93.6)%     (0.4)%    (15.6)%      2.8%     (56.7)%     (3.3)%      0.3%
                                          -----      -----      -----      -----      -----      -----      -----      -----
                                          -----      -----      -----      -----      -----      -----      -----      -----

The Company's net sales and operating results have in the past and may in the future fluctuate substantially from quarter to quarter and from year to year. This may result from any one or a combination of factors, many of which are beyond the Company's control. These factors include, among others: the growth rate of markets into which the Company sells its products; market acceptance of and demand for the products of the Company and those of the Company's customers; unanticipated delays or problems in the introduction of the Company's products; the Company's ability to introduce new products in accordance with OEM design requirements and design cycles; new product announcements or product introductions by the Company and the Company's competitors; availability and cost of manufacturing sources for the Company's products; changes in the mix of sales to OEMs and sales representatives; incorrect forecasting of future revenues; the volume of orders that are received and can be filled in a quarter; the rescheduling or cancellation of orders by customers; costs associated with protecting the Company's intellectual property; changes in product mix; changes in product costs and pricing by the Company or its competitors; and changes in currency exchange rates. The Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is likely that in some future period the Company's operating results or business outlook will be below the expectations of securities analysts or investors, which would likely result in a significant reduction in the market price of the shares of common stock. See 'Selected Financial Data,' the Financial Statements of the Company and the Notes thereto and 'Risk
Factors -- Potential Fluctuations in Operating Results' appearing elsewhere in this prospectus.



The Company's quarterly revenues for the three months ended October 31, 1998 and January 31, 1999 were significantly impacted by delays in the delivery of its products from Atmel Corporation. Such delays affected the Company's ability to fill its orders to customers in the three months ended October 31, 1998, reducing its quarterly revenues to below its expectations. Many such orders were filled during the three months ended January 31, 1999, generating unusually high revenues for this period.


During the three months ended October 31, 1998, management completed an evaluation of its reserves, royalties, purchased software and other assets. Following such review, the Company recorded non-recurring charges of approximately $253,000 to cost of sales and $355,000 to operating expenses to reflect adjustments to such accounts. In addition, during the three months ended January 31, 1999, the Company made an adjustment to the valuation of its inventory, which was reflected as a write-down of assets of $272,000 to cost of sales. The Company believes these accounts are properly reflected as of its January 31, 1999 financial statements.

LIQUIDITY AND CAPITAL RESOURCES


Prior to this offering, the Company financed its operations through advances from Osicom and borrowings under its short term bank line of credit. As of April 30, 1999, the Company had a working capital deficit of $3.8 million and $30,000 in cash and cash equivalents.



The Company's operating activities provided cash of $546,000 during the three months ended April 30, 1999, primarily as a result of growth in accounts payable and other current liabilities, partially offset by growth in accounts receivable and inventories. The Company's operating activities used cash in the amount of $1.9 million during the fiscal year ended January 31, 1999 and generated cash of $45,000 in the fiscal year ended January 31, 1998. Cash used in the fiscal year ended January 31, 1999 was primarily attributable to a net loss, growth in accounts receivable and inventory caused by growth in demand for the Company's OEM products, offset in part by a growth in accounts payable and other current liabilities and the non-cash impact of depreciation and amortization. Cash provided by operating activities in the fiscal year ended January 31, 1998 was primarily attributable to a decrease in inventories and the non-cash impact of depreciation and amortization and the valuation allowance associated with intangible assets, offset in part by a net loss, growth in accounts receivable and a decrease in accounts payable and other current liabilities.


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

In order to support the Company's anticipated growth, the Company expects that its sales and marketing expenses, engineering and research and development expenses and general and administrative expenses each will increase in the fiscal year ending January 31, 2000 and thereafter compared to the amounts of such expenses in the fiscal year ending January 31, 1999. There can be no assurance that the Company's available cash and cash flow from operations will be sufficient to fund such additional expenses.



The Company's standard payment terms are net 30 days. While the Company actively pursues collection within that time, receivables have frequently taken longer to collect because it sells products to large companies in Asia. In addition, the Company has experienced a significant amount of its revenue shipments in the last month of the quarter and the last month of the fiscal year.



The Company's investing activities used cash in the amount of $496,000 in the three months ended April 30, 1999 for the purchase of $132,000 of property and equipment to support the Company's expanded operations and $316,000 for capitalized software development costs. During the fiscal year ended
January 31, 1999 the Company's investing activities used cash of $328,000 for the purchase of property and equipment and $724,000 for capitalized software development costs. During the fiscal year ended January 31, 1998 the Company's investing activities used cash of $605,000 for the purchase of property and equipment and $556,000 for capitalized software development costs.



Cash used by financing activities was $603,000 for the three months ended
April 30, 1999, primarily from net loan payments to Osicom of $866,000 less proceeds from short-term debt of $263,000. Cash provided by financing activities was $3.2 million during the fiscal year ended January 31, 1999, primarily from net loans by Osicom of $3.0 million and net proceeds from short-term debt of $186,000, net of long-term debt repayments of $18,000. Cash provided by financing activities was $890,000 during the fiscal year ended January 31, 1998, primarily from loans by Osicom of $854,000 and net proceeds from short-term debt of $291,000, net of long-term debt repayments of $255,000.



As of April 30, 1999, the balance due to Osicom from loans was approximately $5.9 million, offset by a receivable due to NETsilicon from Osicom of $2.8 million. This loan is subordinate to bank debt. As of January 31, 1998, Osicom began accruing interest on the outstanding balance on the loan at the prime rate plus three percent per year. The Company intends to repay the loan to Osicom in full from the proceeds of this offering and has no plans to borrow additional funds from Osicom subsequent to this offering. The Company's short-term debt is in the form of a credit facility provided by Coast Business Credit. Coast Business Credit is a division of Southern Pacific Bank and provides asset based lending services. The Company's credit facility is for $5.0 million, of which $1.6 million was unused at April 30, 1999 and is collateralized by accounts receivable, inventory and equipment and a guarantee by Osicom. The loan bears interest at 2.5% over the bank's prime rate, but not less than 8.0%, and expires February 1, 2001.



The Company anticipates that its available cash resources following the offering will be sufficient to meet its presently anticipated capital requirements through the next 12 months. Nonetheless, the Company may elect to sell additional equity securities, subject to the provisions of the Company's 365-day 'lock-up' agreement with the Underwriters, or to obtain additional credit. The Company's future capital requirements may vary materially from those now planned and will depend on many factors, including, but not limited to, the levels at which the Company maintains inventory and accounts receivable; the market acceptance of the Company's products; the levels of promotion and advertising required to launch products or enter markets and attain a competitive position in the marketplace; volume pricing concessions; the Company's business, product, capital expenditure and research and development plans and technology roadmap; capital improvements to new and existing facilities; technological advances; the response of competitors to the Company's products; and the Company's relationships with suppliers and customers. In addition, the Company may


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

require an increase in the level of working capital to accommodate planned growth, hiring and infrastructure needs. Additional capital may be required for consummation of any acquisitions of businesses, products or technologies. To the extent that the funds generated from this offering, together with existing resources and cash generated from operations, are insufficient to fund the Company's future activities, the Company may need to raise additional funds through public or private financings or borrowings. No assurance can be given that additional financing will be available or that, if available, such financing can be obtained on terms favorable to the Company and its shareholders. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of the Company will be reduced and such equity securities may have rights, preferences or privileges senior to those of holders of the Company's common stock. If adequate funds are not available to satisfy short- or long-term capital requirements, the Company may be required to limit its operations significantly.


YEAR 2000 COMPLIANCE

The Year 2000 issue refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether '00' means 1900 or 2000, which may result in failures or the creation of erroneous results.

The Company is taking steps to address potential Year 2000 problems, including
(i) identifying the computer systems and products affected; (ii) contacting vendors and suppliers; (iii) determining the Year 2000 compliance status of each of its systems and products; and (iv) implementing any necessary changes. Although the Company does not currently expect that the impact of the Year 2000 issue will be material to its systems or products, it could discover (or fail to discover) Year 2000 issues in the course of its evaluation process that would have a materially adverse effect on the Company's business, results of operations or financial condition if not properly addressed.

The Company's products are not date-dependent and the Company believes that they are Year 2000 compliant. The Company has tested software obtained from third parties that is incorporated into its products, and is seeking assurances from its vendors that their licensed software is Year 2000 compliant. Furthermore, the Company intends to send inquiries to certain of its suppliers requesting information concerning exposure to Year 2000 problems. The Company expects to complete this process by September 1999. The Company has received representations from certain of its suppliers, including some of its sole source suppliers, as to the Year 2000 compliance of their systems and products. Despite testing by the Company and by its current and potential customers, and assurances from the vendors of the software and hardware incorporated into its products, the Company's products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in such products could severely disrupt the Company's operations and have a material adverse effect on its business, financial condition, cash flows and results of operations.

The Company's internal systems include both information technology ('IT') and non-IT systems. The Company has completed an assessment of its material internal IT and non-IT systems, including software and hardware technology. To the extent the Company cannot test the technology, it is seeking assurances from such vendors that their systems are Year 2000 compliant. The Company is not aware of any material operational issues or costs associated with preparing its internal IT and non-IT systems for the Year 2000; however, it may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in its internal IT and non-IT systems. The Company intends to complete the remediation of any non-Year 2000 compliant technology by September 1999.

The Company does not have any information concerning the Year 2000 compliance of its customers. The Company's current and potential customers may incur significant expense to achieve Year 2000 compliance. If such customers are not Year 2000 compliant, they may incur material costs to remedy problems or face litigation costs. As a result, such customers and

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
potential customers could reduce or eliminate plans that they have to purchase the Company's products or services. Such events could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

The Company has funded its efforts to address the Year 2000 issue from available cash and has not separately accounted for these costs in its financial statements. These costs have not been material as of the date of this Prospectus. The Company expects to incur additional costs associated with Year 2000 compliance. Subject to the foregoing uncertainties, the Company does not expect those costs to be in excess of $100,000.

Because the Company does not believe the risks of Year 2000 compliance are material, the Company does not plan to develop a contingency plan to address situations that may result if it is unable to achieve Year 2000 compliance for its critical operations. However, the Company is subject to external forces that may affect industry and commerce generally, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

EFFECTS OF INFLATION AND CURRENCY EXCHANGE RATES

The Company believes that the relatively moderate rate of inflation in the United States over the past few years has not had a significant impact on the Company's sales or operating results or on the prices of raw materials. There can be no assurance, however, that inflation will not have a material adverse effect on the Company's operating results in the future.

Substantially all of the Company's sales are currently denominated in U.S. dollars and to date its business has not been significantly affected by currency fluctuations. However, the Company conducts business in several different countries and thus fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive in particular countries, leading to a reduction in sales in that country. In addition, inflation in such countries could increase the Company's expenses. In the future, the Company may engage in foreign currency denominated sales or pay material amounts of expenses in foreign currencies and, in such event, may experience gains and losses due to currency fluctuations. The Company's operating results could be adversely affected by such fluctuations.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board ('FASB') has issued several pronouncements effective for fiscal years beginning after December 15, 1997, including Statement of Financial Accounting Standards ('SFAS') No. 129 'Disclosure of Information about Capital Structure', SFAS No. 130 'Reporting Comprehensive Income', SFAS No. 131 'Disclosure about Segments of an Enterprise and Related Information', and SFAS No. 132 'Employers' Disclosures about Pensions and other Postretirement Benefits.' In addition, the Accounting Standards Executive Committee issued Statement of Position No. 97-2 'Software Revenue Recognition' that supercedes Statement of Position No. 91-1 'Software Revenue Recognition' effective for transactions entered into fiscal years beginning after December 15, 1997. The adoption of these standards has had no material effects, if any, on Company's financial position or results of operations.


In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS No. 133'). SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. SFAS No. 133 is effective for years beginning after June 15, 2000. Adoption of SFAS No. 133 is not expected to have a material impact on the Company's results of operations, financial position or cash flows.

                                    BUSINESS

OVERVIEW


The Company develops and markets semiconductor devices and software solutions designed to meet the networking requirements of embedded systems. The Company's products are incorporated into the design of embedded systems to provide them with the ability to communicate over standards-based LANs and the Internet, enabling the development of new embedded systems applications. The Company believes that it offers the first comprehensive solution that, in conjunction with the physical interface and memory, encompasses all of the hardware and software necessary to network-enable electronic devices incorporating embedded systems. The Company's products are contained in a broad array of imaging products, including printers, scanners, fax machines, copiers and multi-function peripherals manufactured by 22 OEMs, including Minolta Corporation, NEC Corporation, Sharp Corporation and Xerox Corporation. The Company's products are also in various stages of being incorporated into the design of products in additional embedded systems markets, such as industrial automation equipment, communication devices, data acquisition and test equipment, Internet devices and utility monitoring equipment.


INDUSTRY BACKGROUND


An embedded system is a computer that is incorporated into a larger electronic system and responds to external events by performing specific tasks quickly, predictably, and reliably. Some examples of embedded computers are office products such as fax machines, laser printers, and photocopiers; industrial automation equipment such as robots and process control equipment; building control equipment such as elevator and environmental control systems; consumer products such as camcorders and video games; medical instrumentation and imaging systems; vending machines and automated teller machines; and vehicle anti-lock brakes and navigation systems.



Many electronic systems incorporating embedded systems run automatically, do not require a person's constant presence and can be candidates for network connectivity. Connection to a network affords the operators of these devices the convenience of controlling or monitoring them remotely rather than from where the devices are located. Examples of device networking can be as simple as a home security company receiving a message that a door in a subscriber's house is open, or as complex as the control of a multi-step chemical process through a refinery. Despite the many benefits of networking, and the vast number of devices that are potential candidates to be networked, few embedded systems are currently connected to a network due to the high historic cost of developing network solutions for these systems.



The connection of PCs in business environments across LANs, WANs, and, more recently, in home and mobile environments across the Internet, marked the first extensive networking of devices. As network connectivity for PCs became more prevalent, so too did the networking of the imaging devices that printed out, scanned in, faxed and copied the documents created by those PCs. The primary motivating factor in the demand for networking of imaging devices was cost. A single networked printer could serve an entire office whereas, in the absence of networking, the same office would have required a printer for every work station. Network connectivity for imaging devices was facilitated by the emergence of networking standards such as Ethernet and TCP/IP. Imaging device networking solutions, like those manufactured and sold by the Company, incorporated those common transmission protocols.



In markets other than imaging, network connectivity has generally been based upon the unique or 'proprietary' communication protocols used by the manufacturers of the embedded systems to be networked. Creating and upgrading networks based on proprietary protocols generally has been costly and time consuming for these OEMs. In addition, these networks generally have been restrictive for end users. End users have been unable to gain the benefits of new, add-on products and software developed by third-party vendors incorporating networking industry standards, resulting in out-dated and sub-optimal systems requiring costly upgrades.


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

With the recent convergence on common networking protocols, such as TCP/IP and Ethernet, OEMs have increasingly attempted to incorporate standards-based networking solutions into their products. These solutions have integrated multiple hardware and software sub-systems commercially available from third-party vendors, each of which provide a part of the total solution. A multi-source solution requires the engineering and integration of components including a microprocessor, an Ethernet chip, a direct memory access ('DMA') controller, a memory controller, a Web server, a Hypertext Transfer Protocol ('HTTP') server, a real-time operating system ('RTOS') and software drivers, all of which must be compatible in order for the entire networking solution to function optimally. Thus, while multi-sourced networking solutions are in some ways superior to proprietary solutions, OEMs of multi-sourced solutions must hire dedicated network engineering teams, endure lengthy development and integration cycles and incur substantial technology enhancement and maintenance costs. As an alternative to a multi-sourced solution, OEMs have designed standards-based solutions in which the embedded system or systems to be networked are connected to an off-the-shelf, microprocessor-based board. Such solutions are very expensive, physically large and impractical for a wide variety of users.



The Company believes that historically there have not been cost-effective and practical alternatives for networking embedded systems. As a result, most non-imaging devices have not been connected to networks. In situations where OEMs have achieved network connectivity in their devices, they have sacrificed time, effort and expense to create proprietary solutions assembled from numerous and distinct vendors or board-based solutions. As a result, end users have purchased systems which were either not cost effective or contained generally rudimentary levels of network connectivity that could not be easily upgraded.


THE NETSILICON SOLUTION


The Company develops and markets semiconductor devices and software solutions designed to meet the networking requirements of embedded systems. The Company delivers a standards-based networking solution for embedded systems comprised of its proprietary NET+Works semiconductors and software. The Company also provides OEMs with software development licenses and application engineering services to enable them to design products incorporating NET+Works technology. The Company's solutions are designed to enable its customers to reduce the cost and improve the time to market for their products that incorporate networking functionality. The Company has 15 years of experience providing networking connectivity for a wide array of electronic devices.



The Company believes that its products offer OEM's a compelling solution because the products are:



   Standards-Based. The Company's products incorporate existing LAN, WAN and Internet networking standards. This makes it possible for electronic devices incorporating embedded systems to communicate with other standards-based equipment, enabling the free exchange of information, distributed processing and remote maintenance.



   Comprehensive. The Company offers a comprehensive solution that, in conjunction with the physical interface memory, consolidates the hardware and software necessary to network enable electronic devices in a single semiconductor device. In addition, the Company offers OEMs a package of development tools and application engineering services to further facilitate a shorter time-to-market for their network-ready products. OEMs that incorporate the Company's products do not need to develop in-house networking expertise in order to offer advanced connectivity in their products. This allows them to focus their engineering resources on developing other aspects of their products. Furthermore, OEMs incorporating the Company's solutions into their products do not need to acquire networking hardware or software from multiple third-party vendors and perform the associated highly complex and lengthy integration and maintenance. The Company believes its NET+Works product, in conjunction with a physical interface and memory components, delivers a complete networking solution to OEMs.


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

   Scalable and Extensible. The NET+Works technology is based on a design platform that allows networking extensibility across a wide range of hardware platforms and performance levels. Scalability is achieved through a design which allows the Company to offer pin-compatible semiconductor devices from 5 MIPS (million instructions per second) to 40 MIPS performance levels. As a result, OEMs can incorporate varying performance levels into their products without redesigning the hardware or reprogramming the software.



   Proven. Since its inception, the Company has focused its efforts on enabling the connection of electronic devices to networks. The Company's technology embodies refinements and enhancements developed by the Company during its years of service to OEMs. The Company's semiconductor devices are incorporated into a broad array of imaging products, including printers, scanners, fax machines, copiers and multi-function peripherals manufactured by 22 OEMs, including Minolta Corporation, NEC Corporation, Sharp Corporation and Xerox Corporation.


BUSINESS STRATEGY


The Company's objective is to continue to expand its market position as a developer and supplier of networking solutions for embedded systems. Key elements of the Company's strategy include the following:



   Expand Existing Customer Relationships in the Imaging Industry. Twenty-two OEMs in the imaging industry have incorporated the Company's networking solutions. Its products have been designed into a broad array of imaging products, including printers, scanners, fax machines, copiers and multi-function peripherals. OEMs are currently commercially shipping 45 imaging products incorporating the Company's semiconductor devices. In addition, many of these OEMs are in various stages of designing other products which will incorporate the Company's NET+Works solution. The Company seeks to leverage its existing relationships with OEM's by working closely with them to understand the OEMs' evolving requirements and to meet them. In addition, the Company is focusing its efforts on obtaining design wins with those companies in the imaging industry that do not currently incorporate the Company's semiconductor devices.



   Identify and Penetrate Additional Embedded Systems Markets. The overall addressable market for embedded networking systems is comprised of electronic devices in a variety of markets, each of which has its own combination of OEMs and end-users. The Company targets those embedded systems markets where, in its estimation, the demand for embedded networking has developed or will develop rapidly. See ' -- Sales and Marketing.' For example, the Company has identified the industrial automation market as one in which OEMs have demonstrated early demand for the Company's networking solution. The Company's ability to target multiple other markets results from the basic design of the Company's semiconductor devices, specifically their suitability for incorporation into a very wide variety of embedded systems with minimal additional research or product development expenses required by the Company. The Company evaluates each new market opportunity based upon four criteria
   (i) significant potential sales of the Company's products within three to five years; (ii) absence of a widely accepted network connectivity architecture; (iii) compatibility with the Company's sales and marketing channels; and (iv) ease of adaptability to the Company's existing technology.



   Develop Market-Specific Products and Features. The Company intends to bolster its competitive position within the markets it addresses by developing value-added versions and features for its products, specifically tailored to each markets' unique requirements. The Company believes that this approach to product development increases the attractiveness of the NET+Works solution over more generic, less function-rich alternatives.



   Influence Industry Standards. The Company believes that each embedded system market it targets is likely to have one or more OEMs that will be early adopters of networking


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

   technology. Because the Company anticipates that these OEMs will have significant influence in determining the network connectivity standards within that market, the Company seeks to establish relationships with these OEMs. The Company plans to develop its products in conjunction with these early adopters, and to position its products as the networking solution of choice for each embedded system market it chooses to address. For example, in June 1998 the Company joined with key industrial automation OEMs Automation Research Corp., Jetter GmbH, Object Automation, Inc., Parker-Hannifin Corporation, Performance Software, Inc. and Richard Hirschmann GmbH & Co. to create the Industrial Automation Open Networking Alliance ('Alliance'). The Alliance is designed to promote a standards-based approach to networking for industrial automation and focus on overcoming obstacles to its rapid adoption. The Alliance now has 23 members and the Company believes that, by taking a leading role in the growth of the Alliance, it will establish its products in the industrial automation market.


PRODUCTS AND SERVICES


The Company's technology solution is comprised of products and application engineering services. The Company's NET+Works products are semiconductor devices containing core microprocessors integrated with value-added software. The Company's solution is sold as a complete system and includes both the hardware and a license to use the full array of software developed by the Company. The Company believes its NET+Works solution, in conjunction with a physical interface and memory, provides all of the functionality needed to implement LAN and Internet connectivity.



  Hardware Products



The Company offers its NET+Works solution integrated onto semiconductor devices known as NET+ARM containing core microprocessors from ARM. The Company also offers its NET+Works solution with a Motorola microprocessor. The Company's semiconductor devices are then incorporated directly onto the embedded controller board or integrated into a network interface card ('NIC'). Other required components of the solution include the physical interfaces and memory, which are either shared with the controller or located on the NIC. Though the majority of the Company's sales today are in the form of network interface cards, OEMs are increasingly integrating the Company's stand-alone semiconductor devices into their controllers and such sales will represent and increasing percentage of future sales.



The Company's NET+ARM semiconductor devices operate at a speed of 12 MIPS. Because of the extensibility of the NET+Works solution, the Company has announced an expanded product offering that will operate at 5, 15 and 40 MIPS. The Company believes that the price at which its NET+ARM semiconductor devices are available to OEM customers represents a significant cost savings relative to the cost of currently available components necessary to achieve comparable functionality. Though the Company plans to offer semiconductor devices containing embedded processors other than ARM, it currently has no such commitments.



The product's processing speed is enhanced by NET+DMA, an interface between the Ethernet MAC (media access controller) and the main memory bank. A patent application has been filed and is currently pending for NET+DMA. The Company plans to file additional patent applications for certain aspects of its networking technology.



  Software



The Company's NET+Works solution integrates a suite of software integrated with the NET+ARM semiconductor device. In conjunction with the physical interface and memory, the integrated NET+ARM semiconductor device and value added software delivers a complete solution to the Company's customers. The software includes:



   NET+Drivers and RTOS. NET+Drivers and RTOS components are the basic pieces that operate the hardware and software. The RTOS is based on one of two popular third-party


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

   commercial offerings: pSOS+ from Integrated Systems, Inc. ('ISI') and VxWorks from Wind River. NETsilicon's drivers are fully integrated and supported by the RTOS and tools.



   NET+Protocols. NET+Protocols contain the open standard communications protocols such as TCP and UDP.



   NET+Services. NET+Services add the necessary networking service modules of an HTTP Web Server (NET+Web), Email (NET+Mail), Data Transfer through FTP (NET+Data), Installation with DHCP and Bootp (NET+Install), and Management with SNMP (NET+Management) and are all based on industry standards.


   NET+APIs. NET+APIs provide the needed access to the RTOS and NET+Services for OEM applications software engineers without having to attain networking engineering knowledge.

The Company also offers software to enable connection and communication with embedded controllers over a variety of interface specifications, including DPO, PSIO, and PCI. The DPO Interface Specification is an open-architecture specification designed by the Company and licensed to controller designers and imaging device OEMs. The DPO interface can function with networks comprised of multiple protocols and operating systems, including Novell NetWare, AppleTalk, UNIX, TCP/IP and Windows NT. In addition, the DPO interface meets the networking functionality standard established by Hewlett-Packard Company, enabling OEM products to be competitive with those of Hewlett-Packard Company. PSIO is an interface specification that the Company licenses from Peerless Systems Corp. so that the Company's products can interface with controllers provided by Peerless. See ' -- Intellectual Property, Trademarks and Proprietary Rights.' The Company also offers a PCI interface specification to simplify and reduce the cost of operating in PCI bus applications.


A key component of the Company's strategy is to leverage its NET+ARM semiconductor devices by adding application-specific software that is focused on the unique needs of vertical industry markets. The Company's first customized vertical-market applicaiton is an embedded networking solution designed for use by manufacturers of imaging devices, such as printers, copiers, faxes, scanners and multifunction peripherals. This product utilizes the same core technology found in the Company's NET+ARM semiconductor devices and adds NET+Applications software developed by the Company specifically for use in imaging devices. The NET+Works solution for the imaging market offers full networking operating system support, full print server applications and management capabilities, enabling devices to report status messages, such as 'toner low' or 'paper jam' to network administrators via email across a LAN, WAN or the Internet. It is available for installation directly on the controller board, thereby eliminating the need for a separate NIC. The Company developed NET+Works solutions for the imaging market in coordination with imaging technology leaders including Adobe Systems, Inc., Peerless Systems Corp. and Imaging Technologies Corp. The Company is currently developing NET+Applications for the industrial automation market.



These components allow customers to develop prototypes on a network, transfer data and configure their devices in significantly less time than the six months generally required with alternative approaches, without any sacrifice in system performance or increase in memory requirements.




Software Development Tools


NET+ARM semiconductor devices are sold to OEMs with a set of integrated NET+Utilities and tools for hardware and software development, many of which, the Company believes, are unique to the Company. These include the Company's NET+Web, a Hypertext Markup Language ('HTML')-to-C compiler which OEM customers can use to automate the generation of HTML Web pages.


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

The Company also provides to customers with target development boards including schematics and computer aided design ('CAD') electronic format files which assist OEM hardware and software application developers in the debugging process of their product-specific applications being ported to and developed on NET+ARM semiconductor devices. Developers also receive an embedded In-Circuit Emulator ('ICE') debugging tool to enable testing and evaluation of hardware and their software after it has been ported to NET+ARM semiconductor devices. Cross-compilers, linkers and symbolic debuggers, if desired, must be obtained by the OEM directly from the RTOS vendor. Full documentation provided to OEMs includes a guide to beginning the design cycle, hardware and software reference manuals, development board jumpers and a components guide.



The development tools also include additional cost options such as ARM's development tools and ISI's pRISM+ or Wind River's Tornado open, graphical development environments. ISI's pRISM+ and Wind River's Tornado support embedded developers with tools that span the complete development process, from conception to development and through life cycle support. See ' -- Intellectual Property, Trademarks and Proprietary Rights.'



Before the Company's semiconductor devices are incorporated into the design of an OEM's product, the OEM may purchase some sample semiconductor devices and the software to create custom application programming interfaces and other software components of the ultimate network solution for the OEMs embedded systems.


  Application Engineering Services


The Company believes its OEM customers place significant emphasis on full product support. Therefore, design support is provided for the first six months of the OEM's design cycle. Additionally, full technical support for all hardware, software and embedded products is provided for the first 12 months after product shipment. Support and training services provided by the Company to imaging OEM customers include:



  Project Management. The Company provides its OEM customers with assistance in
  (i) interface specifications analysis; (ii) lead time planning;
  (iii) delivery scheduling; and (iv) product cycle planning.



   Consulting. The Company's field application engineering staff provide development process consulting services that range from answering questions to assisting in problem solving and performing design reviews of customer products.



   Product Integration Support. The Company provides its OEM customers with product testing and support during the OEM's process of integrating the Company's technology into its products.


  On-going Technical Support. Post-integration support typically includes beta test period support and assistance to the OEM's support specialists.


   Training. The Company provides 'hands-on' training sessions during which OEMs are taught to install the Company's products (both hardware and software), set up and configure all network operating systems and protocols, and understand Ethernet and Token Ring topology. OEM staff are also trained to provide 'help desk' support, configure the product and diagnose end-user problems over the phone. OEM managers are trained for 'second level' support, in which a senior staff member is trained to solve more complex problems and back up help desk staff. OEM field engineers are trained to solve problems by taking traces and studying network environments, protocols and stacks.


   Joint Marketing Assistance. The Company makes joint sales calls with its customers, provides collateral, participates in the organization of press releases and tours, and creates Web links to customer product pages.

   Product Updates. Updates on all releases of the NET+Works solution are available to OEMs initially under warranty and thereafter on an optional service and maintenance contract basis.



The Company receives revenue from the foregoing application engineering services, for which an OEM customer may contract separately. The Company believes that such revenues are immaterial to its overall financial results of operations.


PRODUCT DEVELOPMENT


The Company's success depends upon its ability to enhance its solution and develop and introduce new products to meet changing customer needs on a timely basis. The Company focuses its hardware development efforts on improving the performance of its products, simplifying the integration process for its products and introducing new products with a variety of speeds, capabilities and price points. The Company focuses its software development efforts on addressing industry needs, developing industry-specific applications and integrating additional operating systems and protocols into its solution.



The Company has made and expects to continue to make substantial investments in product development. For the fiscal years ended January 31, 1997, 1998 and 1999, the Company's engineering, research and development expenses were approximately $1.0 million, $1.5 million, and $2.2 million, respectively or 13.8%, 18.7% and 16.1% of net sales, respectively. For the three months ended April 30, 1999, the Company's engineering, research and development expenses were approximately $502,000, or 8.6% of net sales. As of April 30, 1999, the Company had 30 full-time employees who have substantial networking and software driver development experience engaged in research and development activities.


SALES AND MARKETING

The Company markets and sells its products to OEMs through a combination of
(i) its direct sales and marketing staff; (ii) strategic partner relationships and alliances; (iii) manufacturers representatives; and (iv) authorized developers.

  Direct Sales and Marketing


As of April 30, 1999, the Company employed a total of 27 employees in its direct sales and marketing efforts. The Company manages most of its sales efforts from its headquarters in Waltham, Massachusetts and a sales office in Germany. The Company's direct sales staff solicits prospective customers in North America, provides technical advice and support with respect to the Company's products, and works closely with the Company's partners, representatives and developers worldwide to secure new customer design wins and provide support during their development of new products. The direct sales and marketing staff participates in select industry trade shows and conferences to promote the Company's products and to generate new business leads.



The Company designs its marketing programs to build NETsilicon and NET+Works awareness and generate new sales leads. The Company's primary marketing activities include advertising, direct mail, customer communications, trade show participation, and press, media and industry analyst relations.


  Partnership Relationships and Alliances

The Company augments its direct sales efforts through various strategic marketing alliances. These include, in the imaging market, alliances with the makers of printer controllers, and in other markets, alliances with vendors and suppliers to the Company, such as ARM, Atmel Corporation, Integrated Systems, Inc. and Wind River Systems, Inc. The Company's strategy for making sales to imaging OEMs is to have its interface specification incorporated into the controllers which those OEMs purchase from controller designers, because every imaging device which utilizes a controller incorporating the Company's DPO interface specification will use the Company's networking connectivity solution. The printer controller designers which have incorporated the Company's DPO interface specification include Adobe Systems, Inc., Advanced HiTech Corp., Destiny Technology Corp., Imaging Technologies Corp. and Xionics Document Technologies, Inc. The Company may also license the interface specification of other vendors in order to target imaging OEMs who do not utilize the controllers of the firms with which the Company has allied itself. For instance, the Company has licensed the PSIO interface specification of Peerless Systems Corp. in order to make sales to OEMs who deploy Peerless' controller.


In June 1998, the Company co-founded the Industrial Automation Open Networking Alliance with key industrial automation OEMs Automation Research Corp., Jetter GmbH, Object Automation, Inc., Parker-Hannifin Corporation, Performance Software, Inc. and Richard Hirschmann GmbH & Co. to create the Industrial Automation Open Networking Alliance. This Alliance is designed to promote a standards-based approach to networking for industrial automation that is embodied in the Company's technology. The Alliance has grown to 23 members, including GE Fanuc, Sun Microsystems, Inc., and Siemens AG.



The Company and its printer controller partners engage in joint marketing efforts, presenting their individual products as a fully compatible, comprehensive imaging and networking solution to imaging OEMs.


  Manufacturers Representatives


Manufacturers representatives act as local sales agents for the Company and work on a commission basis. There are nine manufacturers representatives in North America, three in Europe and Israel, and one in Japan. The Company's direct sales staff supports and works closely with these representatives, who have extensive relationships with the current and potential customers in their territories.


  Authorized Developers


The Company also markets and sells its products in coordination with independent product development consulting firms. These firms have hardware and software engineering staffs ranging from five to 100 engineers. They consult with large OEMs, recommending new products for development and offering their expertise to OEMs during the design cycle of those products. Where network connectivity is contemplated for such products, the Company provides incentives to these developers to recommend the Company's solution by paying the developers a commission on the Company's sales to OEMs which result from these recommendations. As of April 30, 1999, the Company had approved 17 consulting firms as 'authorized developers' of its products.


OEM PRODUCT CYCLE


The Company's products are sold to OEMs, which incorporate them into devices that are sold to end users. The timing and magnitude of the Company's revenues are highly dependent upon its achievement of design wins, the timing and success of its OEMs' development cycles, and its OEMs' product sales.



The Company initially targets OEMs that are developing embedded systems products and are seeking to incorporate networking capability into their products. OEMs typically select core components, such as the Company's semiconductor devices, early in the device design process. Prior to the selection of core components, OEMs typically purchase development tools and receive application engineering services from the Company to facilitate the integration of NET+Works products into their design. When the Company has received notification from an OEM that its solution has been selected for incorporation into an OEM's final product, the Company achieves what is known as a design win. The revenue the Company receives from these qualification stage purchases is an immaterial portion of the Company's total revenue. Once an OEM selects the components it will use for its product, it generally does not substitute an alternative component as the change typically requires significant cost or development time. Therefore, the Company is generally the sole supplier of networking technology throughout the life cycle of an embedded system once its products have been selected for inclusion in the product design. Even if the Company is successful in its efforts to market its products to OEMs and achieves a design win from an OEM, however, there can be no assurance that the Company will ever achieve revenue from the sale of products as a result of such design win. Furthermore, even if the Company does achieve revenues from such sales there can be no assurance that such revenues will be sustainable.



The length of the product development process can vary greatly among the Company's OEMs, ranging from six to more than 24 months, with no certainty that any given design will result in a commercial product. When the OEM's product development cycle nears successful completion, OEMs typically begin purchasing the Company's products to supply their initial manufacturing efforts. Only upon the commencement of product shipment does the Company achieve significant revenues. OEMs then typically purchase quantities of the Company's products periodically to match their ongoing manufacturing needs, based on their demand requirements. Sales of the Company's products are therefore dependent upon the sales of the OEMs' products into which they are designed.



The following is a summary of the Company's shipping customer activity over the prior eight quarters:



                                                                       THREE MONTHS ENDED
                                      -------------------------------------------------------------------------------------
                                      JULY 31,   OCT. 31,   JAN. 31,   APR. 30,   JULY 31,   OCT. 31,   JAN. 31,   APR. 30,
                                        1997       1997       1998       1998       1998       1998       1999       1999
                                      --------   --------   --------   --------   --------   --------   --------   --------
     Shipping customers during the
       period(1):
     Imaging market.................       7          7          7         11         14         18         19         22
     Additional embedded systems
       markets......................      --         --         --         --         --         --          1          5
                                       -----      -----      -----      -----      -----      -----      -----      -----
     Total..........................       7          7          7         11         14         18         20         27
                                       -----      -----      -----      -----      -----      -----      -----      -----
                                       -----      -----      -----      -----      -----      -----      -----      -----


---------------------------



(1) Represents the number of customers to which product was shipped during the period indicated.

IMAGING CUSTOMERS


The Company sells its products for incorporation into OEM devices. Representative customers from the Company's 22 imaging OEMs who incorporated the Company's solution into their products include:



Fuji Xerox Co. Ltd.                           New Generation Computing, Inc.
Kyocera Communications                        Ricoh Electronics
Konica Business Systems                       Sharp Electronics Corporation
Minolta Corporation                           Xerox Corporation
NEC Corporation



The Company's 22 imaging OEM customers have designed its solution into 45 imaging products currently available for sale. All of the Company's net sales for the fiscal year ended January 31, 1998 and 95% of net sales for the fiscal year ended January 31, 1999 were derived from the imaging device market. Konica Business Systems, Kyocera Communications and Minolta Corporation, each represented greater than 10% of the Company's net sales for the fiscal year ended January 31, 1999. For the three months ended April 30, 1999, 97% of the net sales were derived from the imaging device market. DIMATECH Corporation, Minolta Corporation, Ricoh Electronics and Sharp Electronics Corporation each represented greater than 10% of the Company's net sales for the three months ended April 30, 1999.

MANUFACTURING


The Company does not maintain its own manufacturing capabilities for its semiconductor devices, but relies on third parties to provide foundry capabilities. The Company engages Atmel Corporation to manufacture the NET+ARM semiconductor device. Shipments of the semiconductor device are first delivered to the Company, where its staff performs quality assurance testing. The Company purchases tested, packaged chips from Atmel. The Company does not have a written agreement with Atmel regarding production, relying instead upon standard purchase orders. The Company is in the process of qualifying a second source for the NET+ARM semiconductor devices. Additionally, the Company obtains price quotes from possible second sources for semiconductor devices in order to ensure that the Company is receiving competitive price terms from its current manufacturer.



The Company contracts with domestic qualified assemblers and with Uni Precision Industrial, Ltd. ('Uni'), a Hong Kong-based subsidiary of Osicom, to assemble printed circuit boards for the Company's NICs. The Company performs some final assembly of printed circuit boards and, for quality assurance purposes, randomly tests boards assembled by third parties. The Company believes that the terms of its arrangement with Uni are comparable with those it could receive from an unrelated third party providing the same services and are more favorable than it receives from its domestic assemblers. The Company has no obligation to utilize the services of Uni, and plans to continue doing so provided that the Company receives price-competitive terms from that vendor. The Company has qualified an additional supplier of printed circuit boards to ensure the availability of its NICs. See 'Certain Relationships and Related Party Transactions.'



The Company has 28 full-time employees in Waltham, Massachusetts performing manufacturing-related activities, including purchasing, final assembly, testing, quality assurance, packaging and shipping.


PRODUCT BACKLOG


The Company's business is characterized by short-term shipment schedules. The Company's backlog at the beginning of each quarter typically is not sufficient to achieve expected sales for the quarter. To achieve its sales objectives, the Company is dependent upon obtaining orders during each quarter for shipment that quarter. Furthermore, the Company's agreements with its customers typically provide that they may change delivery schedules and non-imaging customers can cancel orders within specified time frames, typically 30 days or more prior to the scheduled shipment date pursuant to the Company's policies, without significant penalty. The Company's customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major products or for other reasons. Decisions by such customers to reduce their inventory levels have led, and could in the future lead, to reductions in purchases from the Company. These reductions, in turn, have caused and could cause fluctuations in the Company's operating results, which could have a material adverse effect on the Company's business, results of operations and financial condition in periods in which the inventory is reduced. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Backlog.'



As of June 30, 1999, the Company's backlog was approximately $9.0 million, as compared to $5.2 million as of June 30, 1998. The Company includes all firm purchase orders scheduled for delivery within the subsequent 12 months in its backlog. The Company anticipates that all of its backlog will be shipped to customers within the next 12 months.


COMPETITION


The Company believes it is the only supplier of networking products for embedded systems to offer a single-vendor, standards-based solution which consolidates all necessary networking hardware and software subsystems onto a single semiconductor device. The Company believes that the competitive factors affecting the market for the Company's products include product performance, price and quality; product functionality and features; the availability of products for existing and future platforms; the ease of integration of the products with other hardware and software components of the customer's products; and the quality of support services, product documentation and training.



The markets in which the Company operates are intensely competitive, and characterized by rapidly changing technology, evolving industry standards, declining average selling prices and frequent new product introductions. A number of companies offer products that compete with one or more elements of the Company's solution. The Company believes that the competitive factors affecting the market for the Company's products include product performance, price and quality; product functionality and features; the availability of products for existing and future platforms; the ease of integration with other hardware and software components of the customer's products; and the quality of support services, product documentation and training. The relative importance of each of these factors depends upon the specific customer involved. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive factors faced by the Company will not have a material adverse effect on the Company's business, results of operations and financial condition.



The Company primarily competes with the internal development departments of large OEM companies that have internally developed their own networking solutions as well as established developers of embedded systems software and chips such as Axis Communications, Inc., Milan Technology, a division of Digi International Inc., Echelon Corporation, Emulex Corporation, H. Bollmann Manufacturers Limited (HBM), Hitachi, Ltd., Integrated Systems, Inc., Intel Corporation, Motorola, Inc., Samsung Electronics Co., Ltd. and Wind River Systems, Inc. In addition, the Company is aware of certain companies which have recently introduced products that address the markets targeted by the Company. The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer bases than the Company. In particular, established companies in the networking or semiconductor industries may seek to expand their product offerings by designing and selling products using competitive technology that could render the Company's products obsolete or have a material adverse effect on the Company's sales. The markets in which the Company competes currently are subject to intense competition and the Company expects additional price and product competition as other established and emerging companies enter these markets and new products and technologies are introduced. Increased competition may result in further price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.


INTELLECTUAL PROPERTY, TRADEMARKS AND PROPRIETARY RIGHTS




The Company's ability to compete is dependent in part on its proprietary rights and technology. The Company has no patents and relies primarily on a combination of copyright, trademark laws, trade secrets, confidentiality procedures and contract provisions to protect its proprietary rights. The Company generally enters into confidentiality agreements with its employees, and sometimes with its customers and potential customers and limits access to the distribution of its software, hardware designs, documentation and other proprietary information. In addition, pursuant to the Intercompany Agreement with Osicom, the Company granted Osicom co-ownership rights to certain of its existing intellectual property in connection with the Company's transfer of its Stand-Alone Print Server Line to Osicom. Osicom's rights to such intellectual property are limited to use in products manufactured by Osicom related to the Stand-Alone Print Server Line. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent the misappropriation of its technology. While the Company has filed one patent application and plans to file various additional applications, such applications may be denied. Any patents, once issued, may be circumvented by the Company's competitors. Furthermore, there can be no assurance that others will not develop technologies that are superior to the Company's. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology. Failure of the Company to adequately protect its proprietary rights could have a material adverse effect on the Company's business, results of operations and financial condition.


The Company also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. The Company's material software license agreements are with Integrated Systems, Inc., which terminates only if the Company defaults under the agreement; with Novell, Inc., which is renewable annually at the option of both parties; and with Peerless Systems Corporation, which expires in 2004 subject to year-to-year renewals thereafter at the option of both parties. These third-party software licenses may not continue to be available to the Company on commercially reasonable terms, and the related software may not continue to be appropriately supported, maintained or enhanced by the licensors. The loss of licenses to use, or the inability of licensors to support, maintain, and enhance any of such software could result in increased costs, delays or reductions in product shipments until equivalent software is developed or licensed, if at all, and integrated.


The Company exclusively licenses the right to use the NET+ARM trademark from ARM Limited pursuant to a royalty-free agreement expiring in 2008. The Company depends on ARM to enforce its rights to the trademark against third party infringement. There can be no assurance that ARM will promptly and adequately enforce these rights which could have a material adverse effect on the Company's business, results of operations and financial condition.



The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. Although the Company has not been notified that its products infringe any third-party intellectual property rights, there can be no assurance that the Company will not receive such notification in the future. Any litigation to determine the validity of third-party infringement claims, whether or not determined in the Company's favor or settled by the Company, would at a minimum be costly and divert the efforts and attention of the Company's management and technical personnel from productive tasks, which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that any infringement claims by third parties or any claims for indemnification by customers or end users of the Company's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, results of operations or financial condition. In the event of an adverse ruling in any such matter, the Company would be required to pay substantial damages, cease the manufacture, use and sale of infringing products, discontinue the use of certain processes or be required to obtain a license under the intellectual property rights of the third party claiming infringement. There can be no assurance that a license would be available on reasonable terms or at all. Any limitations on the Company's ability to market its products, or delays and costs associated with redesigning its products or payments of license fees to third parties, or any failure by the Company to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on the Company's business, results of operations and financial condition.


FACILITIES


The Company leases approximately 36,000 square feet of office space in Waltham, Massachusetts, for its corporate headquarters. Activities at its Waltham headquarters include administration, sales, product development, assembly, test and support. The Company's lease provides for base rent of $34,175 per month and the lease expires on September 30, 2001. The Company subleases 6,000 square feet of this office space to Osicom through August 1999. The Company believes that its current facilities are adequate to meet its needs for the foreseeable future. See 'Certain Relationships and Related Party Transactions.'


EMPLOYEES


As of April 30, 1999, the Company had approximately 97 full-time employees, which includes 58 engaged in product development and manufacturing-related duties and 27 in sales and marketing. The Company believes its future success will depend, in part, on its continued ability to attract and retain highly qualified personnel in a competitive market for experienced and talented software engineers, chip designers and sales and marketing personnel. None of the Company's employees are represented by a labor union or subject to a collective bargaining agreement. The Company believes that its relations with employees are good.


LEGAL PROCEEDINGS

There are currently no claims or actions pending against the Company.

                                   MANAGEMENT

The following table sets forth information with respect to each person who serves as an executive officer or director or who has been nominated to serve as a director of the Company and their ages as of January 31, 1999.


NAME                                   AGE   POSITION
-------------------------------------  ---   -----------------------------------------------
Cornelius 'Pete' Peterson VIII.......  62    Chairman of the Board of Directors, Chief
                                               Executive Officer, President(1)
John K. Brennan......................  45    Vice President, Manufacturing
Michael Evensen......................  34    Vice President, Industrial Automation, Embedded
                                               Markets Europe
William E. Peisel....................  55    Vice President, Engineering, Chief Technical
                                               Officer
Cornelius 'Neil' Peterson IX.........  38    Vice President, Imaging and Embedded Markets,
                                               Asia
Daniel J. Sullivan...................  42    Vice President, Finance, Chief Financial
                                             Officer
David Yager..........................  43    Vice President, Embedded Markets, North America
Francis E. Girard....................  60    Director(1)
William Johnson......................  57    Director(2)
Edward B. Roberts, Ph.D. ............  63    Director(3)
F. Grant Saviers.....................  54    Director(1)(3)
Michael Keith Ballard................  44    Director Nominee(1)(2)(4)


---------------------------

(1) Member of the Executive Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

(4) Will become a director upon completion of the offering.



EXECUTIVE OFFICERS AND DIRECTORS

Cornelius 'Pete' Peterson VIII has served as President and a director of the Company since founding the Company in 1984. Prior to founding NETsilicon, Mr. Peterson founded Distribution Management Systems, Inc., a supplier of distribution systems for Fortune 100 companies, which was sold in 1981 to Cullinet Corporation. Mr. Peterson was also a founder of Softech, a leading supplier of computer language and software development and services.
Mr. Peterson holds B.S. and M.S. degrees from the Massachusetts Institute of Technology. Mr. Peterson is the father of Neil Peterson, Vice President, Sales and Marketing, of the Company.


John K. Brennan joined the Company in 1996 as Vice President, Manufacturing. From January 1996 to July 1996, Mr. Brennan served as a Vice President of Manufacturing for Leaf Systems, Inc., a manufacturer of high-end digital cameras. From 1995 to 1996, Mr. Brennan served as director of materials for MA-Com, Inc., a division of Amp, Inc. From 1993 to 1995, Mr. Brennan served as director of materials of Leaf Systems, Inc. From 1986 to 1993, Mr. Brennan served as Manufacturing Operations Manager for Whistler Corporation, a consumer electronics manufacturer in the automotive industry. He holds a B.S. from Merrimack College and an M.B.A. from Boston University.



Michael Evensen has been Vice President, Industrial Automation, Embedded Markets Europe of the Company since October 1998. From September 1997 to September 1998, Mr. Evensen was Director of Business Development at Richard Hirschmann Electronics UK Ltd., where he was responsible for Hirschmann's entry into the industrial automation market. From July 1995 to September 1998, Mr. Evensen served as director of Anite Systems Ltd. From March 1991 to July 1995,
Mr. Evensen served as OEM Business Manager for Cray Communications, Ltd. in Europe, the United States and Asia. Prior to Cray Communications, Mr. Evensen was a Sales Engineer for

Dataco De Rex, Inc., where he was responsible for European sales. Mr. Evensen holds a B.S. from Copenhagen University.


William E. Peisel joined the Company in 1987, becoming Vice President, Engineering in 1989 and Chief Technical Officer in 1995. From 1985 to 1987,
Mr. Peisel served as Vice President, Engineering for EnMass Computer Corporation, a manufacturer of fault tolerant transaction processing computers. From 1983 to 1985, Mr. Peisel served as Director of Engineering for Computer Design and Application, and from 1981 to 1983, Director of Engineering for Honeywell Information Systems. He holds a B.S.E.E. from Pratt Institute and an M.S.E.E. from Northeastern University.


Cornelius 'Neil' Peterson IX joined the Company in 1986 and has served as Vice President, Imaging and Embedded Markets, Asia since 1993. From 1986 to 1993, Mr. Peterson served as Regional Manager and Vice President of Commercial Sales.
Mr. Peterson has over 14 years of sales and management experience handling major accounts in the OEM, systems integrator, reseller, distributor, and direct sales channels. From 1984 to 1986, Mr. Peterson served in the Major Account Sales Division for Unisys Corporation (formerly Burroughs). He holds a B.S. Degree from Roger Williams University. Mr. Peterson is the son of Pete Peterson, President of the Company.



Daniel J. Sullivan has been Vice President, Finance, and Chief Financial Officer since August 1998. Mr. Sullivan was Vice President, Finance and Operations at ITK International (formerly Telebit) from 1996 to August 1998. From 1995 to 1996, Mr. Sullivan served as corporate controller and from 1989 to 1995 as operations controller, of ITK. From 1985 to 1989, Mr. Sullivan served as Corporate Manufacturing Financial Planning Manager at Apollo Computers. He holds a B.S. from Merrimack College and an M.B.A. from New Hampshire College.



David Yager joined the Company in June 1999 as Vice President of Sales. Mr. Yager was Director of Sales & Business Development at Echelon Corporation since 1991. He was responsible for building the direct sales force in North America as well as Echelon's entry into the Industrial Automation, Transportation and Utility markets. Mr. Yager served as Director of Sales, Strategic Accounts at Advanced Micro Devices from 1985 to 1990 and Regional Sales Manager from 1980 to 1985. Mr. Yager has over 20 years of sales and management experience in major accounts, new account development, systems integrator, indirect and direct sales channels. Mr. Yager holds a BSEE from Northeastern University.



Francis E. Girard has been a Director of the Company since July 1999. He has been Chief Executive Officer of Comverse Network Systems, Inc. since
January 1998 and a member of the Board of Directors of Comverse Technology, Inc., the parent corporation of Comverse Network Systems, Inc., since
January 1998. From May 1996 through January 1998, he was President, Chief Executive Officer and a Director of Boston Technology, Inc., which merged into Comverse Network Systems, Inc. in January 1998. From 1989 through May 1996, he served in various senior executive positions with Boston Technology, Inc., most recently as Executive Vice President of World Sales. Mr. Girard is a Director of Artisoft, Inc. and the Massachusetts Telecommunications Council and a member of the International Engineering Consortium. He holds a BA degree from Merrimack College.



William Johnson has been a Director of the Company since July 1999. Mr. Johnson has been Vice President and General Manager, Networks & Access Communications Division of Compaq Computer Corp. since July 1998, and served in other capacities with Compaq since July 1997. From December 1996 through May 1997, he was a principal in J & J Consulting, and he served as President and Chief Executive Officer of Crosscomm Corp. from March through October 1996. He was General Manager, Networking Hardware Division for International Business Machines Corporation from 1993 through 1996. Mr. Johnson holds MSEE and MBA degrees from Northeastern University.

Edward B. Roberts, Ph.D. has been a Director of the Company since July 1999.
Dr. Roberts is the David Sarnoff Professor of Management of Technology at the Massachusetts Institute of Technology, where he chairs the Sloan School's Management of Technological Innovation & Entrepreneurship Research and Education Programs. In 1991, he founded, and now currently chairs the MIT Entrepreneurship Center. He also co-founded the MIT Enterprise Forum in 1979 and also currently chairs this Forum. Dr. Roberts is a Director of Advanced Magnetics, Inc., Pegasystems, Inc. and Selfcare, Inc. as well as several privately held companies. In 1969, he founded and is now currently a member of the Board of Directors of Medical Information Technology, Inc. and a General Partner of the Zero Stage Capital Group of Venture Capital Funds. Dr. Roberts holds four degrees from Massachusetts Institute of Technology, including a Ph.D. in Economics.



F. Grant Saviers has been a Director of the Company since July 1999.
Mr. Saviers was the Chairman of the Board, Chief Executive Officer, and previously President and Chief Operating Officer of Adaptec Inc. from 1992 through 1998. Prior to that, he was employed in various capacities by Digital Equipment Corporation for 24 years, most recently as Vice President for PC Systems and Peripherals. Mr. Saviers is a Director of Analog Devices, Inc. and Chaparral Network Storage, Inc. He is a Director of The Computer Museum History Center and a member of the Advisory Boards of the College of Engineering at the University of California, Berkeley and Leavey School of Business, Santa Clara University.



Michael Keith Ballard will become a Director of this Company upon completion of the offering. Mr. Ballard is a partner in Aragon Ventures, LLC, a private investment fund. Mr. Ballard has also been the President and Chief Executive Officer of Savannah-Chanel Vineyards since 1997. He was the Director of the Dial-Up Technology Division of Cisco Systems, Inc. from 1996 to 1997 and was Vice President of Business Development for Telebit Corporation from 1994 through 1996. He was the Chief Operating Officer of UUNET Technologies, Inc. from 1993 to 1994. Mr. Ballard holds a B.F.A. degree from the University of Utah.



The Company is authorized to have six directors and currently has five directors. The Company expects to appoint a sixth director following the completion of this offering. The terms of the Board of Directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I director is Mr. Johnson and Mr. Ballard will be a Class I director upon becoming a member of the Board; the Class II directors are Mr. Saviers and Mr. Girard and the Class III directors are Mr. Peterson and Dr. Roberts. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Officers of the Company are elected by the Company's Board and serve at the Board's discretion.



COMMITTEES OF THE BOARD OF DIRECTORS
  Executive Committee



The Board of Directors of the Company has appointed an Executive Committee, which currently consists of Mr. Peterson, Mr. Saviers and Mr. Girard. Mr. Ballard will be appointed to the Executive Committee upon his election to the Board. The Executive Committee's duties include reviewing all financial budgets, performance targets and business plans and objectives.


  Audit Committee


The Board of Directors of the Company has appointed an Audit Committee, which currently consists of Mr. Johnson. Mr. Ballard will be appointed to the Audit Committee upon his election to the Board. The Audit Committee's duties include engaging and discharging the Company's independent accountants; reviewing and approving the engagement of the independent accountants for audit and non-audit services requested; reviewing with the independent accountants the scope and timing of the audit and non-audit services; reviewing the completed audit with the independent accountants regarding their report, the conduct of the audit, accounting adjustments, recommendations for improving internal accounting and auditing procedures with the Company's financial staff; and initiating and supervising any special investigations it deems necessary.


  Compensation Committee


The Board of Directors of the Company has also appointed a Compensation Committee which currently consists of Mr. Saviers and Dr. Roberts. The Compensation Committee's duties include reviewing and making recommendations to the Board of Directors regarding compensation and benefit plan matters, including executive officer compensation, director compensation, employee stock option grants, 401(k) plan matters, employee stock purchase plan matters and other defined benefit plan matters.


  Compensation of Directors


The Company compensates each director who is not an employee of the Company $1,000 for each meeting of the Board or a committee attended in person or by telephone. The Chairman of each committee is compensated $1,500 for each committee meeting attended in person. The Company reimburses the out-of-pocket expenses incurred by directors for attendance at Board or committee meetings.



Pursuant to the Company's Director Stock Option Plan, the Company will grant options to purchase 25,000 shares of Common Stock per year to each independent director, initially upon completion of the offering and thereafter annually immediately following the annual meeting of the Company's stockholders. The initial grant will have an exercise price equal to the offer price set forth on the cover page of this Prospectus, and future grants will be at an exercise price equal to the market price per share on the date of such grant.


EXECUTIVE COMPENSATION


The following table summarizes all compensation awarded to, earned by, or paid to (i) all individuals who served or functioned as the Company's Chief Executive Officer during the fiscal years 1999 and 1998; and (ii) the Company's four most highly compensated executive officers who were serving at the end of fiscal years 1999 and 1998 whose annual salaries and bonuses exceeded $100,000 (all of the foregoing individuals are hereinafter referred to collectively as the 'Named Executive Officers'), for services rendered in all capacities to the Company and its subsidiaries for the Company's fiscal years 1999 and 1998.


                           SUMMARY COMPENSATION TABLE


                                                                  ANNUAL COMPENSATION
                                                              ----------------------------
                                                              FISCAL    SALARY    BONUS(1)
NAME AND PRINCIPAL POSITION                                    YEAR      ($)        ($)
---------------------------                                   ------   --------   --------
Cornelius 'Pete' Peterson, .................................   1999    $150,000        --
  Chief Executive Officer, President                           1998     152,629        --
William E. Peisel, .........................................   1999     150,600   $12,425
  Executive Vice President, Chief Technical Officer            1998     135,789        --
John K. Brennan, ...........................................   1999     113,523        --
  Vice President, Manufacturing                                1998     101,264    10,000
Cornelius 'Neil' Peterson, .................................   1999     136,295    88,023
  Vice President, Sales & Marketing                            1998      79,667    69,995


---------------------------

(1) Bonus represents commissions paid on the basis of sales achieved during the fiscal year.

STOCK OPTION PLAN


The Company has established an incentive and non-qualified stock option plan (the 'Stock Option Plan') to become effective upon the closing of the offering. The Stock Option Plan is to be administered by the Compensation Committee (the 'Committee') of the Board of Directors. Deferences herein to the 'Board' mean the Board of Directors or the Committee, as the case may be. A total of 6,000,000 shares of Common Stock is reserved for issuance under the Stock Option Plan. It is anticipated that the Company will grant options to purchase approximately 2,950,000 shares under the Stock Option Plan after the consummation of this offering.


The purpose of the Stock Option Plan is to advance the Company's interests by enhancing its ability to attract and retain key employees and consultants. All grants will be made at the discretion of the Board to such individuals and in such amounts as the Board deems advantageous for compensation and incentive purposes. The Company's employees are all eligible for the grant of options.

The Stock Option Plan will provide for the grant of both incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code') and non-qualified options subject to the rules contained in Section 83 of the Code. No options may be granted under the Stock Option Plan more than ten years after the closing date of the offering. All options under the Stock Option Plan will be non-transferable except upon death. The exercise price of a stock option granted under the Stock Option Plan may not be less than 100% (110% in the case of incentive stock options granted to owners of more than 10% of the total combined voting power of all classes of stock of the Company and its subsidiaries) of the fair market value of the underlying stock at the time of grant.

The term of each option will be set by the Board but cannot exceed ten years from grant (five years from grant, in the case of an incentive stock option granted to someone owning more than 10% of the total combined voting power of all classes of stock of the Company and its subsidiaries). Each option will become exercisable in four installments: on each of the first, second, third and fourth anniversaries of the date of grant as to 25% of the shares covered by the option. The Board has the authority to grant options with shorter or longer vesting schedules, including options that vest immediately as well as placing other restrictions on vesting. The exercise price of an option may be paid either in cash, certified check, bank draft or money order or, if the Board so permits, by delivery of previously owned Common Stock or a promissory note or a combination of the foregoing.

If a participant's employment with the Company terminates by reason of death, each option held by the participant immediately prior to death will be exercisable, to the extent it was then exercisable, for 12 months after death or until the end of the option period if earlier. The options which were not exercisable at the time of death will immediately terminate upon death. If a participant's employment terminates for any other reason all of the participant's options that are not then exercisable will immediately terminate. The participant's options that were then exercisable will continue to be exercisable for three months, unless the participant is discharged for cause, as determined in the Board's sole discretion. In such a case, all previously vested options shall be forfeited immediately.


Options granted under the Stock Option Plan may also terminate in the event of certain mergers, consolidations or sales of assets of the Company. However, in such instances, the Stock Option Plan also provides that at least 30 days in advance of such an event all outstanding vested and non-vested options shall become exercisable for a period of 30 days. Options not exercised during that time period shall be forfeited.



The Board retains the right to amend the Stock Option Plan as to non-qualified stock options and to amend any outstanding non-qualified option. However, any amendment relating to incentive stock options will require stockholder approval. An amendment adversely affecting the rights of an employee under a previously granted option requires the employee's consent, and certain Stock Option Plan amendments, including any increase in the number of shares available under the Stock Option Plan, a change in the group of eligible employees, a reduction in the minimum option price for incentive stock options, an extension of the term of the Stock Option Plan, or amendments affecting the status of already granted incentive stock options, require stockholder approval.


The number of shares reserved for issuance under the Stock Option Plan, as well as the number of shares subject to outstanding options, option price, and other option provisions, including where relevant the kind of shares subject to options, is subject to adjustment in the event of a stock dividend, stock split or similar capital change or to take into consideration material changes in accounting practice or principles or certain corporate transactions. The Board may, at any time, discontinue granting options under the Stock Option Plan.

DIRECTOR STOCK OPTION PLAN


The Company has established a stock option plan for the independent members of its Board of Directors (the 'Director Stock Option Plan') to become effective upon the closing of the offering. The purpose of the Director Stock Option Plan is to attract and retain the best available personnel for service as independent directors of the Company. All grants under the Director Stock Option Plan are automatic and nondiscretionary. A total of 800,000 shares of Common Stock is reserved for issuance under the Director Stock Option Plan, none of which options are outstanding as of the date of this Prospectus. It is anticipated that the Company will grant options to purchase 125,000 shares under the Director Stock Option Plan after the consummation of this offering.


The Director Stock Option Plan will provide for the grant of non-qualified options subject to the rules contained in Section 83 of the Code. No options may be granted under the Director Stock Option Plan more than ten years after the closing date of the offering. All options under the Director Stock Option Plan will be non-transferable except upon death. The exercise price of a stock option granted under the Director Stock Option Plan may not be less than 100% of the fair market value of the underlying stock at the time of grant.

The term of each option will be ten years from grant. Each option will become exercisable in two installments: six months following the date of grant as to 50%, and twelve months following the date of grant as to the remaining 50%. The exercise price of an option may be paid either in cash, certified check, bank draft or money order or, if the Board so permits, by delivery of previously owned Common Stock or a promissory note or a combination of the foregoing.

If a director's status as a member of the Board of Directors terminates by reason of death, each option held by the director immediately prior to death will be exercisable, to the extent it was then exercisable, for the remaining term of the option. The options which were not exercisable at the time of death will immediately terminate upon death. If a director's status as a member of the Board of Directors terminates for any other reason, all of the director's options that are not then exercisable will immediately terminate. The director's options that were then exercisable will continue to be exercisable for the remaining term of the option.


Options granted under the Director Stock Option Plan may also terminate in the event of certain mergers, consolidations or sales of assets of the Company. However, in such instances, the Director Stock Option Plan also provides that at least 30 days in advance of such an event all outstanding vested and non-vested options shall become exercisable for a period of 30 days. Options not exercised during that time period shall be forfeited.


The Board retains the right to amend the Director Stock Option Plan or any outstanding option. An amendment adversely affecting the rights of a director under a previously granted option requires the director's consent, and certain Director Stock Option Plan amendments, including any increase in the number of shares available under the Director Stock Option Plan, and an extension of the term of the Director Stock Option Plan, require stockholder approval.

The number of shares reserved for issuance under the Director Stock Option Plan, as well as the number of shares subject to outstanding options, option price, and other option provisions, including where relevant the kind of shares subject to options, is subject to adjustment in the event of a stock dividend, stock split or similar capital change or to take into consideration material changes in accounting practice or principles or certain corporate transactions. The Board may, at any time, discontinue granting options under the Director Stock Option Plan.

OSICOM STOCK OPTIONS

Osicom has historically granted options under stock option plans to executive officers and employees of the Company. No further options will be granted to executive officers or employees under the Osicom stock option plans.

EMPLOYMENT AGREEMENTS

The Company entered into an employment agreement with Michael Evensen on October 1, 1998. The agreement provides for a base salary subject to annual review by the Compensation Committee. Currently, the base salary of Mr. Evensen is $125,000 per annum. In addition to the base salary, Mr. Evensen is entitled to receive up to $125,000 per annum in additional compensation as commissions upon the attainment of business and performance goals and targets which are mutually agreed upon each year by the Company and Mr. Evensen.

Mr. Evensen receives additional employment benefits in the form of reimbursed business expenses, travel expenses, health, medical, dental, life and disability benefits, and other benefits provided by the Company to all employees.
Mr. Evensen is also entitled to three weeks paid vacation for each year of full employment, exclusive of legal holidays.


The employment agreement provides that upon the completion of this offering, Mr. Evensen will receive options to purchase 141,000 shares of common stock of the Company, of which 12.5% will vest immediately, 12.5% will vest one year after completion of this offering, and 25% will vest on each of the second, third and fourth anniversaries of the offering. Mr. Evensen's stock options shall be exercisable at the initial public offering price. Mr. Evensen is eligible to participate in any additional option programs instituted for senior employees of the Company.


Mr. Evensen may be terminated by the Company at any time without cause, upon six months notice. If the Company were to terminate Mr. Evensen's employment for cause, the Company would have no further obligation to Mr. Evensen except to pay all accrued and unpaid base salary and vacation pay to the date of termination. Mr. Evensen may voluntarily terminate his employment at any time upon three months notice to the Company.

Mr. Evensen has agreed not to compete with the Company's present or contemplated business, to solicit or encourage any other person to terminate a relationship with the Company, or enter into any agreement which conflicts with his duties to the Company. Mr. Evensen is also subject to a Company Confidential Information and Invention Assignment Agreement, which survives the termination of the employment agreement for any reason. The agreement is governed by the laws of Germany.


The Company has agreed with Cornelius Peterson VIII, its Chairman, President and Chief Executive Officer, that in the event that the Company is sold to, or merges with, a company unaffiliated with the Company or Osicom, all of his stock options being granted at the closing of this offering will vest immediately, regardless of whether any performance or time criteria otherwise applicable to vesting have been satisfied. The Company also agreed that if Mr. Peterson's employment is terminated or not renewed without cause, or if he is disabled or dies, his options will remain in full force and effect and any performance-based criteria will be deemed satisfied notwithstanding the Company's actual financial results.



The Company has agreed with Daniel J. Sullivan, its Vice President, Finance and Chief Financial Officer, that if his employment is terminated without cause, the Company will pay him one year's base salary and all of his unvested Osicom and NETsilicon stock options will immediately vest.


The Company has no other employment agreements with any of its employees.

LONG-TERM INCENTIVE PLANS

The Company has no long-term incentive plans other than the Stock Option Plan and the Director Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


The members of the Compensation Committee are F. Grant Saviers and Edward B. Roberts, Ph.D. There are currently no compensation committee interlocks with other entities or insider participation on the Compensation Committee.

                       PRINCIPAL AND SELLING STOCKHOLDERS


The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this prospectus and as adjusted to reflect the sale of the shares offered thereby by (i) each person known to own beneficially 5.0% or more of the outstanding shares of Common Stock;
(ii) each director of the Company; (iii) each executive officer; and (iv) all executive officers and directors as a group. None of the executive officers or directors own or have the right to acquire within 60 days of the date of this prospectus any shares of Common Stock of the Company. Except the stockholders have sole voting and investment power as to shares shown. Of the shares owned by Osicom prior to the offering, 9,000,000 shares are shares of non-voting common stock. Following the offering, Osicom will own 8,000,000 shares of non-voting common stock and no shares of voting common stock. Each stockholder listed below other than Osicom has an address c/o NETsilicon, Inc., 411 Waverley Oaks Road, Suite 227, Waltham, Massachusetts 02454. The shares listed for each shareholder other than Osicom represent shares which such individual will have the right to acquire within 60 days of the date of this prospectus pursuant to stock options to be granted after the completion of this offering.



                                         BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                                         PRIOR TO THE OFFERING         NUMBER        AFTER THE OFFERING
                                      ---------------------------    OF SHARES     -----------------------
                                        NUMBER                         BEING        NUMBER
                                      OF SHARES        PERCENTAGE     OFFERED      OF SHARES    PERCENTAGE
NAME OF BENEFICIAL HOLDER             ----------       ----------   ------------   ---------    ----------
    Osicom Technologies, Inc........  10,000,000         100.0%      2,000,000     8,000,000       61.5%
       2800 28th Street
       Suite 100
       Santa Monica, CA 90405
    Cornelius 'Pete' Peterson
    VIII............................          --            --              --       113,342       *
    John K. Brennan.................          --            --              --        17,811       *
    Michael Evensen.................          --            --              --        17,811       *
    William E. Peisel...............          --            --              --        40,479       *
    Cornelius 'Neil' Peterson IX....          --            --              --        32,383       *
    Daniel J. Sullivan..............          --            --              --        32,383       *
    David Yager.....................          --            --              --        14,375       *
    Francis E. Girard...............          --            --              --            --       *
    William Johnson.................          --            --              --            --       *
    Edward B. Roberts, Ph.D.........          --            --              --            --       *
    F. Grant Saviers................          --            --              --            --       *
    All officers and directors as a
       group (11 persons)...........          --            --              --       268,584        2.1


---------------------------

*  less than 1%.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


The Company entered into three agreements with Osicom, which govern the business relationship between the Company and Osicom.



The Company and Osicom entered into the Intercompany Agreement on May 1, 1998, which provides for the terms and conditions of the transfer by the Company to Osicom of the right to manufacture and sell certain products relating to the Stand-Alone Print Server Line. The Intercompany Agreement provides that Osicom shall have the right to manufacture and sell the Company's stand alone print servers to distributors who will then market such products directly to the consumer. The Intercompany Agreement provides that the Company assign certain accounts receivables accruing after July 31, 1998, computer software and furniture, fixtures, equipment and trademarks to Osicom. The Company also sold at cost its remaining inventory of stand-alone print servers to Osicom. The Intercompany Agreement also requires the Company to provide certain manufacturing and engineering support to Osicom, for which Osicom shall pay a charge equal to the direct cost of such support plus 10% overhead of such support to the Company. The Intercompany Agreement provides that certain software licenses are to be transferred by the Company to Osicom and that Osicom shall assume license payments under such licenses. It also requires Osicom to assign all its rights in the trademark NET+ARM to the Company. The Intercompany Agreement further requires Osicom to use its best efforts to obtain a consent in writing from ARM Limited to the assignment of the rights to NET+ARM. Pursuant to the Intercompany Agreement, the Company granted Osicom co-ownership rights to certain of its existing intellectual property in connection with the Company's transfer of the Stand-Alone Print Server Line to Osicom. Osicom's rights in such intellectual property are limited to use in certain products manufactured by Osicom related to the Stand-Alone Print Server Line, and cannot be transferred, resold, licensed or assigned by Osicom. Pursuant to the Intercompany Agreement, Osicom assumed responsibility for manufacturing the Stand-Alone Print Server Line on May 1, 1999. Osicom assumed responsibility for providing engineering support to the Stand-Alone Print Server Line on July 1, 1999. As of July 1, 1999, the Company does not provide contracted services to Osicom with respect to the Stand-Alone Print Server Line.



The Company entered into a supply agreement, effective May 1, 1998 (the 'Supply Agreement') with Osicom pursuant to which the Company sells to Osicom several products, including the NET+ARM semiconductor device at fixed gross margins for use in the Stand-Alone Print Server Line. The Supply Agreement also provides that Osicom through its subsidiary, Uni-Precision Industrial, Ltd., manufactures products for the Company at Osicom's best price, as determined by agreement between Osicom and the Company from time to time. The Supply Agreement has a term of five years and does not obligate Osicom to purchase any products from the Company or the Company to utilize Osicom for manufacturing. In addition, in the ordinary course of business, Uni Precision manufactures and assembles products for the Company on a competitive bid basis.



The Company and Osicom entered into a sublease agreement dated as of August 1, 1998, for the sublease by the Company to Osicom of approximately 6,000 square feet of space at the Company's offices in Waltham, Massachusetts (the 'Sublease'). The Sublease provides for the payment by Osicom to the Company of rent in the amount of $88,000 per year, payable each October 1, January 1, April 1 and July 1. The Sublease will expire in August 1999.



From time to time the Company has received non-interest bearing advances from Osicom. As of January 31, 1998, Osicom began accruing interest on the outstanding balance at the prime rate plus three percent per annum. As of May 31, 1999, the balance of such advances was $5.9 million, which is the highest amount borrowed by the Company from Osicom.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Prospectus, there were 10,000,000 shares of Common Stock and no shares of preferred stock issued and outstanding.

COMMON STOCK


The holders of common stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available for the payment thereof, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to receive ratably the net assets of the Company available for distribution after preferred distributions, if any, to the holders of preferred stock. The shares of common stock that will be outstanding upon the consummation of the offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future. See 'Risk Factors -- Anti-Takeover Provisions' and ' -- Preferred Stock.'


Holders of common stock do not have any preemptive or subscription rights, nor any redemption or conversion rights.


  Voting Common Stock



Holders of voting common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders and do not have cumulative voting rights. The election of directors is determined by a plurality of the votes cast. Except as otherwise required by law and as may be required by the terms of the preferred stock, all other matters are determined by a majority of the votes cast.



  Non-Voting Common Stock



Holders of non-voting common stock are not entitled to vote on the election of directors or any other matter submitted to the shareholders for approval except for any proposal that would change the terms of the non-voting common stock. As of the date of this prospectus, Osicom owns all of the outstanding 9,000,000 shares of non-voting common stock. Upon the sale or transfer of any shares of non-voting common stock to a non-affiliate of Osicom, such shares automatically convert to shares of voting common stock. Osicom and its affiliates have agreed not to accept a proxy to vote any of the Company's voting common stock. An affiliate of Osicom is any person or entity controlling, controlled by or under common control with Osicom.


PREFERRED STOCK

The Company has authorized 5,000,000 shares of preferred stock which the Company's Board has discretion to issue in such series and with such preferences and rights as it may designate without the approval of the holders of common stock. Such preferences and rights may be superior to those of the holders of common stock. For example, the holders of preferred stock may be given a preference in payment upon liquidation of the Company or for the payment or accumulation of dividends before any distributions are made to the holders of common stock. As of the date of this prospectus, no preferred stock has been designated or issued by the Company, and the Company has no plans, agreements or understandings for the issuance of preferred stock. For a description of the possible anti-takeover effects of the preferred stock, see 'Risk Factors -- Anti-Takeover Provisions' and ' -- Certain Anti-Takeover Provisions.'

LIMITATION ON LIABILITY

The Articles of Organization of the Company limit or eliminate the liability of the Company's directors or officers to the Company or its stockholders for monetary damages to the fullest extent permitted by the Massachusetts General Corporation Law, as amended (the 'MGCL'). The MGCL provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of such person's duty of loyalty; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends and certain other actions prohibited by Massachusetts corporate law; and (iv) for any transaction resulting in receipt by such person of an improper personal benefit.

The Company has directors' and officers' liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. See 'Business -- Legal Proceedings' for a discussion of pending litigation.

CERTAIN ANTI-TAKEOVER PROVISIONS


     The ability of the Company's Board to establish the rights of, and to issue, substantial amounts of preferred stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences as the Company's Board may determine in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. The Company has no present plans to issue any shares of preferred stock. In addition, the classification of the Company's Board of Directors may deter a stockholder from voting to remove incumbent directors and gaining control of the Board of Directors. See 'Risk Factors -- Anti-Takeover Provisions,' 'Management,' 'Common Stock' and ' -- Preferred Stock.'


TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE


Prior to the offering, there has been no public market for the securities of the Company. Upon completion of the offering, the Company will have outstanding 13,000,000 shares of common stock (assuming no exercise of the Underwriters' over-allotment option or options outstanding under the Company's stock option plans). Of these shares, the 5,000,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless they are purchased by 'affiliates' of the Company as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain limitations and restrictions described below). The remaining 8,000,000 shares, which are held by Osicom, are 'restricted shares' under Rule 144 (the 'Restricted Shares'). Restricted Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144, Rule 144(k) or Rule 701 promulgated under the Securities Act. Osicom has agreed for a period of 365 days after the date of this prospectus and each director, executive officer and employee of the Company has agreed for a period of 180 days after the date of this prospectus without the prior written consent of CIBC World Market Corp. not to offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock. As a result of the contractual restrictions described herein and the provisions of Rule 144, Rule 144(k) and Rule 701, the Restricted Shares will be available for sale in the public market as follows: (i) no shares will be available for immediate sale on the date of this prospectus, (ii) 431,250 shares of common stock subject to options will be subject to lock-up agreements prohibiting the sale or other disposition of such shares until 180 days after the date of this prospectus without the prior written consent of CIBC World Markets Corp. and
(iii) 8,000,000 shares of common stock beneficially owned by Osicom which will be subject to lock-up agreements prohibiting the sale or other disposition of such shares until 365 days after the date of this prospectus without the prior written consent of CIBC World Markets Corp. CIBC World Market Corp. in its sole discretion and without notice may earlier release for sale in the public market all or any portion of the shares subject to the lock-up agreement. As a result, no shares other than those offered by this prospectus are available for immediate sale on the date of this prospectus, 431,250 shares of common stock subject to options and 8,000,000 shares of common stock beneficially owned by Osicom will become eligible for sale 180 days and 365 days after the date of this prospectus, respectively.



In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in 'brokers' transactions' or to market makers, within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of common stock then outstanding (130,000 shares immediately after the offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Unless otherwise restricted, '144(k) shares' may therefore be sold immediately upon the completion of the offering. Under
Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the offering are entitled to sell such shares 90 days after the offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the volume limitation or notice filing provisions of Rule 144.

After the completion of this offering, but not prior to 180 days after the completion of this offering, the Company intends to file a Registration Statement on Form S-8 under the Securities Act to register the 6,000,000 shares of common stock reserved for issuance under the Stock Option Plan and the 800,000 shares of common stock under the Director Stock Option Plan. After the date of such filing, if not otherwise subject to a lock-up agreement, shares purchased pursuant to such plans and options generally would be available for resale in the public market.


LOCK-UP AGREEMENTS


Osicom and the Company have each agreed with the Underwriters that it will not sell or otherwise dispose of any shares of common stock until 365 days from the date of the prospectus without the prior written consent of CIBC World Markets Corp. Furthermore, the Company has agreed not to file a registration statement on Form S-8 covering any shares of common stock prior to 180 days after the completion of this offering. Therefore, no employee of the Company will be able to sell or otherwise dispose of any shares of common stock issued pursuant to the Stock Option Plan prior to 180 days from the date of this prospectus. Currently, no employee beneficially owns any shares of the Company's common stock other than through options granted under the Stock Option Plan. In addition Osicom has agreed not to (and to not permit any subsidiary other than the Company to) purchase any shares of common stock until 365 days from the date of the prospectus.

                                  UNDERWRITING


NETsilicon and Osicom have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray are acting as representatives of the underwriters.



The underwriting agreement provides for the purchase of a specific number of shares of voting common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:



                                                              NUMBER OF SHARES
UNDERWRITER                                                   ----------------
    CIBC World Markets Corp.................................
    U.S. Bancorp Piper Jaffray..............................

                                                                 ---------

          Total.............................................
                                                                 ---------
                                                                 ---------



This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.



The shares should be ready for delivery on or about             , 1999 against
payment in immediately available funds. The representatives have advised NETsilicon and Osicom that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares
to other securities dealers at such price less a concession of $     per share.
The underwriters may also allow, and such dealers may reallow, a concession not
in excess of $     per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.



NETsilicon and Osicom have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 750,000 additional shares (250,000 from NETsilicon and 500,000 from Osicom) to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be
$             , the total proceeds to NETsilicon will be $             and the
total proceeds to Osicom will be $             . The underwriters have severally
agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.



The following table provides information regarding the amount of the discount to be paid to the underwriters by NETsilicon and Osicom:

                                                              TOTAL WITHOUT            TOTAL WITH
                                                               EXERCISE OF          FULL EXERCISE OF
                                              PER SHARE   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                              ---------   ---------------------   ---------------------
    NETsilicon..............................   $               $                       $
    Osicom..................................
                                                               -----------             -----------
          Total........................................        $                       $



NETsilicon and Osicom estimate that their portions of the total expenses of the offering, excluding the underwriting discount, will be approximately $600,000 and $400,000, respectively.



NETsilicon and Osicom have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.



NETsilicon and Osicom have each agreed to a 365-day 'lock up' with respect to shares of NETsilicon common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, for a period of 365 days following the date of this prospectus, neither NETsilicon nor Osicom may offer, sell, pledge or otherwise dispose of these NETsilicon securities without the prior written consent of CIBC World Markets Corp. NETsilicon's executive officers and directors and certain other persons have agreed to a 180-day 'lock up' with respect to securities that are exercisable for an aggregate of 254,709 shares of NETsilicon common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that for a period of 180 days following the date of this prospectus, NETsilicon's executive officers and directors and certain other stockholders, may not offer, sell, pledge or otherwise dispose of these NETsilicon securities without the prior written consent of CIBC World Markets Corp.



The representatives have informed NETsilicon that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.



There is no established trading market for the shares. The offering price for the shares has been determined by NETsilicon, Osicom and the representatives, based on the following factors: prevailing market and economic conditions, revenues and earnings of NETsilicon, the state of NETsilicon's business operations, an assessment of NETsilicon's management and consideration of the above factors relative to market valuation of companies in related businesses.



Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:



    Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.



   Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.



   Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.



Neither NETsilicon nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.


                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, Woodbridge, New Jersey. Certain legal matters in connection with this offering are being passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

The financial statements of the Company as of January 31, 1999 and 1998 and for each of the three years in the period ended January 31, 1999 included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, and have been so included in reliance on its reports, given upon its authority as an expert in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


This prospectus, which constitutes a part of a Registration Statement on Form S-1 (including all amendments thereto, the 'Registration Statement') filed by the Company with the SEC under the Act, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below.

Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified by reference to the copy of the applicable document filed with the SEC.

The Company is subject to certain of the informational reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained in person from the Public Reference Section of the SEC at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. Additionally, such material may be obtained at the web site the SEC maintains at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                NETSILICON, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........   F-2
Balance Sheets as of January 31, 1998 and 1999 and April 30,
  1999 (unaudited)..........................................   F-3
Statements of Operations for the Years Ended January 31,
  1997, 1998 and 1999 and the Three Months Ended April 30,
  1998 and 1999 (unaudited).................................   F-4
Statements of Stockholder's Equity (Deficit) for the Years
  Ended January 31, 1997, 1998 and 1999 and April 30, 1999
  (unaudited)...............................................   F-5
Statements of Cash Flows for the Years Ended January 31,
  1997, 1998 and 1999 and the Three Months Ended April 30,
  1998 and 1999 (unaudited).................................   F-6
Notes to Financial Statements...............................   F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors of
NETsilicon, Inc.



     We have audited the accompanying balance sheets of NETsilicon, Inc. (the 'Company') as of January 31, 1998 and 1999 and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.


     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of NETsilicon, Inc. as of January 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1999 in conformity with generally accepted accounting principles.



                                                   /S/ BDO SEIDMAN, LLP
                                           .....................................
                                                     BDO SEIDMAN, LLP



Boston, Massachusetts
February 26, 1999, except for notes
I (ii) and (iii) which are
as of June 30, 1999

                                NETSILICON, INC.
                                 BALANCE SHEETS


                                                                 JANUARY 31,
                                                           ------------------------    APRIL 30,
                                                              1998         1999          1999
                                                           ----------   -----------   -----------
                                                                                      (Unaudited)
                         ASSETS
CURRENT ASSETS:
     Cash...............................................   $  185,100   $   582,600   $    29,500
     Accounts receivable, net (Notes D and S)...........    3,595,300     4,204,500     4,722,200
     Due from affiliate (Note F)........................       --         1,218,300     2,753,800
     Inventory, net (Notes B, D and S)..................    2,607,400     3,769,300     4,129,100
     Prepaid expenses and other current assets..........      172,600       238,600       130,200
                                                           ----------   -----------   -----------
          TOTAL CURRENT ASSETS..........................    6,560,400    10,013,300    11,764,800
                                                           ----------   -----------   -----------
PROPERTY AND EQUIPMENT, NET (Notes C, D and E)..........      773,900       685,200       725,500
                                                           ----------   -----------   -----------
OTHER ASSETS:
     Capitalized software, net (Note B).................      221,400       470,400       707,300
     Capitalized software of discontinued operations,
       net (Note A).....................................      330,100       --            --
     Other assets.......................................       47,600       479,500       528,600
                                                           ----------   -----------   -----------
          TOTAL OTHER ASSETS............................      599,100       949,900     1,235,900
                                                           ----------   -----------   -----------
TOTAL ASSETS............................................   $7,933,400   $11,648,400   $13,726,200
                                                           ----------   -----------   -----------
                                                           ----------   -----------   -----------

     LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
     Short-term debt (Note D)...........................   $2,987,100   $ 3,191,500   $ 3,454,600
     Current maturities of long-term debt (Note E)......       17,900       --            --
     Accounts payable...................................    1,777,300     2,789,800     3,582,900
     Due to affiliates (Note F).........................    2,171,000     6,423,100     7,092,400
     Other current liabilities..........................      394,000     1,080,100     1,416,900
                                                           ----------   -----------   -----------
          TOTAL CURRENT LIABILITIES.....................    7,347,300    13,484,500    15,546,800
                                                           ----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note G)
STOCKHOLDER'S EQUITY (DEFICIT) (Notes I, J and K):
     Preferred stock, $0.01 par value; 5,000,000
       authorized; none issued..........................       --           --            --
     Common stock, $0.01 par value; 35,000,000
       authorized; Issued and outstanding:
          Voting, 1,000,000 shares......................       10,000        10,000        10,000
          Nonvoting, 9,000,000 shares...................       90,000        90,000        90,000
     Additional paid-in capital.........................    2,463,000     2,463,000     2,463,000
     Accumulated deficit................................   (1,976,900)   (4,399,100)   (4,383,600)
                                                           ----------   -----------   -----------
          TOTAL STOCKHOLDER'S EQUITY (DEFICIT)..........      586,100    (1,836,100)   (1,820,600)
                                                           ----------   -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)....   $7,933,400   $11,648,400   $13,726,200
                                                           ----------   -----------   -----------
                                                           ----------   -----------   -----------


                See accompanying notes to financial statements.

                                NETSILICON, INC.
                            STATEMENTS OF OPERATIONS


                                                                                             THREE MONTHS ENDED
                                                      FISCAL YEAR ENDED JANUARY 31,               APRIL 30,
                                                 ---------------------------------------   -----------------------
                                                    1997          1998          1999          1998         1999
                                                 -----------   -----------   -----------   ----------   ----------
                                                                                                 (Unaudited)
NET SALES......................................  $ 7,444,500   $ 7,920,300   $13,373,000   $2,185,000   $5,814,500

COST OF SALES (Note F).........................    4,293,600     4,060,200     7,270,400    1,037,000    3,120,100
                                                 -----------   -----------   -----------   ----------   ----------

     GROSS PROFIT..............................    3,150,900     3,860,100     6,102,600    1,148,000    2,694,400
                                                 -----------   -----------   -----------   ----------   ----------

OPERATING EXPENSES:
     Selling and marketing.....................    1,562,700     1,809,600     3,336,400      628,000    1,325,600
     Engineering, research and development.....    1,027,700     1,482,600     2,152,500      448,100      502,100
     General and administrative................    1,502,300     1,795,400     2,194,400      351,900      612,800
                                                 -----------   -----------   -----------   ----------   ----------
          TOTAL OPERATING EXPENSES.............    4,092,700     5,087,600     7,683,300    1,428,000    2,440,500
                                                 -----------   -----------   -----------   ----------   ----------

OPERATING INCOME (LOSS) FROM CONTINUING
  OPERATIONS...................................     (941,800)   (1,227,500)   (1,580,700)    (280,000)     253,900

     Interest expense..........................     (136,200)     (118,500)     (551,700)     (60,000)    (238,400)
                                                 -----------   -----------   -----------   ----------   ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  INCOME TAX BENEFIT...........................   (1,078,000)   (1,346,000)   (2,132,400)    (340,000)      15,500

     Income tax benefit (Note L)...............      968,600       493,000       --            --           --
                                                 -----------   -----------   -----------   ----------   ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS.......     (109,400)     (853,000)   (2,132,400)    (340,000)      15,500

INCOME (LOSS) FROM DISCONTINUED OPERATIONS NET
  OF INCOME TAX OF $968,600, $493,000 and $0 in
  1997, 1998 and 1999, respectively and $0 and
  $0 in the three months ended April 30, 1998
  and 1999, respectively (Notes A and L).......    1,329,500       676,600      (289,800)    (310,700)      --
                                                 -----------   -----------   -----------   ----------   ----------

NET INCOME (LOSS)..............................  $ 1,220,100   $  (176,400)  $(2,422,200)  $ (650,700)  $   15,500
                                                 -----------   -----------   -----------   ----------   ----------
                                                 -----------   -----------   -----------   ----------   ----------

NET INCOME (LOSS) PER SHARE (Notes K and M)

     BASIC:

          NET INCOME (LOSS) PER COMMON SHARE:
               From continuing operations......  $     (0.02)  $     (0.09)  $     (0.21)  $    (0.04)  $     0.00
               From discontinued operations....         0.19          0.07         (0.03)       (0.03)        0.00
                                                 -----------   -----------   -----------   ----------   ----------
               Net income (loss) per common
                 share.........................  $      0.17   $     (0.02)  $     (0.24)  $    (0.07)  $     0.00
                                                 -----------   -----------   -----------   ----------   ----------
                                                 -----------   -----------   -----------   ----------   ----------
          WEIGHTED AVERAGE COMMON SHARES
            OUTSTANDING........................    7,158,300    10,000,000    10,000,000   10,000,000   10,000,000


                See accompanying notes to financial statements.

                                NETSILICON, INC.
                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)


                                                                                                             TOTAL
                                    COMMON STOCK          PREFERRED STOCK     ADDITIONAL                 STOCKHOLDER'S
                                ---------------------   -------------------    PAID-IN     ACCUMULATED      EQUITY
                                  SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT       (DEFICIT)
                                ----------   --------   --------   --------   ----------   -----------   -------------
Balance at January 31, 1996...   7,197,300   $ 72,000    141,700   $ 14,200   $2,476,800   $(3,020,600)   $  (457,600)

Stock option exercises........      32,800        300      --         --            (300)      --             --

Cashless exercise of options
  and warrants (Note J).......     900,300      9,000      --         --          (9,000)      --             --

Preferred stock conversion....   1,869,600     18,700   (141,700)   (14,200)      (4,500)      --             --

Net income....................      --          --         --         --          --         1,220,100      1,220,100
                                ----------   --------   --------   --------   ----------   -----------    -----------

Balance at January 31, 1997...  10,000,000    100,000      --         --       2,463,000    (1,800,500)       762,500

Net loss......................      --          --         --         --          --          (176,400)      (176,400)
                                ----------   --------   --------   --------   ----------   -----------    -----------

Balance at January 31, 1998...  10,000,000    100,000      --         --       2,463,000    (1,976,900)       586,100

Net loss......................      --          --         --         --          --        (2,422,200)    (2,422,200)
                                ----------   --------   --------   --------   ----------   -----------    -----------

Balance at January 31, 1999...  10,000,000    100,000      --         --       2,463,000    (4,399,100)    (1,836,100)

Net income....................      --          --         --         --          --            15,500         15,500
                                ----------   --------   --------   --------   ----------   -----------    -----------

Balance at April 30, 1999
  (unaudited).................  10,000,000   $100,000      --      $  --      $2,463,000   $(4,383,600)   $(1,820,600)
                                ----------   --------   --------   --------   ----------   -----------    -----------
                                ----------   --------   --------   --------   ----------   -----------    -----------


                See accompanying notes to financial statements.

                                NETSILICON, INC.
                            STATEMENTS OF CASH FLOWS
                                    (NOTE O)


                                                                                             THREE MONTHS ENDED
                                                      FISCAL YEAR ENDED JANUARY 31,              APRIL 30,
                                                 ---------------------------------------   ----------------------
                                                    1997          1998          1999          1998         1999
                                                 -----------   -----------   -----------   -----------   --------
                                                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss).........................  $ 1,220,100   $  (176,400)  $(2,422,200)  $  (650,700)  $ 15,500
     Adjustments to reconcile net income (loss)
       to net cash provided by (used in)
       operating activities
          Depreciation and amortization........      674,200       580,500       644,100       127,800    170,000
          Intangible assets valuation
            allowance..........................      --            237,900       --            --           --
     Changes in current assets and liabilities:
          (Increase) decrease in accounts
            receivable.........................   (1,037,100)     (169,300)     (609,200)      516,500   (517,700)
          (Increase) decrease in inventories...      560,300        55,400    (1,161,900)   (1,140,200)  (359,800)
          (Increase) decrease in other current
            assets.............................      105,600       (87,000)      (66,000)      (61,100)   108,400
          Increase (decrease) in accounts
            payable............................   (1,562,600)     (168,000)    1,012,500       957,300    793,100
          Increase (decrease) in other current
            liabilities........................     (497,900)     (227,800)      686,100       100,100    336,800
                                                 -----------   -----------   -----------   -----------   --------
               NET CASH PROVIDED BY (USED IN)
                 OPERATING ACTIVITIES..........     (537,400)       45,300    (1,916,600)     (150,300)   546,300
                                                 -----------   -----------   -----------   -----------   --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
     Purchases of property and equipment.......     (138,600)     (604,800)     (328,100)      (83,800)  (131,700)
     Software development costs (Note B).......     (369,500)     (556,000)     (723,600)     (162,500)  (315,500)
     Capitalized software transferred to Osicom
       (Note A)................................      --            --            577,400       --           --
     Other assets..............................       (2,700)       16,100      (431,900)       43,200    (49,100)
                                                 -----------   -----------   -----------   -----------   --------
               NET CASH USED IN INVESTING
                 ACTIVITIES....................     (510,800)   (1,144,700)     (906,200)     (203,100)  (496,300)
                                                 -----------   -----------   -----------   -----------   --------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
     Proceeds (repayments) of affiliates
       advances................................      947,500       854,400     3,033,800       709,900   (866,200)
     Proceeds from issuance of short-term debt,
       net (Note D)............................      917,000       291,000       204,400      (372,800)   263,100
     Repayments of long-term debt (Note E).....     (441,900)     (254,700)      (17,900)      --           --
                                                 -----------   -----------   -----------   -----------   --------
               NET CASH PROVIDED BY (USED IN)
                 FINANCING ACTIVITIES..........    1,422,600       890,700     3,220,300       337,100   (603,100)
                                                 -----------   -----------   -----------   -----------   --------
INCREASE (DECREASE) IN CASH....................      374,400      (208,700)      397,500       (16,300)  (553,100)

CASH -- BEGINNING OF PERIOD....................       19,400       393,800       185,100       185,100    582,600
                                                 -----------   -----------   -----------   -----------   --------

CASH -- END OF PERIOD..........................  $   393,800   $   185,100   $   582,600   $   168,800   $ 29,500
                                                 -----------   -----------   -----------   -----------   --------
                                                 -----------   -----------   -----------   -----------   --------


                See accompanying notes to financial statements.

                                NETSILICON, INC.
                         NOTES TO FINANCIAL STATEMENTS
             (Information for April 30, 1998 and 1999 is unaudited)



     NETsilicon, Inc. (the 'Company') develops and markets semiconductor devices and software solutions designed to meet the networking requirements of embedded systems. The Company's products are incorporated into the design of embedded systems to provide them with the ability to communicate over standards-based Local Area Networks ('LANs'), Wide Area Networks ('WANs') and the Internet, enabling the development of new embedded systems applications. The Company believes that it offers the first compenhensive solution that, in conjunction with the physical interface and memory, encompasses all of the hardware and software necessary to network enable embedded systems. The Company's technology is designed to have broad applicability and therefore may add network functionality to many enbedded systems. The Company's products are currently contained in a broad array of imaging products, including printers, scanners, fax machines, copiers and multi-function peripherals manufactured by 22 original equipment manufacturers ('OEMs'). The Company's products are also in various stages of being incorporated into the design of products in additional markets, such as industrial automation equipment, communication devices, data acquisition and test equipment, Internet devices and utility monitoring equipment.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

     The accompanying financial statements are the responsibility of the management of the Company.

A. THE COMPANY AND BASIS OF PRESENTATION

     The Company, incorporated in Massachusetts on April 17, 1984 under the name of Digital Products, Inc. is a wholly-owned subsidiary of Osicom Technologies, Inc. ('Osicom') and operates as a product line unit. In September 1996, Osicom acquired the Company through a merger with a newly-formed corporation for Osicom common stock in a transaction accounted for as a pooling of interests. The accompanying financial statements represent only the assets, liabilities, operations and financial position of the Company.


     The Company was comprised of two product lines: OEM and Stand-Alone Print Server. The Company developed both board and system level products to satisfy the specific design needs of OEM's and the full system (hardware and software) solutions for end-user customers. The end-user customers were reached through value-added resellers and distributors; this sales activity is referred to as 'Stand-Alone Print Server Line sales.' The Company has decided to focus its resources on the future development of its NET+ family of products within the OEM line.



     As a result, in May 1998, the Company sold its Stand-Alone Print Server Line to Osicom, which consisted principally of specific sales employees and capitalized software related to Stand-Alone Print Server products. Based on this transaction, the Company has accounted for the Stand-Alone Print Server Line as a discontinued operation. Capitalized software related to the Stand-Alone Print Server Line of business has been separately stated on the balance sheets presented. The Company did not experience a gain or loss on disposal as Osicom purchased the capitalized software and other miscellaneous assets at their book value as of the date of purchase. Due to the similar nature of the raw materials utilized in the manufacturing of products within each business line, Osicom also has been granted the option to purchase existing Company inventory at cost for a period of nine months. Sales, cost of sales, selling, marketing, engineering, general and administrative, research and development expenses included in discontinued operations within the Company's historical Statements of Operations represent only those transactions specific to the Stand-Alone Print Server Line. See Note Q.

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)


     General and administrative expenses include an amount that management considers to be a reasonable allocation of general corporate expenses. Management and administrative salaries are allocated based upon estimated time devoted to Company's operations; all other allocations of general corporate expenses, including public company costs, were based upon specific identification of the relationship of Company's operations to the total operations of Osicom. Management believes that such allocated general expenses are representative of the expenses the Company will incur as a separate public company. Included in selling and marketing and general and administrative expenses are $80,000, $202,900, and $50,000 of allocated corporate overhead expenses for the years, ended January 31, 1999, 1998 and 1997, respectively.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates -- The financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, the disclosure of contingent assets and liabilities and the values of purchased assets and assumed liabilities in acquisitions. Actual results could differ from these estimates.

     Accounts and Notes Receivable -- In the normal course of business, the Company extends unsecured credit to its customers related to the sales of various products. Typically credit terms require payment within thirty days from the date of shipment. The Company evaluates and monitors the creditworthiness of each customer on a case-by-case basis.

     Allowance for Doubtful Accounts -- The Company provides an allowance for doubtful accounts based on its continuing evaluation of its customers' credit risk. The Company generally does not require collateral from its customers.


     Inventory -- Inventory, comprised of raw materials, work in process, finished goods and spare parts, is stated at the lower of cost (first-in, first-out method) or market. Inventories consisted of:



                                                 JANUARY 31,
                                           -----------------------    APRIL 30,
                                              1998         1999         1999
                                           ----------   ----------   -----------
                                                                     (UNAUDITED)
Raw material.............................  $1,350,400   $1,603,400   $1,119,600
Work in process..........................   1,273,400    2,150,100    2,364,900
Finished goods...........................     175,600      140,400      754,400
                                           ----------   ----------   ----------
                                            2,799,400    3,893,900    4,238,900
Less: Valuation reserve..................     192,000      124,600      109,800
                                           ----------   ----------   ----------
                                           $2,607,400   $3,769,300   $4,129,100
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------


     Fair Value of Financial Instruments -- The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Except for financial instruments issued in conjunction with related party transactions management believes that there are no material differences between the recorded book values of its financial instruments and their estimated fair value. It is not practicable to estimate the fair value of related party notes payable or notes receivable of the Company due to their related party nature.

     Property and Equipment -- Property and equipment are recorded at historical cost. Depreciation and amortization are provided over the estimated useful lives of the individual assets or the terms of the leases if shorter using accelerated and straight-line methods. Useful lives for property and

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)


equipment range from three to seven years. Depreciation of leasehold improvements is computed using the straight-line method over five years.

     Capitalized leases are initially recorded at the present value of the minimum payments at the inception of the contracts, with an equivalent liability categorized as appropriate under current or non-current liabilities. Such assets are depreciated on the same basis as described above. Interest expense, which represents the difference between the minimum payments and the present value of the minimum payments at the inception of the lease, is allocated to accounting periods using a constant rate of interest over the lease.

     Property and equipment are reviewed for impairment whenever events or circumstances indicate that the asset's undiscounted expected cash flows are not sufficient to recover its carrying amount. The Company measures impairment loss by comparing the fair market value, calculated as the present value of expected future cash flows, to its net book value. Impairment losses, if any, are recorded currently.


     Software Development -- Software development costs where technological feasibility has not been established are expensed in the period in which they occurred, otherwise, development costs that will become an integral part of the Company's products are deferred in accordance with Statement of Financial Accounting Standards Nos. 2 and 86. The deferred costs are amortized using the straight-line method over the remaining estimated 3 year economic life of the product or the ratio that current revenues for the product bear to the total of current and anticipated future revenues for that product. Amortization expense for the fiscal years ended January 31, 1997, 1998 and 1999 and the three months ended April 30, 1998 and 1999, was $321,900, $277,300, $227,300, $66,700 and
$78,600, respectively. Accumulated amortization was $132,200, $206,200, $284,800 as of January 31, 1998, 1999 and April 30, 1999, respectively.


     The recoverability of capitalized software costs are reviewed on an ongoing basis primarily based upon projections of discounted future operating cash flows from each software product line. The excess amount, if any, of the remaining net book value over the calculated amount is fully reserved. During the quarter ended July 31, 1997, the Company recorded a reduction to the net book value of its capitalized software development costs of $237,900 to reflect the decline in the net realizable value of these assets as the result of changing market conditions.

     Revenue Recognition -- The Company generally recognizes product revenue upon shipment to its OEM customers. Revenue from service obligations is deferred and recognized over the lives of the contracts. The Company accrues for warranty costs, sales returns, and other allowances at the time of shipment.

     Income Taxes -- Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 'Accounting for Income Taxes.' The statement employs an asset and liability approach for financial accounting and reporting of deferred income taxes generally allowing for recognition of deferred tax assets in the current period for future benefit of net operating loss and research credit carryforwards as well as items for which expenses have been recognized for financial statement purposes but will be deductible in future periods. A valuation allowance is recognized, if on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Advertising -- The Company expenses advertising expenditures as incurred. Advertising expenses of the Company consist of allowances given to customers as well as direct expenditures by the Company.

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)


     Income and Loss Per Common Share -- In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS')
No. 128, 'Earnings Per Share' effective for financial statements issued for period ending after December 15, 1997, including interim periods. SFAS 128 requires dual presentation of basic and diluted earnings per share ('EPS') on the face of the income statement. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. (See Note M). This statement also requires restatement of all prior-period EPS data presented. The adoption had no effect on the calculation of EPS. Basic income and loss per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during each period presented. Diluted EPS is based on the weighted average number of common shares outstanding as well as dilutive potential common shares, which in the Company's case consist of convertible securities outstanding, warrants to acquire common stock and shares issuable under stock benefit plans. Potential common shares are not included in the diluted loss per share computation for all periods presented as they would be anti-dilutive.

     Stock-Based Compensation -- The Company has adopted SFAS No. 123, 'Stock-Based Compensation' as of February 1, 1996. SFAS No. 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees.' Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. (See Note K.)


     Unaudited Information -- The financial statements include the unaudited balance sheet as of April 30, 1999 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the three months ended April 30, 1998 and 1999. This unaudited information has been prepared by the Company on the same basis as the audited financial statements and, in management's opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information, in accordance with generally accepted accounting principles, for the periods presented. Results for interim periods are not necessarily indicative of the results to be expected for the entire year.


     Capital Structure -- SFAS No. 129, 'Disclosure of Information about Capital Structure' is effective for financial statement issued for periods ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion
No. 15, which has been superseded by SFAS No. 128. The adoption of SFAS No. 129 had no effect on the Company's financial position or results of operations.

     Comprehensive Income -- SFAS No. 130, 'Reporting Comprehensive Income' is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The adoption of SFAS
No. 130 had no material effect on the Company's financial position or results of operations.

     Segment Reporting -- SFAS No. 131, 'Disclosure about Segments of an Enterprise and Related Information' is effective for financial statements with fiscal years beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)


enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The adoption of SFAS No. 131 did not have a material effect on its results of operations.

     Pensions and Postretirement Benefits -- SFAS No. 132, 'Employers' Disclosures about Pensions and Other Postretirement Benefits' is effective for financial statements with fiscal years beginning after December 15, 1997; earlier application is permitted. The new standard revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of those plans. SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures previously required when no longer useful. The adoption of SFAS No. 132 did not have an effect on its financial position or results of operations.


     Derivative Instruments -- In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS 133').
SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. SFAS 133 is effective for years beginning after June 15, 2000. Adoption of SFAS 133 is not expected to have a material impact on the Company's results of operations, financial position or cash flows.


     Software Revenue Recognition -- The Accounting Standards Executive Committee issued Statement of Position ('SOP') No. 97-2 'Software Revenue Recognition' which superceded Statement of Position No. 91-1 'Software Revenue Recognition' effective for transactions entered into in fiscal years beginning after December 15, 1997. During 1998, SOP No. 98-9 was issued. The provisions of SOP No. 98-9 amend certain provisions of SOP No. 98-4 and SOP 97-2. The adoption of these standards had no material effect on the Company's financial position or results of operations.

C. PROPERTY AND EQUIPMENT


     Property and equipment of the Company consisted of the following components:



                                                JANUARY 31,           APRIL 30,
                                          ------------------------   -----------
                                             1998          1999         1999
                                          -----------   ----------   -----------
                                                                     (UNAUDITED)
Manufacturing, engineering and plant
  equipment and software................  $ 2,931,800   $3,240,700   $ 3,359,000
Office furniture and fixtures...........      313,800      313,800       322,500
Leasehold and building improvements.....      138,900      158,100       162,800
                                          -----------   ----------   -----------
     Total property and equipment.......    3,384,500    3,712,600     3,844,300
Less: Accumulated depreciation..........   (2,610,600)  (3,027,400)   (3,118,800)
                                          -----------   ----------   -----------
     Net book value.....................  $   773,900   $  685,200   $   725,500
                                          -----------   ----------   -----------
                                          -----------   ----------   -----------



     Depreciation expense was $352,300, $303,200, $416,800, $61,100 and $91,400
for the fiscal years ended January 31, 1997, 1998, 1999, and the three month periods ended April 30, 1998 and 1999, respectively.

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)


D. SHORT TERM DEBT


     Short term debt consisted of the following:



                                                 JANUARY 31,          APRIL 30,
                                           -----------------------   -----------
                                              1998         1999         1999
                                           ----------   ----------   -----------
                                                                     (UNAUDITED)
Floating interest rate loan (2.5% over
  lender's prime rate) secured by all the
  tangible assets of the Company;
  weighted average interest rate for the
  years ended January 31, 1998, 1999 and
  the three months ended April 30, 1999
  was 11.8%, 10.5% and 10.3%,
  respectively...........................  $2,987,100   $3,191,500   $3,454,600
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------



     On October 11, 1996, the Company obtained a $3,000,000 line of credit from Coast Business Credit which was increased to $5,000,000 subsequent to January 31, 1998. The line of credit is collateralized by substantially all the assets of the Company and a guarantee by Osicom. Advances are limited to 80% of eligible receivables and 30% of eligible inventory. The loan bears interest at 2.5% over the bank's prime rate but not less than 8% (10.3% at April 30, 1999). The proceeds of this loan were used to repay the line of credit outstanding at the acquisition of the Company by Osicom under which the interest rate was 4% over the lender's prime rate. The highest amount and average amounts of debt outstanding were $2,987,100 and $2,298,000 during the year ended January 31, 1998, $3,478,000 and $2,614,900 during the year ended January 31, 1999, and
$4,021,000 and $3,501,000 for the three months ended April 30, 1999.




E. LONG TERM DEBT

     The Company had various notes payable to certain of its former shareholders which were due December 1997 with interest only payable monthly. The holder of the note payable due to a former shareholder and present officer of the Company received 46,023 shares of Osicom's common stock in satisfaction of principal and accrued interest of $369,100 during October 1997 and January 1998.

     The Company was obligated under capital leases that expired on October 1, 1998. At January 31, 1998, the net book value of equipment under capital leases was $18,900. Remaining principal due was $17,900.

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)



F. DUE FROM OR TO AFFILIATES



     Due from affiliates at January 31, and April 30, 1999 represents a receivable from an Osicom subsidiary. Charges to this subsidiary for manufactured goods and other expenses, including charges related to the sale of the Company's Stand-Alone Print Server Line, for the year ended January 31, 1999 and the three months ended April 30, 1999 were approximately $1,410,500 and $1,454,500, respectively.



     Due to affiliates consist of:



                                                 JANUARY 31,          APRIL 30,
                                           -----------------------   -----------
                                              1998         1999         1999
                                           ----------   ----------   -----------
                                                                     (UNAUDITED)
Due to Osicom............................  $1,812,200   $5,884,800   $5,888,700
Due to Uni-Precision.....................     358,800      538,300    1,203,700
                                           ----------   ----------   ----------
                                           $2,171,000   $6,423,100   $7,092,400
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------



     From time to time the Company has received non-interest bearing advances, including payments of expenses on behalf of the Company, from Osicom which are subordinate to bank debt. As of January 31, 1998, Osicom began accruing interest on the outstanding balance at prime plus 3% per year (10.8% at April 30, 1999).



     In the ordinary course of business a wholly-owned subsidiary of Osicom, Uni-Precision Industrial, Ltd. ('Uni'), manufactured and assembled products for the Company on a competitive bid basis. During the years ended January 31, 1998 and 1999 and the three months ended April 30, 1998 and 1999 purchases from Uni were $775,600, $1,557,200, $295,757 and $1,328,900 of which $358,800, $538,300 and $1,203,700 were unpaid at January 31, 1998, 1999 and April 30, 1999.


G. LEASES AND OTHER COMMITMENTS

(I) LEASES


     Rental expense under operating leases was $291,600, $330,800 and $460,500 for the years ended January 31, 1997, 1998 and 1999, respectively. Rent expense for the quarters ended April 30, 1998 and 1999 was $106,500 and $114,000, respectively. The table below sets forth minimum payments under operating leases with remaining terms in excess of one year, at January 31, 1999:


                                                          OPERATING
                                                            LEASES
                                                          ----------
2000....................................................  $  410,100
2001....................................................     410,100
2002....................................................     273,400
                                                          ----------
                                                          $1,093,600
                                                          ----------
                                                          ----------

  (II) EMPLOYMENT CONTRACT


     The company has an employment contract with its Vice President, Industrial Automation, Embedded Markets Europe with an indefinite term. Either party can terminate the agreement with six month notice. The contract provides for base compensation of $125,000 per year plus commissions up to $125,000 per year.

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)


H. LITIGATION

     The Company is not aware of any claims or actions pending against it.

I. STOCKHOLDERS' EQUITY

     (i) The Company amended its Certificate of Incorporation in August 1998 to authorize the issuance of the following shares:

        35,000,000 shares of Common Stock ($0.01 par value)
         5,000,000 shares of Preferred Stock ($0.01 par value)

     The Company's Board of Directors has discretion to issue preferred stock in such series and with such preferences as it may designate without the approval of the holders of common shares. As of January 31, 1999 no such designations have been made.


     (ii) On June 30, 1999, the Company effected a 100,000-for-one stock split resulting in 10,000,000 shares being issued and outstanding post-split. In connection with the split, Osicom exchanged its 10,000,000 shares of common stock for 9,000,000 shares of non voting and 1,000,000 shares of voting common stock.


     All shareholder's equity accounts have been retroactively restated to reflect these changes.


     (iii) Upon consummation of the offering, the Company will grant options to officers, employees and directors for the purchase of approximately 2,950,000 shares. The exercise price will be the same as the offering price to the public.


J. OTHER CAPITAL STOCK TRANSACTIONS AND BUSINESS ACQUISITIONS

     Options and Warrants -- During September 1996, options and warrants to acquire 505,700 Class A common shares at prices ranging from $0.10 to $0.75 were exercised in 'cashless' transactions. In satisfaction of the $346,700 liability representing the difference between the agreed upon value of the Company's common stock in connection with the acquisition by Osicom of $1.27 and the exercise price due upon exercise, the Company issued 299,200 shares of Class A common stock to the holders.

K. STOCK OPTION PLANS AND STOCK AWARD PLAN

     The Company adopted two stock option plans in August 1998: The 1998 Incentive and Non-Qualified Stock Option Plan and the 1998 Director Option Plan. The purpose of these plans is to attract, retain, motivate and reward officers, directors, employees and consultants of the Company to maximize their contribution towards the Company's success. All options will be granted at prices not less than fair value at the date of grant and will have terms varying up to 10 years.

     Additionally, the employees of the Company hold options granted under Osicom's stock option plans. All stock options are granted at not less than the fair market value on the date of grant. Under the plans, options generally vest over a two-year period from the date of grant.

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)


     The following table summarizes the activity in the Osicom stock option plans as it relates to the employees of the Company:


                                                                 WEIGHTED AVERAGE
                                              NUMBER OF SHARES    EXERCISE PRICE
                                              ----------------    --------------
Shares under option at January 31, 1996.....           --                 --
  Granted...................................       98,054             $30.48
  Exercised.................................           --                 --
  Canceled..................................           --                 --
                                                  -------
Shares under option at January 31, 1997.....       98,054              30.48
  Granted...................................       41,407              28.76
  Exercised.................................        5,812              31.88
  Canceled..................................        4,191              24.72
                                                  -------
Shares under option at January 31, 1998.....      129,458              30.06
  Granted...................................      187,737              11.63
  Exercised.................................        5,091              31.88
  Canceled..................................       39,272              33.96
                                                  -------
Shares under option at January 31, 1999.....      272,832              16.78
  Granted...................................       79,925              15.56
  Exercised.................................      --                 --
  Canceled..................................       15,419              14.38
                                                  -------
Shares under option at April 30, 1999
  (unaudited)...............................      337,338              16.60
                                                  -------
                                                  -------



     Additional information about outstanding options to purchase Osicom common stock held by employees of the Company at April 30, 1999 is as follows:



                                           OUTSTANDING
                             ---------------------------------------          EXERCISABLE
                                             WEIGHTED AVERAGE          -------------------------
      EXERCISE PRICE                   -----------------------------            WEIGHTED AVERAGE
         PER SHARE           SHARES    LIFE (YEARS)   EXERCISE PRICE   SHARES    EXERCISE PRICE
         ---------           -------   ------------   --------------   ------   ----------------
$4.78 to $9.39.............  118,045       9.5            $ 6.82           --            --
$10.88 to $19.31...........  128,880       8.4             15.69       20,395        $15.94
$20.81 to $32.25...........   85,413       3.2             29.83       80,413         29.81
$45.00.....................    5,000       9.3             45.00           --            --
                             -------                                  -------
$4.78 to $45.00............  337,338       7.5             16.60      100,808        27.01
                             -------                                  -------
                             -------                                  -------



     All stock options issued to employees have an exercise price not less than the fair market value of the Osicom's Common Stock on the date of grant, and in accordance with the accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates in accordance with the method delineated in SFAS No. 123, the Company's income (loss) and per share amounts for the years ended January 31, 1997, 1998, 1999 and the three months ended April 30, 1998 and 1999, would have been revised to the pro forma amounts presented below:

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)



                                   JANUARY 31,                     APRIL 30,
                       ------------------------------------   --------------------
                          1997        1998         1999         1998        1999
                       ----------   ---------   -----------   ---------   --------
                                                                  (UNAUDITED)
Net income (loss):
  As reported........  $1,220,100   $(176,400)  $(2,422,200)  $(650,700)  $ 15,500
  Pro forma..........  $  627,900   $(528,300)  $(2,702,200)  $(607,700)  $(56,500)
Basic income (loss)
  per share:
  As reported........  $     0.17   $   (0.02)  $     (0.24)  $   (0.07)  $  (0.00)
  Pro forma..........  $     0.09   $   (0.05)  $     (0.27)  $   (0.06)  $  (0.01)



     The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants during the year ended January 31, 1997: expected life of option 3 years, expected volatility of 45%, risk free interest rate of 6.25% and a 0% dividend yield. The fair value, at date of grant, using these assumptions was $7.67 to $11.74 per option and the weighted average was $11.23. The assumptions for the year ended January 31, 1998 were: expected life of option
3 years, expected volatility of 45%, risk free interest rate of 5.35% and a 0% dividend yield. The fair value, at date of grant, using these assumptions was $2.04 to $11.44 and the weighted average was $5.27. The assumptions for the year ended January 31, 1999 and the three months ended April 30, 1998 and 1999 were: expected life of option of 3 years, expected volatility of 45%, risk free interest rate of 5.28% and a 0% dividend yield. The fair value, at date of grant, using these assumptions was $1.23 to $9.52 per option and the weighted average was $3.11, $4.88, and $5.57 for the year ended January 31, 1999, and the three months ended April 30, 1998 and 1999, respectively.


L. INCOME TAXES

     The Company's provision for taxes on income consists of for the fiscal years ended January 31:


                                                     1997       1998     1999
                                                   --------   --------   ----
Income taxes:
  Current........................................  $  --      $  --      $--
  Deferred.......................................     --         --       --
                                                   --------   --------   ----
       Total.....................................     --         --       --
  Allocation of tax expense to discontinued
     operations..................................   968,600    493,000    --
                                                   --------   --------   ----
  Income tax benefit.............................  $968,600   $493,000   $--
                                                   --------   --------   ----
                                                   --------   --------   ----


     The Company's operations generate permanent and temporary differences for depreciation, amortization, and valuation allowances. The Company has recorded a 100% valuation allowance against its deferred tax assets, including net operating loss and research credit carryforwards, in accordance with the provisions of Statement of Financial Accounting Standards No. 109. Such allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax assets and liabilities are comprised of the following at January 31:

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)





                                                     JANUARY 31,
                                               -----------------------
                                                 1998         1999
                                               ---------   -----------
Deferred tax assets:
  Valuation allowances.......................  $  88,200   $   178,900
  Research and development credits...........    210,000       210,200
  Tax loss carryforward......................    656,900     1,582,200
  Other......................................     34,400        39,800
                                               ---------   -----------
     Gross deferred tax assets...............    989,500     2,011,100
  Less: valuation allowance..................   (757,300)   (1,812,800)
                                               ---------   -----------
     Deferred tax asset......................    232,200       198,300
                                               ---------   -----------
Deferred tax liabilities:
  Software development costs.................   (232,200)     (198,300)
                                               ---------   -----------
     Deferred tax liabilities................   (232,200)     (198,300)
                                               ---------   -----------
     Net deferred tax asset (liability)......  $  --       $   --
                                               ---------   -----------
                                               ---------   -----------


     At January 31, 1999, the Company has federal net operating losses ('NOL') of approximately $3,753,700 and research and development credits of $210,200 which may be available to reduce future taxable income; these carryforwards expire at various dates through 2014. The Internal Revenue Code of 1986, as amended ('Code'), reduces the extent to which NOLs and tax credit carryforwards may be utilized in a single taxable year in the event there has been an 'ownership change' of a company as defined by applicable Code provisions. The acquisition of the Company by Osicom in September 1996 resulted in such an ownership change. $558,900 of the Company's NOL's expiring in years ending January 31, 2008 through 2010 are subject to annual limitation of approximately $290,000. Further ownership changes, as defined by the Code, may reduce the extent to which any net operating losses and credits may be utilized. These carryforwards expire as follows:


                                                           NOL       CREDITS
                                                           ---       -------
2008..................................................  $  170,100   $ 54,800
2009..................................................         400    102,300
2010..................................................     389,800     53,100
2013..................................................     998,100      --
2014..................................................   2,195,300      --
                                                        ----------   --------
                                                        $3,753,700   $210,200
                                                        ----------   --------
                                                        ----------   --------


     The reconciliation between income tax expense and a theoretical United States tax computed by applying a rate of 35% for the fiscal years ended January 31, 1999, 1998 and 1997 is as follows:

                                            1997          1998          1999
                                         -----------   -----------   -----------
Loss before income taxes from
  continuing operations................  $(1,078,000)  $(1,346,000)  $(2,132,400)
                                         -----------   -----------   -----------
                                         -----------   -----------   -----------
Theoretical tax expense (benefit) at
  35%..................................  $  (377,300)  $  (471,100)  $  (746,300)
Impact of non-qualified stock
  options..............................      --            (60,000)      (24,300)
Impact of state taxes and other........     (164,300)      (83,600)     (284,900)
Change in valuation allowance..........     (427,000)      121,700     1,055,500
                                         -----------   -----------   -----------
Tax benefit............................  $  (968,600)  $  (493,000)  $   --
                                         -----------   -----------   -----------
                                         -----------   -----------   -----------

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)

M. EARNINGS PER SHARE CALCULATION

     The following data show the amounts used in computing basic earnings per share.


                                                                                 THREE MONTHS
                                           YEAR ENDED JANUARY 31,               ENDED APRIL 30,
                                    -------------------------------------   -----------------------
                                       1997         1998         1999          1998         1999
                                    ----------   ----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
Net income (loss).................  $1,220,100   $ (176,400)  $(2,422,200)  $ (650,700)  $   15,500
Less: preferred dividends.........      --           --           --            --               --
                                    ----------   ----------   -----------   ----------   ----------
Net income (loss) available to
  common shareholders used in
  basic EPS.......................  $1,220,100   $ (176,400)  $(2,422,200)  $ (650,700)  $   15,500
                                    ----------   ----------   -----------   ----------   ----------
                                    ----------   ----------   -----------   ----------   ----------
Average number of common shares
  used in basic EPS...............   7,158,300   10,000,000    10,000,000   10,000,000   10,000,000
                                    ----------   ----------   -----------   ----------   ----------
                                    ----------   ----------   -----------   ----------   ----------



     The Company had a net loss for the fiscal years ending January 31, 1998 and 1999 and for the three month period ended April 30, 1998. Accordingly, the effect of dilutive securities including warrants to acquire common stock and stock options, vested and nonvested, are not included in the calculations of EPS because their effect would be antidilutive. The following data shows the effect on income and the weighted average number of shares of dilutive potential common stock.




                                                                                THREE MONTHS
                                         YEAR ENDED JANUARY 31,                ENDED APRIL 30,
                                  -------------------------------------   -------------------------
                                     1997         1998         1999          1998          1999
                                  ----------   ----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)
Net income (loss) available to
  common shareholders used in
  basic EPS.....................  $1,220,100   $ (176,400)  $(2,422,200)  $  (650,700)  $    15,500
Adjustments.....................      --               --       --            --            --
                                  ----------   ----------   -----------   -----------   -----------
Net income (loss) available to
  common shareholders after
  assumed conversions of
  dilutive securities...........  $1,220,100   $ (176,400)  $(2,422,200)  $  (650,700)  $    15,500
                                  ----------   ----------   -----------   -----------   -----------
Average number of common shares
  used in basic EPS.............   7,158,300   10,000,000    10,000,000    10,000,000    10,000,000
Effect of dilutive securities:
     Convertible preferred
       stock....................   1,149,100       --           --            --            --
     Warrants...................     517,600       --           --            --            --
     Stock benefit plans........      48,100       --           --            --            --
                                  ----------   ----------   -----------   -----------   -----------
Average number of common shares
  and dilutive potential common
  stock used in diluted EPS.....   8,873,100   10,000,000    10,000,000    10,000,000    10,000,000
                                  ----------   ----------   -----------   -----------   -----------
                                  ----------   ----------   -----------   -----------   -----------



     The shares issuable upon exercise of options and warrants represent the quarterly average of the shares issuable at exercise net of the shares assumed to have been purchased, at the average market price for the period, with the assumed exercise proceeds. Accordingly, options with exercise prices in excess of the average market price for the period are excluded because their effect would

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)

be antidilutive. The average market price for the periods presented has been assumed to be equal to the offering price of the shares to be issued in connection with the Company's planned initial public offering. All options outstanding during the periods presented are exercisable at prices equal to or greater than this price and are therefore excluded from diluted income per share as they would be antidilutive.
[/R]



N. OTHER RELATED PARTY TRANSACTIONS

     Summarized below are all material related party transactions entered into by the Company and its subsidiaries during the periods presented not otherwise disclosed in these notes.


     The Company had outstanding indebtedness to former shareholders and a current officer of the Company as more fully described in Note E. During the fiscal years ended January 31, 1997 and 1998 the interest expense incurred on these notes was $22,300 and $27,100, respectively.


O. SUPPLEMENTAL CASH FLOW DISCLOSURES

     The stock issued by Osicom in satisfaction of a note payable including accrued interest to a current officer and former shareholder of the Company neither provided nor used cash. Accordingly, the values assigned to such stock have been excluded from the statements of cash flows.

     Interest paid approximated the related expenses for the fiscal years ended January 31, 1997, and 1998. Interest paid for the fiscal year ended January 31, 1999 was approximately $262,800. Interest paid was $74,400 and $102,300 for the three month periods ended April 30, 1998 and 1999, respectively.



     No income taxes were paid for the years ended January 31, 1997, 1998 and 1999 or the three month period ended April 30, 1999.


P. CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade receivables. As regards the former, the Company places its temporary cash investments with high credit financial institutions and limits, by policy, the amount of credit exposure to any one institution. No accounts at a single bank accounted for more than 10% of current assets.

     Substantially all of the Company's OEM customers in the imaging market are headquartered in Japan. The current economic conditions existing in many Asian countries, including Japan, are uncertain and may have a significant effect on the business operations of such OEM customers. Consequently, the Company's dependence on its OEM customers in the imaging market in Japan and the uncertain factors affecting Japan's economic condition could have a material adverse effect on the Company's business, operating results, cash flows and financial condition.

     Although the Company is directly affected by the economic well being of its significant customers listed in the following tables, management does not believe that significant credit risk exists at January 31, 1999. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral.

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)




     The following data shows the customers accounting for more than 10% of net receivables:



                                                               JANUARY 31,       APRIL 30,
                                                              -------------     -----------
                                                              1998     1999        1999
                                                              ----     ----     -----------
                                                                                (UNAUDITED)
Customer A..................................................   2.0%    18.5%       22.0%
Customer B..................................................   2.6      5.9        15.0
Customer C..................................................   --      13.7        12.0
Customer D..................................................   --      19.7         7.0
Customer E..................................................  18.6      4.0         2.0
Customer F..................................................  26.6      --        --
Customer G..................................................  17.0      --        --


     The following data shows that sales to major customers as a percentage of net sales:



                                                                                       THREE MONTHS
                                                        YEARS ENDED JANUARY 31,      ENDED APRIL 30,
                                                       -------------------------     ----------------
                                                       1997      1998      1999      1998        1999
                                                       -----     -----     -----     ----        ----
                                                                                       (UNAUDITED)
Customer H........................................      -- %      7.1%     11.6%      --%        13.3%
Customer E........................................      6.7       8.7      11.6      22.6         2.2
Customer D........................................      --        8.8      11.4       4.8         4.0
Customer A........................................      --        2.9       9.6       4.9        18.3
Customer I........................................     21.0      33.7       7.9       4.0         3.1
Customer J .......................................      --        --        7.4      20.0         --
Customer K........................................      3.2      13.8       7.2      15.9         3.8
Customer C........................................      --        --        4.3       --         27.3
Customer L........................................      0.4      10.8       3.5       0.5         2.0
Customer B........................................      --        1.5       2.6       4.3        10.5
Customer M........................................     10.4       2.3       --        1.1         0.7
Customer N........................................     33.3       5.3       --        --          --


Q. DISCONTINUED OPERATION


     Effective May 1, 1998 the Company sold its Stand-Alone Print Server Line to Osicom as described in Note A. The agreement provides for the terms and conditions of the transfer by the Company to Osicom of the right to manufacture and sell Stand-Alone Print Server products. The agreement provides that Osicom shall have the right to manufacture and sell the Company's Stand-Alone Print Servers to distributors who will then market such products directly to the consumer. The Company has assigned accounts receivables accruing after July 31, 1998, computer software and furniture, fixtures, equipment, software licenses and trademarks to Osicom. Any future licensing fees will be paid by Osicom. Osicom has the option to acquire inventory of Stand-Alone Print Servers at the Company's cost during the period of the agreement. The agreement requires the Company to provide certain engineering support to Osicom, for which Osicom shall pay 100% of the actual cost of such support to the Company. It also requires Osicom to assign all its rights in the trademark NET+ARM to the Company and requires Osicom to use its best efforts to obtain a consent in writing from ARM Limited to the assignment of the rights to NET+ARM. The agreement is for one year unless earlier terminated by mutual agreement. Lastly, Osicom has agreed to cause certain intellectual property previously owned by Osicom to be co-owned by the Company and Osicom.

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)




     The Company entered into a supply agreement with Osicom pursuant to which the Company sells to Osicom several products, including the NET+ARM chips for fixed prices. The prices are subject to change consistent with any changes in the Company's costs for such products. The agreement also provides that Osicom manufacturers products for the Company at Osicom's best price, as determined by mutual agreement. The agreement has a term of five years and does not obligate Osicom to purchase any products from the Company or the Company to utilize Osicom for manufacturing.


     The Company and Osicom entered into a one year sublease agreement for approximately 6,000 square feet of office space at the Company's facilities for an annual rental of $88,000 per year payable quarterly. The sublease may be extended for one year terms for the term of the Company's facility lease.

R. SEGMENT INFORMATION


     Information in the table below is presented on the same basis utilized by the Company to manage its business. Export sales and certain income and expense items are reported in the geographic area where the final sale to customers is made, rather than where the transaction originates.



                                                                                 THREE MONTHS
                                           YEARS ENDED JANUARY 31,              ENDED APRIL 30,
                                    -------------------------------------   -----------------------
                                       1997         1998         1999          1998         1999
                                    ----------   ----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
Net sales:
  United States...................  $6,934,200   $5,653,500   $ 6,683,800    $ 458,500   $3,452,700
  Asia............................      --        1,150,700     5,355,800    1,219,800    2,028,900
  Europe..........................     510,300    1,089,500       960,500      497,500      302,900
  Other...........................      --           26,600       372,900        9,200       30,000
                                    ----------   ----------   -----------   ----------   ----------
     Total net sales..............  $7,444,500   $7,920,300   $13,373,000   $2,185,000   $5,814,500
                                    ----------   ----------   -----------   ----------   ----------
                                    ----------   ----------   -----------   ----------   ----------


     There were no long-lived assets at any foreign locations during the years presented.

                                NETSILICON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
             (Information for April 30, 1998 and 1999 is unaudited)


S. VALUATION AND QUALIFYING ACCOUNTS

Changes in the inventory valuation reserve were as follows:


Balance at January 31, 1996.................................  $ 297,000
  Additions charged to costs and expenses...................    156,000
  Amounts used during year..................................    (62,000)
                                                              ---------
Balance at January 31, 1997.................................    391,000
  Additions charged to costs and expenses...................    146,000
  Amounts used during year..................................   (345,000)
                                                              ---------
Balance at January 31, 1998.................................    192,000
  Additions charged to costs and expenses...................    131,800
  Amounts used during year..................................   (199,200)
                                                              ---------
Balance at January 31, 1999.................................    124,600
  Additions charged to costs and expenses...................     30,000
  Amounts used during the quarter...........................    (44,800)
                                                              ---------
Balance at April 30, 1999...................................  $ 109,800
                                                              ---------
                                                              ---------


Changes in the accounts receivable valuation reserve were as follows:


Balance at January 31, 1996.................................  $ 416,500
  Additions charged to costs and expenses...................     --
  Amounts used during year..................................   (136,500)
                                                              ---------
Balance at January 31, 1997.................................    280,000
  Additions charged to costs and expenses...................     22,600
  Amounts used during year..................................   (285,500)
                                                              ---------
Balance at January 31, 1998.................................     17,100
  Additions charged to costs and expenses...................    312,000
  Amounts used during year..................................    (29,100)
                                                              ---------
Balance at January 31, 1999.................................    300,000
  Additions charged to costs and expenses...................     80,000
  Amounts used during the quarter...........................     --
                                                              ---------
Balance at April 30, 1999...................................  $ 380,000
                                                              ---------
                                                              ---------


     Note: See Managements' Discussion and Analysis of Financial Condition and Results of Operations.

                                   [GRAPHIC]

Graphic titled The NET+Works Comprehensive Solution. The graphic depicts a three dimensional, four color box divided into quarters. Each quarter is connected to the clockwise adjacent quarter by an arrow. The four quarters of the box are labeled as follows (clockwise from lower right): 'NET+Works Development Tools and Support', Fully Integrated by NETsilicon', 'NET+ARM Hardware', 'NET+Works Software'. Below the box is a listing of the following NET+ product categories:
NET+ Drivers, NET+Protocols, NET+Services, NET+Industry Applications,
NET+APIs, NET+ DMA. NETsilicon, Inc.'s logo is located in the lower right hand corner of the graphic.

--------------------------------------------------------------------------------




                                    [LOGO]

                                NETSILICON, INC.
                                5,000,000 SHARES
                                  COMMON STOCK
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------
                                            , 1999


                               CIBC WORLD MARKETS
                           U.S. BANCORP PIPER JAFFRAY


--------------------------------------------------------------------------------



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.



UNTIL                , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses (other than underwriting discounts and commissions) payable in connection with this offering of the shares of Common Stock offered hereby are as follows:


                                                                 AMOUNT
                                                                 ------
Securities and Exchange Commission registration fee.........  $   19,821.40
NASD filing fee.............................................       4,985.00
Nasdaq filing fee...........................................      48,000.00
Printing and engraving expenses.............................     300,000.00
Legal fees and expenses.....................................     200,000.00
Accounting fees and expenses................................     100,000.00
Blue Sky fees and expenses (including legal fees)...........      15,000.00
Transfer agent and registrar fees and expenses..............      25,000.00
Miscellaneous...............................................     287,193.60
                                                              -------------
     Total..................................................  $1,000,000.00
                                                              -------------
                                                              -------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Articles of Organization permit indemnification to the fullest extent permitted by Massachusetts law. The Registrant's By-laws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Massachusetts Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the Registrant's By-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein.

The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Massachusetts law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant expects to obtain a directors and officers liability insurance policy prior to the effective date of this Registration Statement.

The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to Section 8 of the form of Underwriting Agreement which will be filed by amendment as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


     1.1      -- Form of Underwriting Agreement.
     3.1      -- Restated Articles of Organization of the Company.........
    *3.3      -- Amended and Restated By-laws of the Company..............
    *4.       -- Specimen of stock certificate for shares of common
                stock.....................................................
     5.1      -- Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
                LLP.......................................................
    10.1      -- NETsilicon, Inc. Amended and Restated 1998 Incentive and
                Nonqualified Stock Option Plan............................
    10.2      -- NETsilicon, Inc. 1998 Amended and Restated Director Stock
                Option Plan...............................................
   *10.3      -- Supply Agreement between Osicom Technologies, Inc. and
                the Company dated as of May 1, 1998.......................
   *10.4      -- Intercompany Agreement between Osicom Technologies, Inc.
                and the Company dated as of May 1, 1998...................
   *10.5      -- Agreement of Sublease between Osicom Technologies, Inc.
                and the Company dated as of August 1, 1998................
   *10.6      -- Loan and Security Agreement between the Company and Coast
                Business Credit dated October 11, 1996, as amended........
   *10.7      -- Amendment No. 2 to the Loan and Security Agreement
                between the Company and Coast Business Credit dated
                October 28, 1998..........................................
   *10.8      -- Employment Agreement between the Company and Michael
                Evensen dated October 1, 1998.............................
   *10.10     -- Trademark License Agreement between ARM Limited and
                Osicom Technologies Inc. dated July 14, 1998..............
   *10.11     -- Software License Agreement between Integrated Systems,
                Inc. and Osicom Technologies Inc. dated November 14, 1997, as amended................................................
   *10.12     -- License Agreement between Peerless Systems Corporation
                and Osicom Technologies Incorporated, DPI Print Server
                Division for Peerless Standard Input/Output (PSIO) dated
                August 10, 1998...........................................
   *10.13     -- Novell Embedded Systems Technology Master Agreement
                between Novell, Inc. and Digital Products, Inc., dated
                December 1, 1995, as amended..............................
   *10.14     -- Letter Agreement Amendment to Intercompany Agreement
                between Osicom Technologies, Inc. and the Company.........
   *10.15     -- Letter Agreement between the Company and Cornelius
                Peterson VIII.............................................
    23.1      -- Consent of BDO Seidman, LLP..............................
    23.3      -- Consent of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
                LLP (to be included in Exhibit 5.1).......................
    24.1      -- Power of Attorney (included on signature page)...........
    27.1      -- Financial Data Schedule..................................


------------

 * Previously filed.

     (b) Financial statement schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are either included in the financial statements or are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in 'Calculation of Registration Fee' table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

        (iv) To reflect the results of this offering.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (1) to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the Prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the Underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the Underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the Underwriters is to be made on terms differing from those set forth on the cover page of the Prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on July 2, 1999.


                                          NETSILICON, INC.

                                          By:       /S/ CORNELIUS PETERSON

                                          ......................................
                                                  CORNELIUS PETERSON VIII
                                            CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cornelius Peterson VIII, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURES                                  TITLE(S)                       DATE
                ----------                                  --------                       ----
          /S/ CORNELIUS PETERSON            Chairman of the Board, President and       July 2, 1999
 .........................................    Chief Executive Officer
         CORNELIUS PETERSON VIII

          /S/ DANIEL J. SULLIVAN            Vice President -- Finance, Chief           July 2, 1999
 .........................................    Financial Officer
            DANIEL J. SULLIVAN

          /S/ FRANCIS E. GIRARD             Director                                   July 2, 1999
 .........................................
            FRANCIS E. GIRARD

           /S/ WILLIAM JOHNSON              Director                                   July 2, 1999
 .........................................
             WILLIAM JOHNSON

          /S/ EDWARD B. ROBERTS             Director                                   July 2, 1999
 .........................................
         EDWARD B. ROBERTS, PH.D.

           /S/ F. GRANT SAVIERS             Director                                   July 2, 1999
 .........................................
             F. GRANT SAVIERS


                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION                           PAGE NO.
-----------                           -----------                           --------
     1.1      -- Form of Underwriting Agreement...........................
     3.1      -- Restated Articles of Organization of the Company.........
    *3.3      -- Amended and Restated By-laws of the Company..............
    *4        -- Specimen of stock certificate for shares of common
                stock.....................................................
     5.1      -- Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
                LLP.......................................................
    10.1      -- NETsilicon, Inc. Amended and Restated 1998 Incentive and
                Nonqualified Stock Option Plan............................
    10.2      -- NETsilicon, Inc. 1998 Amended and Restated Director Stock
                Option Plan...............................................
   *10.3      -- Supply Agreement between Osicom Technologies, Inc. and
                the Company dated as of May 1, 1998.......................
   *10.4      -- Intercompany Agreement between Osicom Technologies, Inc.
                and the Company dated as of May 1, 1998...................
   *10.5      -- Agreement of Sublease between Osicom Technologies, Inc.
                and the Company dated as of August 1, 1998................
   *10.6      -- Loan and Security Agreement between the Company and Coast
                Business Credit dated October 11, 1996, as amended........
   *10.7      -- Amendment No. 2 to the Loan and Security Agreement
                between the Company and Coast Business Credit dated
                October 28, 1998..........................................
   *10.8      -- Employment Agreement between the Company and Michael
                Evensen dated October 1, 1998.............................
   *10.10     -- Trademark License Agreement between ARM Limited and
                Osicom Technologies Inc. dated July 14, 1998..............
   *10.11     -- Software License Agreement between Integrated Systems,
                Inc. and Osicom Technologies Inc. dated November 14, 1997, as amended................................................
   *10.12     -- License Agreement between Peerless Systems Corporation
                and Osicom Technologies Incorporated, DPI Print Server
                Division for Peerless Standard Input/Output (PSIO) dated
                August 10, 1998...........................................
   *10.13     -- Novell Embedded Systems Technology Master Agreement
                between Novell, Inc. and Digital Products, Inc., dated
                December 1, 1995, as amended..............................
   *10.14     -- Letter Agreement Amendment to Intercompany Agreement
                between Osicom Technologies, Inc. and the Company.........
   *10.15     -- Letter Agreement between the Company and Cornelius
                Peterson VIII.............................................
    23.1      -- Consent of BDO Seidman, LLP..............................
    23.3      -- Consent of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
                LLP (to be included in Exhibit 5.1).......................
    24.1      -- Power of Attorney (included on signature page)...........
    27.1      -- Financial Data Schedule..................................


------------

 * Previously filed.





                         STATEMENT OF DIFFERENCES
          The trademark symbol shall be expressed as..........'TM'